       As filed with the Securities and Exchange Commission on October 21, 2005.

                                                     REGISTRATION NO. __________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 BMB MUNAI, INC.
                 (Name of Small Business Issuer in its Charter)

            Nevada                          1311                 30-0233726
------------------------------- ---------------------------- -------------------
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                 20A Kazibek Bi Street, Almaty Kazakhstan 050010
                                 (912) 264-0505
    -------------------------------------------------------------------------
   (Address and Telephone Number of Registrant's Principal Place of Business)

                            Gateway Enterprises, Inc.
           3230 East Flamingo Road, Suite 156 Las Vegas, Nevada 89121
                                  800 992-4333
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                             Ronald L. Poulton, Esq.
                              Poulton & Yordan
            324 South 400 West, Suite 250, Salt Lake City, Utah 84101
                                 (801) 355-1341

Approximate Date of Proposed Sale to the Public: From time to time after this
                                                 Registration Statement becomes
                                                 effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box. [X]

If delivery of the prospectus is expected pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE

Title of each         Number of            Proposed Maximum    Proposed Maximum      Amount of
Class of Securities   Securities           Offering Price      Aggregate Offering    Registration
to be Registered      to be Registered     Per Share(1)        Price (1)             Fee
-------------------------------------------------------------------------------------------------
Common Stock          4,217,034               $7.43             $31,332,563            $3,692

(1)      Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, using the average of the bid and asked prices as reported on the Over-the-Counter Bulletin Board
         ("OTCBB") on October 19, 2005.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a)
may determine.

PROSPECTUS

                        4,217,034 Shares of Common Stock

                               [BMB MUNAI'S LOGO]

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 4,217,034 shares of our common stock, all of which are currently outstanding. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling stockholders) relating to this offering.

The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an "underwriter" as defined in the Securities Act of 1933, as amended.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "BMBM.OB." The average of the bid and ask price per share of our common stock as reported by the Over-the-Counter Bulletin Board on October 19 2005, was
$7.43

Investing in these Shares involves a high degree of risk. See "RISK FACTORS"
beginning on page 5 to read about factors you should consider before buying our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                 The date of this Prospectus is_________, 2005.

                               PROSPECTUS SUMMARY

                                   Our Company

         We are an independent oil and natural gas company engaged in the acquisition, exploration, development and production of crude oil and natural gas properties in the Republic of Kazakhstan, (sometimes also referred to herein as "Kazkahstan" or the "ROK"). We hold a contract that allows us to explore and develop approximately 460 square kilometers in western Kazakhstan. Our contract grants us the right to explore and develop the Aksaz, Dolinnoe and Emir oil and gas fields, as well as an area adjacent to these fields we refer to as the
Extended Territory.

         We are currently in the development stage. We generate revenue, income and cash flow by producing and marketing oil and natural gas from our oil and natural gas properties. We make significant capital expenditures in our exploration and development activities that we anticipate will allow us to increase and improve our ability to generate revenue. Our drilling strategy is focused toward enhancing cash flows and increasing proved developed reserves by drilling developmental wells within a proximity of existing wells, which we believe decreases our likelihood of drilling a dry hole, while at the same time increasing our current production and cash flow. As our cash flow and proved developed reserves grow, we will begin drilling exploratory wells to find new reservoirs or extend known reservoirs. We believe this strategy will result in growth of proved developed reserves, production and financial strength.

         Our principal executive offices are located at 20A Kazibek Bi Street,
Almaty 050010, Kazakhstan. We also maintain a U.S. office in Salt Lake City,
Utah, located at 324 South 400 West, Suite 250, Salt Lake City, Utah 84101. Our
telephone number in Almaty is +7 3232 58-85-17. Our telephone number in Salt
Lake City is (801) 355-2227. Our website address is www.bmbmunai.com.

                               Company Information

         We originally incorporated in Utah in July 1981 under the name Au `n
Ag, Inc. The corporation later changed its domicile to Delaware in February
1994. In April 1994, the corporation changed its name to InterUnion Financial
Corporation ("InterUnion"). On November 26, 2003, InterUnion executed an
Agreement and Plan of Merger with BMB Holding, Inc., a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of Kazakhstan. As a result of the merger, the shareholders of BMB Holding, Inc. obtained control of the corporation. BMB
Holding, Inc., was treated as the acquiror for accounting purposes. A new board of directors was elected that was comprised primarily of the former directors of
BMB Holding, Inc. In connection with the Agreement and Plan of Merger, the name of the corporation was changed to BMB Munai, Inc. We changed domicile of the corporation from Delaware to Nevada in December 2004.

                                  The Offering

Securities Offered:        4,217,034 Shares of $0.001 par value Company common
                           stock.

Use of Proceeds:           All of the net proceeds from the sale or our common
                           stock covered by this prospectus will be received by
                           the selling stockholders who offer and sell shares of
                           our common stock. We will not receive any procceds
                           from the sale of our common stock offered by the
                           selling stockholders.

OTC Bulletin Board Symbol: "BMBM.OB"

                          Summary Financial Information

         In the table below, we provide you with historical summary financial data for the fiscal year ended March 31, 2005 and the period from inception,
(May 6, 2003) through March 31, 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for, and as of the end of, the three months ended June 30,
2005 and 2004, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and
"Management's Discussion and Analysis of Financial Condition and Results of
Operations" included elsewhere in this prospectus. Unless otherwise indicated
all historical financial, reserve and operations information contained in this summary is stated in thousands.

                                           Year ended          Period from Inception            Three months ended June 30,
                                            March 31,          (May 6, 2003) through        ---------------------------------
                                              2005                March 31, 2004                2005               2004
                                          --------------     --------------------------     -------------     ---------------
                                                                                             (Unaudited)        (Unaudited)
Statement of Operations Data:
     Revenues                                 $     974              $      -                  $    663           $   119
     Total Expenses                           $   4,599              $    787                  $  1,142           $   593
     Loss from Operations                     $   3,626              $    787                  $    479           $   474
     Net Loss                                 $   3,124              $    614                  $    538           $   602
     Basic and Diluted Loss per Share         $    0.12              $   0.08                  $   0.02           $  0.03

         The table below sets forth a summary of our consolidated balance sheet data as of March 31, 2005, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for, and as of, the end of the three months ended June 30, 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

                                                                      March 31, 2005                     June 30, 2005
                                                              -------------------------------     ----------------------------
                                                                                                          (Unaudited)
Balance Sheet Data:
     Cash and Cash Equivalents                                          $     9,990                     $      7,886
     Inventories                                                        $     3,227                     $      3,876
     Prepaid Expenses and Other Assets, Net                             $     4,172                     $      4,447
     Oil and Gas Properties, Full Cost Method, Net                      $    42,964                     $     48,956

     Total Assets                                                       $    62,034                     $     66,469
     Total Current Liabilities                                          $     6,998                     $      5,885
     Total Long-Term Liabilities                                        $       283                     $        283
     Total Shareholders' Equity                                         $    62,034                     $     66,469

                  Summary Historical Reserve and Operating Data

         The following table presents summary information regarding our estimated oil and natural gas reserves as of March 31, 2005. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, and, except as otherwise indicated, give no effect to state income taxes. The estimates of proved reserves are based on a reserve report prepared by Chapman Petroleum
Engineering Petroleum Ltd., our independent petroleum engineers. For additional information regarding our reserves, please read "Business and Properties - Oil and Natural Gas Reserves" and note 22 to our 2005 annual consolidated financial statements.

Reserve Data:

                                                                           Proved Reserves
                                                                        As of March 31, 2005
                                                   ----------------------------------------------------------------
                                                      Developed(1)            Undeveloped(2)            Total
                                                   -----------------      --------------------    -----------------
Oil and condensate (MBbls)(3)                              13,614                  20,344               33,958
Natural gas (MMcf)                                         15,917                  25,817               41,734
   Total BOE (MBbls)                                       16,267                  24,647               40,914

Estimated future net revenue before income
  taxes                                                 $ 183,285               $ 263,603            $ 446,888
Present value of estimated future net
  revenue before income taxes (discounted
  10% per annum)(4)                                     $  61,881               $  24,107            $  85,988
Standardized measure of discounted future
  net cash flows(5)                                                                                  $ 115,085

(1)  Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods.
(2)  Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
(3)  Includes natural gas liquids.
(4)  Estimated future net reserves represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated future production and development costs, using the average oil and gas prices we had been receiving in the Kazakhstan domestic market, as of March
     31, 2005, which were $0.50 per MMbtu of natural gas and $21.27 per Bbl of oil.
(5)  The standardized measure of discounted future net cash flows represents the present value of future cash flow after income tax discounted at 10%.

         The following table presents summary information regarding our historical operating data for the year ended March 31, 2005, and the period from inception (May 6, 2003) to March 31, 2004 and for the three months ended June
30, 2005 and 2004.

                                                                                Period from         For the Three Months Ended
                                                        For the Year          Inception (May 6,              June 30,
                                                            Ended                  2003) to       -----------------------------
                                                        March 31, 2005          March 31, 2004        2005            2004
                                                     -------------------     -------------------  ------------    -------------
Production:
   Oil and condensate (Bbls)                                 $  69                    $  -          $   41           $   11
   Natural gas liquids (Bbls)                                $   -                    $  -          $    -           $    -
   Natural gas (Mcf)                                         $   -                    $  -          $    -           $    -
   Barrels of oil equivalent (BOE)
Average Sales Price(1)
   Oil and condensate ($ per Bbl)                            $15.17                   $  -          $17.98           $13.22
   Natural gas liquids ($ per Bbl)
   Natural gas ($ per Mcf)
   Barrels of oil equivalent ($ per BOE)

Average oil and natural gas operating
   expenses including production and ad
   valorem taxes ($ per BOE)(2)                              $ 3.08                   $  -           $1.03            $2.70

(1)  During the period from inception through the year ended March 31, 2005, the
     Company has not engaged in any hedging activities, including derivatives.
(2)  Includes direct lifting costs (labor, repairs and maintenance, materials and supplies), expensed workover costs and the administrative costs of field production personnel, insurance and production and ad valorem taxes.

                                  RISK FACTORS

         Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         In addition, this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities and Exchange Act of 1934, as amended.
Forward-looking statements are identified by words such as "believe,"
"anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below. The registrant would also like to clarify that the risk factors described below relate to the business of BMB Munai, Inc. and its wholly-owned operating subsidiary, Emir Oil, LLP, on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list. BMB Munai, Inc. and Emir Oil, LLP, are referred to collectively throughout this prospectus as "we," "us," "our" and "ours."

               Risks Relating to the Oil and Natural Gas Industry

         A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations and ability to meet our capital expenditure obligations and financial commitments and implement our business strategy.

         Our business is heavily dependent upon the prices of, and
demand for, oil and natural gas production and the level of such production will be subject to wide fluctuations and depend on numerous factors beyond our control, including the following:

o        the domestic and foreign supply of oil and natural gas;
o        the price and quantity of imports of crude oil and natural gas:
o        political conditions and events in other oil-producing and natural gas-producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;
o        the actions of Organization of Petroleum Exporting Countries, or OPEC;
o        domestic government regulation, legislation and policies;
o        the level of global oil and natural gas inventories;
o        weather conditions;
o        technological advances affecting energy consumption;
o        the price availability of alternative fuels; and
o        overall economic conditions.

         Any continued and extended decline in the price of crude oil or natural gas will adversely affect:

o        our revenues, profitability and cash flow from operations;
o        the value of our proved oil and natural gas reserves;
o        the economic viability of certain of our drilling prospects;
o        our borrowing capacity; and
o        our ability to obtain additional capital.

         We have not entered into crude oil and natural gas price hedging arrangements on any of our anticipated sales. However, we may in the future enter into such arrangements in order to reduce our exposure to price risks.
Such arrangements may limit our ability to benefit from increases in oil and natural gas prices.

         Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

         The process of estimating oil and natural gas reserves is
complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this prospectus.

         In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.
Therefore, estimates of oil and natural gas reserves are inherently imprecise.

         Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

         You should not assume that the present value of future net revenues from our proved reserves referred to in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities.

         A substantial percentage of our proven properties are
undeveloped; therefore the risk associated with our success is greater than would be the case if the majority of our properties were categorized as proved developed producing.

         Because a substantial percentage of our proven properties are proved undeveloped (approximately 60%), or proved developed non-producing
(approximately 31%), we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

         While our current business plan is to fund the development costs with cash flow from our other producing properties, if such cash flow is not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means. See, "Business and Properties--Estimated Costs Related to Conversion of
Proved Undeveloped Reserves to Proved Developed Reserves."

         Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

         A prospect is a property which we own an interest or have
operating rights and has what our geoscientist believe, based on available seismic and geological data, to be an indication of potential oil or natural gas. Our prospects are in various stages of evaluation and interpretation. There is no way to predict in advance of drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.
The analysis that we perform using data from other wells, more fully explored prospects and /or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling prospects.
If we drill additional unsuccessful wells, our drilling success rate may decline and we may not achieve our targeted rate of return.

         We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

         We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

         o        environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline
                  contamination;
         o        abnormally pressured formations;
         o        mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;
         o        fires and explosions;
         o        personal injuries and death; and
         o        natural disasters.

         Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

         We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

         Exploration, development, production and sale of oil and
natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

         o        discharge permits for drilling operations;
         o        drilling bonds;
         o        reports concerning operations;
         o        the spacing of wells;
         o        unitization and pooling of properties; and
         o        taxation.

         Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

         Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

         Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief.
Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

         Unless we replace our oil and natural gas reserves, our reserves and future production will decline, which would adversely affect our cash flows and income.

         Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

         If we do not satisfy our commitments to the government of
Kazakhstan while we are engaged in exploration and development activities we could lose our rights to the ADE Block and the Extended Territory.

         We have committed to the government of Kazakhstan to make
various capital investments and to develop the ADE Block and the Extended
Territory in accordance with specific requirements during exploration and development. Additionally, to undertake commercial production, we will need to apply for and be granted commercial production rights. The requirements of our current license may be inconsistent with the terms of any new licenses we are issued. Additionally, we may not be able to satisfy all commitments in the future. If we fail to satisfy these commitments our contract may be cancelled.
The cancellation of our contract could have a material adverse effect on our business, results of operations and financial condition. Although we would seek waivers of any breaches or to renegotiate the terms of our commitments, we cannot assure you that we would be successful in doing so.

         Our activities, and correspondingly our ability to generate revenue to support operations, could be adversely affected because of inadequate infrastructure in the region where our properties are located.

         Our exploration and development activities could suffer due to inadequate infrastructure in the region. We are working to improve the infrastructure on our properties. Any problem or adverse change affecting our operational infrastructure, or infrastructure provided by third parties, could have a material adverse effect on our financial condition and results of operations. Similarly, if we are unsuccessful in developing the infrastructure on our properties it could have a material adverse effect on our financial conditions and results of operations.

         The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

         Shortages or the high cost of drilling rigs, equipment,
supplies or personnel could delay or adversely affect our development and exploration operations. As the price of oil and natural gas increases, the demand for production equipment and personnel will likely also increase, potentially resulting, at least in the near-term, in shortages of equipment and personnel. In addition, larger producers may be more likely to secure access to such equipment by virtue of offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but could also significantly increase the cost of producing those reserves, thereby negatively impacting anticipated net income.

         The unavailability or high price of transportation systems could adversely affect our ability to deliver our production to oil and natural gas markets on terms that would allow us to operate profitably, or at all.

         Because of the location of our properties, the crude oil we produce must be transported through pipelines or by rail. These pipelines and railways are operated by state-owned entities or other third parties, and there can be no assurance that these transportation systems will always be functioning and available, or that the transportation costs will remain at acceptable levels. In addition, any increase in the cost of pipeline transportation or reduction in its availability to us could have a material adverse effect on our results of operations. There can be no assurance that we will be able to procure sufficient transportation capacity on economical terms, if at all.

         Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

         We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

                         Risks Relating to Our Business

         We have an extremely limited operating history as a stand alone entity and might not be able to operate our business or implement our operating strategy successfully.

         We were formed in May 2003, and we have a limited operating history. The results of our operations will depend on many factors, including the ones described below in this "Risk Factors" section and in the section entitled "Business and Properties." We also face the risks that we might not successfully implement our operating and business strategies or operate our business as described in this prospectus.

         We have limited capital resources and liquidity, our continued
existence is contingent upon our raising additional capital to continue to fund our exploration activities until such time as revenue from production can support our operating needs.

         We are a development stage company and have not yet generated significant production or revenues from the development of our primary properties in Kazakhstan.

         While we have raised capital to fund acquisitions, undertake our work program to date, including 3D seismic, processing and interpretation of the data obtained during 3D seismic, re-entering old wells in the Aksaz, Dolinnoe and
Emir fields, well work over, construction of the ground facilities for pre-sale

                                       11

oil processing, drilling of several new wells, start-up expenses, etc., we still lack sufficient capital to complete exploration and development of our properties. Thus we are using more cash in operations than we are generating.
Furthermore, we anticipate that the development of our properties will require substantial additional funding before we can achieve significant production and revenues from operations.

         If we are unable to obtain additional funding we may be unable to continue in existence.

         To satisfy future capital investment commitments and liquidity needs with respect to our ongoing operations, we may require additional equity or debt financing. Our ability to arrange financing and the cost of financing depends upon many factors, including:

         o        economic and capital market conditions;
         o        investor confidence in the oil and gas industry, in Kazakhstan and in the Company;
         o        credit availability from banks and other lenders; and
         o        provisions of taxes and securities laws that are conducive to raising capital.

         The terms and conditions on which future funding or financing may be made available may not be acceptable or available at all. If we issue capital stock or convertible securities to raise funds, your ownership could be diluted or new investors might obtain terms more favorable than yours. If we decide to raise additional funds by incurring debt, we may become more leveraged and subject to more restrictive financial covenants and ratios. Our inability to procure sufficient financing could adversely affect our ability to implement our business strategy.

         The loss of senior management and key personnel could adversely affect us.

         Our success is dependent on the performance of our senior
management and key technical personnel each of whom have extensive experience in either the oil and gas or finance industries. The loss of such individuals, in particular, Boris Cherdabayev, our CEO and Chairman of our Board of Directors,
and Toluesh Tolmakov, the President of Emir Oil, our wholly-owned subsidiary, could have an adverse effect on our business. We do not have employment agreements in place with our senior management or key employees. We do not currently carry key man insurance for any of our senior management or key employees, nor do we anticipate obtaining key man insurance in the foreseeable future.

         If you purchase shares of our stock, your investment will be subject to the same risks inherent in international operations, including, but not limited to, adverse governmental actions, political risks, and expropriation of assets, loss of revenues and the risk of civil unrest or war.

         We believe that the present policies of the government of the
Republic of Kazakhstan are favorable to foreign investment and to exploration and production and are not aware of any impending changes. While there is a certain amount of bureaucratic "red tape" we have significant experience working in Kazakhstan, and good relationships with government agencies at many levels.

         We, however, remain subject to all the risks inherent in international operations, including adverse governmental actions, political risks, and

                                       12

expropriation of assets, loss of revenues and the risk of civil unrest or war.
Our primary oil and gas property is located in Kazakhstan, which until 1990 was part of the Soviet Union. Kazakhstan retains many of the laws and customs from the former Soviet Union, but has developed and is continuing to develop its own legal, regulatory and financial systems. As the political and regulatory environment changes, we may face uncertainty about the interpretation of our agreements and in the event of dispute, may have limited recourse within the legal and political system.

         If we are successful in establishing commercial production from our properties, an application will be made for an exploration and production contract. We have the exclusive right to negotiate this contract for the ADE
Block and Extended Territory, and the government is required to conduct these negotiations under the Law of Petroleum. Such contracts are customarily awarded upon determination that the field is capable of commercial rates of production and that the applicant has complied with the other terms of its license and exploration contract. The terms of the exploration and production contract will establish the royalty and other payments due to the government in connection with commercial production. At the time the commercial production contract is issued, we will be required to begin repaying the government its historical investment costs of exploration and development of the ADE Block and the
Extended Territory. The obligation associated with the ADE Block is approximately $6 million. The obligation we will be required to assume in connection with the Extended Territory has not yet been determined and is currently being negotiated. If satisfactory terms for commercial production rights cannot be negotiated, it could have a material adverse effect on our financial position.

                Risks Relating to an Investment in Our Securities

         You may have difficulty reselling the shares you acquire in this offering because of the limited trading volume of your common stock.

         Our stock has limited trading volume on the Over-the-Counter
Bulletin Board and is not listed on a national exchange. Moreover, a significant percentage of our outstanding common stock is "restricted" and therefore subject to the resale restrictions set forth in Rule 144 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933. These factors could adversely affect the liquidity, trading volume, price and transferability of our common shares.

         There are a large number of shares that may be sold in the market as a result of this offering, which may cause the price of our common stock to decline.

         As of October 19 2005, 32,458,589 shares of our common stock were outstanding. We are registering pursuant to this prospectus 4,217,034 shares of our common stock, all of which are already outstanding. These shares of common stock, upon acquisition pursuant to the registration statement, unless held by "affiliates," will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to the registration statement. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could

                                       13

materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

         o        business strategy;
         o        reserves;
         o        financial strategy;
         o        production;
         o        uncertainty regarding our future operating results;
         o        plans, objectives, expectations and intentions contained in this prospectus that are not historical.

         All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect,"
"project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk
Factors," "Management's Discussion and Analysis of Financial Condition and
Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

                            SELLING SECURITY HOLDERS

         The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. Except as may be identified in the footnotes to the table, none of the selling security holders has held any position, office or otherwise had a material relationship with BMB or any of its predecessors or affiliates in the past three years. Percentage of beneficial ownership after the offering is based on 32,458,589 shares of our common stock outstanding as of October 19, 2005. The selling stockholders may offer the shares for sale from time to time in whole or

                                       14

in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

                                                            Beneficial Ownership               Beneficial Ownership
                                                               Before Offering                   After Offering(2)
Name                                        Shares           %          Shares Offered(1)       Shares          %
----------------------------------------  -----------    ---------     ------------------     ----------    ---------
DKR Saturn Event Driven Holding Fund
  LTD(3)                                   1,500,000         4.6%            1,500,000                0          *
DKR Saturn Multi Strategy Holding
  Fund LTD(4)                                500,000         1.5%              500,000                0          *
Front Street Investment Management,
  Inc.(5)                                     62,500            *               62,500                0          *
Douglas M. Lane                               15,000            *               15,000                0          *
Credifinance Capital Corp.(6)                301,658            *              301,658                0          *
Firebird Global Master Fund,
  Ltd.(7)                                     50,000            *               50,000                0          *
Bear Stearns FBO Firebird Global
  Master Fund, Ltd.(7)                       243,024            *              150,000           93,024          *
Randy Pawliw                                  25,000            *               25,000                0          *
Vertex One Asset
Management, Inc.(8)                          300,000            *              300,000                0          *
Firebird Republics Fund, Ltd.(9)             293,024            *               50,000          243,024          *
William McGee                                106,386            *              100,186            6,200          *
Douglas Francis Roche                          7,060            *                7,060                0          *
Stanley Smith                                 45,078            *               15,176           29,902          *
WTC-CIF Energy Portfolio (nominee:
Finwell & Co.)(10)                        23,000            *               15,000            8,000          *
WTC-CIF Energy Portfolio (nominee:
Landwave & Co.)(11)                      163,000            *              114,000           49,000          *
Spindrift Partners, L.P.(12)                 247,000            *              141,000          106,000          *
Spindrift Investors (Bermuda) L.P.(13)       317,000            *              161,000          156,000          *
Aton International Ltd.(14)                  309,454            *              309,454                0          *
Roytor & Co.(15)                         200,000            *              200,000                0          *
Roytor & Co.(16)                         200,000            *              200,000                0          *

*  Less than 1%.

(1)  Represents the number of shares we are required to register pursuant to the registration rights of the selling stockholders.
(2)  Assumes all shares being offered under this prospectus will be sold by the selling stockholders.
(3)  DKR Saturn Event Driven Holding Fund, LTD. has informed us that Ron
     Phillips has dispositive and voting power for all of its shares in our
     Company.
(4)  DKR Saturn Multi Strategy Holding Fund Ltd. has informed us that Mike
     Cotton has dispositive and voting power for all of its shares in our
     Company.
(5)  Front Street Investment Management, Inc. has informed us that Frank Mersch has dispositive and voting power for all of its shares in our Company.
(6)  Cedifinance Capital Corp. has informed us that Georges Benarroch has dispositive and voting power for all of its shares in our Company. Mr.
     Benarroch currently serves on our board of directors and is the former CEO of our predecessor company.
(7)  Firebird Global Master Fund, Ltd. has informed us that James Passin has dispositive and voting power for all of its shares in our Company.
(8)  Vertex One Asset Management, Inc. has informed us that John Thiessen has dispositive and voting power for all of its shares in our Company.

                                       15

(9)  Firebird Republics Fund, Ltd. has informed us that Harvey Sawikin and Ian
     Hague have dispositive and voting power for all of its shares in our
     Company.
(10) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by WTC-CIF Energy Portfolio (nominee: Finwell & Co.).
(11) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by WTC-CIF Energy Portfolio (nominee: Landwave & Co.).
(12) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by Spindrift Partners, L.P.
(13) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
     Wellington, in such capacity is deemed to share beneficial ownership of the shares held by Spindrift Investors (Bermuda) L.P.
(14) Aton International Ltd., has informed us that Charalambos Michaelides has dispositive and voting power for all of its shares in our Company.
(15) Roytor & Co. holds these shares for the benefit of RAB Special
     Situations (Master) Fund Limited. RAB Special Situations (Master) Fund
     Limited has informed us that Mr. W.P.S. Richards has dispositive and voting power for all of its shares in our Company.
(16) Roytor & Co. holds these shares for the benefit of RAB Energy Fund Ltd.
     RAB Energy Fund Ltd. has informed us that Gavin Wilson has dispositive and voting power for all of its shares in our Company.

                              PLAN OF DISTRIBUTION

         The selling stockholders ,which as used herein includes donees, pledges, transfers or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions maybe at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

         o        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
         o        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
         o        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o        an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o        short sales effected after the date of this prospectus;
         o        through the writing or settlement of options or other hedging transactions, whether though an options exchange or otherwise;
         o        broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o        a combination of any such methods of sale; and

                                       16

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) (3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

         The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be
"underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.
Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholders and /or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities such selling stockholders had no agreements or understandings, directly or indirectly ,with any person to distribute any such securities. We have advised each selling stockholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which registration statement shall have been declared effective by the Commission. Selling stockholders who

                                       17

are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some sates the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.
In addition, we will make copies of this prospectus (as it may supplemented or amended from time to time) available to the selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the
Securities Act.

         We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

         We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2)
the date on which the shares may be sold pursuant to Rule 144(k) of the
Securities Act.

                                LEGAL PROCEEDINGS

         In December 2003, a complaint was filed in the 15th Judicial Court in and for Palm Beach County, Florida, naming, among others, us, Georges Benarroch and Alexandre Agaian, current or former BMB directors, as defendants. The plaintiffs, Brian Savage, Thomas Sinclair and Sokol Holdings, Inc., allege claims of breach of contract, unjust enrichment, breach of fiduciary duty, conversion and violation of a Florida trade secret statute in connection with a business plan for the development Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir Oil, LLC. The plaintiffs seek unspecified compensatory and exemplary damages.

         We will vigorously defend ourselves in this action and challenge the merit of each claim alleged by plaintiffs. We have retained the law firm of
Gunster, Yoakley & Stewart, P.A., located in Fort Lauderdale, Florida to represent the defendants in connection with this litigation. We have filed motions to dismiss the plaintiffs' complaint on jurisdictional grounds. The motions were scheduled for hearing in late August 2004, however, that hearing has been stayed by stipulation of the parties to allow the parties to conduct jurisdictional discovery. The hearing has not yet been rescheduled by the parties. No discovery on the merits of the claims has begun and no trial date has been set by the court.

                                       18

         Based on the same set of facts alleged in the Florida case, in April
2005, Sokol Holdings, Inc., also filed a complaint in United States District
Court, Southern District of New York alleging that the Company, Boris
Cherdabayev, Alexandre Agaian, Bakhytbek Baiseitov, Mirgali Kunayev and Georges
Benarroch, wrongfully induced Toleush Tolmakov to breach a contract under which
Tolmakov had agreed to sell to Sokol 70% of his 90% interest in Emir Oil LLP. In the complaint, Sokol seeks damages in an unspecified amount exceeding $75,000 to be determined at trial, punitive damages, specific performance in the form of an order compelling BMB to relinquish its interest in Emir and the underlying interest in the ADE fields to Sokol and such other relief as the court finds just and reasonable.

         We have retained the law firm of Bracewell & Giuliani located in
New York, New York to represent us in the lawsuit. We intend to answer the complaint and to vigorously defend ourselves on jurisdictional grounds and on the merits. The plaintiff has not named Tolmakov as a defendant in the action nor has the plaintiff ever brought claims against Tolmakov to establish the existence or breach of any legally binding agreement between the plaintiff and
Tolmakov.

         In the opinion of management, the resolution of this lawsuit will not have a material adverse effect on our financial condition, results of operations or cash flows.

         Other than the foregoing, to the knowledge of management, there is no other material litigation or governmental agency proceeding pending or threatened against the Company or our management.

                  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
                                 CONTROL PERSONS

         The following table sets forth our directors, executive officers, promoters and control persons, their ages, and all offices and positions held within the Company. Directors are elected for staggered terms ranging from a period of one to three years and thereafter they serve until their successor is duly elected by the stockholders and qualified. Officers and other employees serve at the will of the Board of Directors.

Name                  Age   Positions with BMB                    Director Since
----                  ---   ------------------                    --------------

Boris Cherdabayev     51    Chairman of the Board of Directors     November 2003
                            President and Chief Executive Officer
Georges Benarroch     57    Director                               November 2003
Anuar Kulmagambetov   53    Chief Financial Officer
Adam Cook             32    Secretary
Troy Nilson           40    Director                               December 2004
Stephen Smoot         50    Director                               January 2005
Valery Tolkachev      37    Director                               December 2003

                                       19

         The above individuals will serve as our officers and/or directors. A brief description of their background and business experience follows:

         Boris Cherdabayev. Mr. Cherdabayev joined BMB Holding, Inc., and assumed his current positions in May 2003. From May 2000 to May 2003, Mr.
Cherdabayev served as Director at LLP TengizChevroil, a multination oil and gas company owned by Chevron, ExxonMobil, KazMunayGas and LukOil. From 1998 to May
2000, Mr. Cherdabayev served as a member of the Board of Directors,
Vice-President of Exploration and Production and Executive Director on Services
Projects Development for at NOC "Kazakhoil", an oil and gas exploration and production company. From 1983 to 1988, he served as a people representative at
Novouzen City Council (Kazakhstan) and from 1994 to 1998; he served as a people's representative at Mangistau Oblast Maslikhat (regional level legislative structure) and a Chairman of the Committee on Law and Order. For his
achievements Mr. Cherdabayev has been awarded with a national "Kurmet" order.
Mr. Cherdabayev earned an engineering degree from the Ufa Oil & Gas
Institute, with a specialization in "machinery and equipment of oil and gas fields" in 1976. Mr. Cherdabayev also earned an engineering degree from Kazakh
Polytechnic Institute, with a specialization in "mining engineer on oil and gas fields' development." During his career he also completed an English language program in the US, NIAI-D Program (Chevron Advanced Management Program) at
Chevron Corporation offices in San-Francisco, CA, USA, and CSEP Program
(Columbia Senior Executive Program) at Columbia University, New York, NY USA.

         Georges Benarroch. Mr. Benarroch has been a member of the Investment
Dealer Association of Canada and has served as the president and chief executive officer of Euro Canadian Securities Limited and its successor company,
Credifinance Securities Limited, an institutional investment bank, based in
Toronto, a member of the Toronto Stock Exchange and the Montreal Exchange since
1982. Credifinance Securities Limited has been one of the North American pioneers in providing investment banking and equity research coverage of companies in the FSU. Since 1994, Credifinance Securities Limited has acted as agent and/or underwriter, stock exchange sponsor, and introducing broker for a number of companies operating in the FSU and was instrumental in supporting
Hurricane Hydrocarbons (now PetroKazakhstan) and Transmeridian Exploration
through its early stage of development. Mr. Benarroch is also the president and chief executive officer of Credifinance Capital Inc. based in Toronto, Canada and Credifinance Capital Corp. based in Palm Beach, Florida, both companies specialized in proprietary trading, private equity funding and venture capital.
Since 1994, he has also served as president and chief executive officer of
InterUnion Financial Corporation, a "business bank", which in 1996 created
InterUnion Asset Management, a Canadian money management firm with over $1.5 billion under management prior to being sold in 2001. Mr. Benarroch graduated from the Faculte de Droit in Toulouse (France), with a B.Sc. degree from the
Universite de Montreal (Canada) in 1970. He received a M.Sc. International
Relations and Economic Development from both the Faculte de Droit de Nice
(France) and the Institut des Hautes Etudes Internationales, in 1972 and 1972
respectively. Mr. Benarroch completed a Doctorat de Droit (III cycle) at the
Universite de Paris (France) in 1974.

         Dr. Anuar Kulmagambetov. Since 1998, Dr. Kulmagambetov has served as an assistant to the chairman of the board at Bank CenterCredit, the fourth largest bank in Kazakhstan. While with Bank CenterCredit, Dr. Kulmagambetov provided risk management, analysis of long-range economic trends and projections,

                                       20

investment of funds and raising additional capital as required for expansion.
Dr. Kulmagambetov also currently holds the position of board chairman of the Oil and Gas E&P Company "Bowels", which is licensed by government of the
Republic of Kazakhstan for oil and gas exploration and production of up to
22,500 km2 of prospective territories. In 1998 Dr. Kulmagambetov moved to
Almaty, Kazakhstan as a lecturer at the International Business Academy, where he continues to teach courses in different disciplines, such as "Corporate
Finance", "International Finances", "Mathematics for Finances." In 1969 after graduating with summa cum laude from a special high school for physics and mathematics Dr. Kulmagambetov continued his education at the Polytechnic
Institute in Karaganda, Kazakhstan (specialized in automated informational systems). For his success in education he has been awarded a highest honorable grant (grant named after Lenin) and graduated from the institute in 1974 with diploma with honor. From 1975 to 1978 Dr. Kulmagambetov continued his scientific research under his doctorate program at the Institute for Mathematics and
Mechanics of the Academy of Science of the Republic of Kazakhstan. In 1978 he
moved to Moscow to continue his work at the Institute of Control Science.

         Troy F. Nilson, CPA. Since February 2001, Mr. Nilson has served as an
Audit Partner with Chisholm, Beirwolf & Nilson, Certified Public
Accountants, in Bountiful, Utah. From December 2000 to February 2001, he served as an Audit Manager for Crouch, Bierwolf & Associates, Certified Public
Accountants, in Salt Lake City, Utah. Prior to that time, Mr. Nilson served as the Senior Auditor for Intermountain Power Agency in Salt Lake City, Utah from
March 1995 to December 2000. In past five years, Mr. Nilson has extensive public and private company audit, audit review and Securities and Exchange Commission disclosure and reporting experience. Mr. Nilson received licensure as a
Certified Public Accountant in 1997. Mr. Nilson earned a Masters of Science
Degree in Business Information Systems from Utah State University in December
1992, and a Bachelor of Science in Accounting from Utah State University in
August 1990. Mr. Nilson is not a director or nominee of any other reporting company.

         Stephen Smoot. During the past five years Mr. Smoot has been self-employed as a consultant in the area of foreign technology development and transfer. Mr. Smoot assisted in forming Caspian Service Group Limited, a wholly-owned subsidiary of EMPS Corporation, in December 1999, and served as
President of Caspian Services from inception until February 2002. Mr. Smoot served as the Interim President of EMPS Corporation from June 2004 until
December 2004. Mr. Smoot is not a director in any other reporting company.

         Valery Tolkachev. Since 1999 Mr. Tolkachev has been employed with Aton
Investment Company in Moscow, Russia. He is currently serving as a Managing
Director of Capital Markets for Aton. From 1991 to 1999, Mr. Tolkachev served in various positions including, broker, analyst, manager and V.P. of Equities
Department at MDM Bank, InkomBank, InkomCapital, Tveruniversalbank and TIRAbrok
Company. Mr. Tolkachev graduated with Honors from the High Military School in
Kiev, USSR in 1989. In June 2005 Mr. Tolkachev graduated from the Academy of
National Economy, Moscow Law faculty and has applied for admission to practice law in Russia. Mr. Tolkachev serves as a director of EMPS Corporation, a U.S.
reporting company.

         Adam Cook. Mr. Cook graduated from the University of Utah with a B.S.
degree in Business Administration and a minor in English in 1999. Mr. Cook's work experience includes working for Intermountain Piping Supply (IPS), a polyurethane pipe and fitting supply company and Vinson Supply a Pipe Valve and
Fitting supply company where he held various positions of responsibility

                                       21

including sales and customer support. Mr. Cook also worked at Phillips Petroleum oil refinery located in Woods Cross, Utah, where he worked with a team of laborers to bring several environmental concerns to current standards. From 2000 through 2003, Mr. Cook's principal business activities included working as an independent business consultant to Poulton & Yordan, a Salt Lake City based law firm that specializes in counseling public companies. Since 2003, Mr. Cook has been primarily self-employed providing consulting services to public entities regarding mergers, acquisitions and contract review. Mr. Cook is not a director or nominee of any other reporting company.

Family Relationships

         There are no family relationships among our directors and/or executive officers.

Involvement in Certain Legal Proceedings

         During the past five years none of our executive officers, directors, promoters or control persons has been involved in any of the following events that could be material to an evaluation of his ability or integrity, including:

         (1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
         (2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
         (3) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
         (4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to
         have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

         Our board of directors has established an audit committee, whose principal functions are to assist the board in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our independent independent registered public accounting firm and our compliance with legal and regulatory requirements. The audit committee has the sole authority to retain and terminate our independent independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm. The audit committee is also responsible for overseeing our internal audit function. The audit committee is comprised of two independent directors, consisting of Troy Nilson and Valery
Tolkachev, with Mr. Nilson acting as chairman. Our board of directors has determined that Mr. Nilson qualifies as an "audit committee financial expert"

                                       22

under the rules of the SEC adopted pursuant to the requirements of the
Sarbanes-Oxley Act of 2002. Mr. Nilson and Mr. Tolkachev each qualifies as
"independent" in accordance with the applicable regulations adopted by the SEC.

         Our board of directors has also established a compensation committee.
The principal function of the compensation committee is to make recommendations regarding compensation of the Company's officers. The compensation of our chief executive officer is recommended to the board (in a proceeding in which our chief executive officer does not participate) by the compensation committee. Our compensation committee is comprised of three independent directors consisting of
Troy Nilson, Valery Tolkachev and Stephen Smoot. Compensation for all other officers is also recommended to the board for determination, by the compensation committee.

         We currently do not have a nominating committee. Instead, our independent directors fulfill the role of a nominating committee. When vacancies occur the board will consider director nominees recommended by shareholders, as well as director nominees recommended by a majority of the directors who are then independent.

         Our board may establish other committees from time to time to facilitate our management.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The term "beneficial owner" refers to both the power of investment and the right to buy and sell our shares. It also refers to rights of ownership or the right to receive distributions from the Company and proceeds from the sale of Company shares. Since these rights may be held or shared by more than one person, each person who has a beneficial ownership interest in shares is deemed to be the beneficial owners of the same shares because there is shared power of investment or shared rights of ownership.

         The following table sets forth as of October 19, 2005, the name and the number of shares of our common stock, par value of $0.001 per share, held of record or beneficially by each person who held of record, or was known by us to own beneficially, more than 5% of the 32,458,589 outstanding shares of our common stock, and the name and shareholdings of each director and of all executive officers and directors as group.

Type of                                     Amount & Nature of      % of
Security Name and Address                    Beneficial Ownership      Class
-------------------------                    --------------------      -----

Common   Bakhytbek Baiseitov                     1,714,286(1)           5.3%
         20A Kazibek Bi Street
         Almaty 480100
         Republic of Kazakhstan

Common   Georges Benarroch                         743,595(2)           2.3%(6)
         41A Avenue Road,
         Toronto, Ontario M5R 2G3, Canada

                                       23

Common   MB-Invest LLC                           7,657,143(1)          23.9%
         (f/k/a BMB Munai LLC)
         69A Kabanbai Batyr Street
         Almaty
         Republic of Kazakhstan

Common   Boris Cherdabayev                       3,742,857(1)(3)       11.4%(6)
         20A Kazibek Bi Street
         Almaty 480100
         Republic of Kazakhstan

Common   Toleush Tolmakov                        3,180,412              9.9%
         Daulet village, oil storage depot
         Aktau 466200
         Republic of Kazakhstan

Common   Anuar Kulmagambetov                       625,714(4)           1.9%(6)
         20A Kazibek Bi Street
         Almaty 480100
         Republic of Kazakhstan

Common   Mirgali Kunayev                         1,143,571(1)           3.6%
         63 Dostyk Avenue, Second Floor
         Almaty 480100
         Republic of Kazakhstan

Common   Troy Nilson                                    -0-              *
         533 West 2600 South #250
         Bountiful, Utah 84010

Common   Stephen Smoot                                  -0-              *
         875 Donner Way, Suite 705
         Salt Lake City, Utah 84108

Common   Valery Tolkachev                          100,000(5)            *(6)
         27/6 Pokrovka St.
         Moscow, Russia
--------------------------------------------------------------------------------
All officers and directors                      12,868,949             38.3%
as a group (6 persons)
--------------------------------------------------------------------------------
                  TOTAL                         18,907,578             56.3%
--------------------------------------------------------------------------------
*  Less than 1%.

                                       24

(1)  MB-Invest LLC, (formerly known as BMB Munai LLC), is a Kazakhstan limited company, in which Mr. Baiseitov holds a 33.34% interest and Messers.
     Cherdabayev and Kunayev each hold 33.33% interests. Therefore, Messers.
     Baiseitov, Cherdabayev and Kunayev may be deemed to be the beneficial owners of our shares that are held by MB-Invest LLC.
(2)  The shares attributed to Mr. Benarroch include: i) 301,658 shares held of record by Credifinance Capital Corp., which are included in this registration statement. Mr. Benarroch is the president of Credifinance
     Capital Corp., and therefore may be deemed to be the beneficial owner of those shares; ii) an immediately exercisable options to acquire 341,937 shares of our common stock held of record in the name of Credifinance
     Securities, Ltd. As the CEO of Credifinance Securities, Ltd., Mr. Benarroch
     may be deemed to be the beneficial owner of those shares; iii) an immediately exercisable option to acquire 68,421 shares of our common stock held of record by Mr. Benarroch's; and iv) 31,579 shares of common stock held of record by Mr. Benarroch.
(3)  The shares attributed to Mr. Cherdabayev include 3,332,601 shares held of record by Mr. Cherdabayev and an immediately exercisable option to acquire
     410,256 shares of our common stock.
(4)  The shares attributed to Mr. Kulmagambetov include 393,082 shares of common stock held of record by Mr. Kulmagambetov and an immediately exercisable option to acquire 232,632 shares of our common stock.
(5)  The shares attributed to Mr. Tolkachev include 31,579 shares of common stock held of record by Mr. Tolkachev and an immediately exercisable option to acquire 68,421 shares of our common stock.
(6)  The percentages reflect the increase in the number of common shares that would be issued in connection with the exercise of outstanding options.

         Messers. Cherdabayev and Kulmagambetov are officers of the Company. Mr.
Tolmakov is an officer of the Company's wholly-owned subsidiary, Emir Oil, LLC.
Messers. Benarroch, Cherdabayev, Nilson, Smoot and Tolkachev are directors of the Company.

Change in Control

         To our knowledge, there are no present arrangements or pledges of our securities that may result in a change in control of the Company.

                          DESCRIPTION OF THE SECURITIES

         Description of Common Stock. Our authorized capital stock consists of
100,000,000 shares of common stock with a $0.001 par value and 20,000,000 shares of preferred stock with a $0.001 par value. As of October 19, 2005, we had approximately 32,458,589 common shares outstanding. We have no preferred shares outstanding. Holders of our common shares are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefore. Any such dividends may be paid in cash, property or shares. Our predecessor paid a cash dividend on our common stock of $1.33 per share on August 23, 2002. During the quarter ended December 31, 2003, we issued a stock dividend to our shareholders of 50,000 shares. The shares were issued pro-rata to all of our common stockholders on a one share for each 9.8 pre-split shares outstanding.
All dividends are subject to the discretion of the Board of Directors, and will depend upon, among other things, our operating and financial conditions, capital requirements and general business conditions. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future.

         All common shares have equal voting rights and, when validly issued and outstanding, will have one vote per share on all matters to be voted upon by the

                                       25

shareholders. Cumulative voting in the election of directors is not allowed, and a quorum for shareholder meetings shall result from a majority of the issued and outstanding shares present in person or by proxy. Accordingly, the holders of a majority of the common shares present, in person or by proxy at any legally convened shareholders' meeting at which the Board of Directors is to be elected, will be able to elect all directors and the minority shareholders will not be able to elect a representative to the Board of Directors.

         Common shares have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. Each common share is entitled to share pro rata any assets available for distribution to holders of its equity securities upon our liquidation.

         Description of Preferred Stock. We currently have authorized 20,000,000 shares of preferred stock, $0.001 par value, with no shares issued or outstanding. No rights, privileges and preferences have been designated for our preferred stock. Our Board of Directors is authorized to divide our preferred shares into classes or series and to designate the rights, privileges and preferences of any such class or series of preferred stock by resolution prior to its issuance.

         Description of Stock Options. We have adopted and our shareholders have ratified the BMB Munai, Inc., 2004 Stock Incentive Plan (the "Plan") allowing us to offer our key employees, officers, directors, consultants and sales representatives, an opportunity to acquire a proprietary interest in our corporation. The various types of incentive awards which may be provided under the Stock Option Plan will enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The total number of common shares reserved and available for distribution under the Plan is 5,000,000 shares. These shares will underlie the options granted by us pursuant to the Plan. In October 2004, we granted stock options to purchase up to 60,000 shares of our common stock to our corporate secretary. In July 2005 our Board of Directors approved stock option grants to purchase 820,783 shares or our common stock to certain individuals, including some of our officers and directors, subject to acceptance of those grants by the parties to whom they were granted. These are the only stock option grants that have been made under the Plan and those options have not yet been exercised. No option shares are being registered under this registration statement

         Option holders are not protected against dilution if we should issue additional shares in the future. Neither the options, nor the shares underlying the option have preemptive rights.

         In the case of any reclassification, change, consolidation, merger, sale or conveyance of our shares to another corporation, we will make adequate provision whereby the registered holder of any outstanding option will have the right thereafter to receive an exercise of the options immediately prior to the reclassification, change, consolidation, merger, sale or conveyance of our shares.

         Other provisions of the options are set forth below. This information is subject to the provisions of the Plan and the Stock Option Certificates representing the options. The following information is a summary of the BMB
Munai, Inc., 2004 Stock Incentive Plan.

         1. The shares underlying the options offered pursuant to the Plan are subject to the same rights and restrictions as other shares.

         2. Once an option is granted, we may not call the option.

                                       26

         3. The options may not be sold prior to six months from the date of the grant of the related award without our prior approval.

         4. Unless exercised within the time provided for exercise, the options will automatically expire.

         5. The exercise price per share purchasable under a stock option shall be determined by the Committee at the time of grant and may not be less that
100% of Fair Market Value of the shares, provided however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder shall not be less than 110% of the Fair Market Value of the shares.

         6. There is no minimum number of shares that must be purchased upon exercise of the option.

         7. The option holders, in certain instances, are protected against dilution of their interest represented by the underlying shares upon the occurrence of stock dividends, stock splits, reclassifications and mergers.

         Transfer Agent. Our stock transfer agent is OTC Stock Transfer, Inc., located at 231 East 2100 South, Salt Lake City, Utah 84165, Telephone (801)
485-5555.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of BMB Munai, Inc. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in BMB Munai, Inc.

         The consolidated financial statements included in this prospectus have been audited by BDO Kazakhstanaudit, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The estimated reserve evaluations and related calculations for reserves of Chapman Petroleum Engineering, Ltd., independent petroleum engineering consultants have been referenced in this prospectus in reliance on the authority of said firm.

         Certain legal matters will be passed upon for us by Poulton &
Yordan, of Salt Lake City, Utah.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "act") may be permitted to directors, officers and controlling persons for the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                       27

         In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             BUSINESS AND PROPERTIES
Overview

         We are an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the Republic of Kazakhstan (sometimes also referred to herein as the "ROK" or "Kazakhstan"). We hold a contract that allows us to explore and develop approximately 460 square kilometers in western Kazakhstan. Our contract grants us the right to explore and develop the Aksaz, Dolinnoe and Emir oil and gas fields, referred to herein as "the ADE Block" as well as an area adjacent to the ADE Block referred to herein as "the Extended Territory." The ADE Block and
Extended Territory are collectively referred to herein as "our properties."

         We are currently in the development stage. We generate revenue, income and cash flow by producing and marketing oil and natural gas from our oil and natural gas properties. We make significant capital expenditures in our exploration and development activities that we anticipate will allow us to increase and improve our ability to generate revenue. Our drilling strategy is focused toward enhancing cash flows and increasing proved developed reserves by drilling developmental wells within a proximity of existing wells, which we believe decreases our likelihood of drilling a dry hole, while at the same time increasing our current production and cash flow. As our cash flow and proved developed reserves grow, we will begin drilling exploratory wells to find new reservoirs or extend known reservoirs. We believe this strategy will result in growth of proved developed reserves, production and financial strength.

         We originally incorporated in Utah in July 1981 under the name Au `n
Ag, Inc. The corporation later changed its domicile to Delaware in February
1994. In April 1994, the corporation changed its name to InterUnion Financial
Corporation. On November 26, 2003, InterUnion executed an Agreement and Plan of
Merger with BMB Holding, Inc., a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of
Kazakhstan. As a result of the merger, the shareholders of BMB Holding, Inc.
obtained control of the corporation. BMB Holding, Inc., was treated as the acquiror for accounting purposes. A new board of directors was elected that was comprised primarily of the former directors of BMB Holding, Inc. In connection with the Agreement and Plan of Merger, the name of the corporation was changed to BMB Munai, Inc. We changed domicile of the corporation from Delaware to
Nevada in December 2004.

                                       28

Industry and Economic Factors

         We are a development stage company and have not yet generated significant production or revenues from the development of our properties. While we have raised capital to fund acquisitions and operations to date, we believe we still lack sufficient capital to complete exploration and development of our properties. We are currently using more cash in operations than we generate. We anticipate the need for additional funding before our revenue from oil and natural gas production will be sufficient to meet our operating needs.

         In managing our business, we must deal with many factors inherent in our industry. First and foremost is the fluctuation of oil and gas prices.
Historically, oil and gas markets have been cyclical and volatile, with future price movements, which are difficult to predict. While our revenues are a function of both production and prices, wide swings in commodity prices will likely have the greatest impact on our results of operations. We have no way to predict those prices or to control them without losing some advantage of the upside potential. The oil and gas industry has continued to experience high commodity prices in 2005, which has positively impacted the entire industry as well as our Company.

         Our operations entail significant complexities. Advanced technologies requiring highly trained personnel are utilized in both exploration and development. Even when the technology is properly used, we may still not know conclusively if hydrocarbons will be present or the rate at which they may be produced. Despite our best efforts to limit risk, exploration is a high-risk activity, often times resulting in no commercially productive reserves being discovered. Moreover, costs associated with operating within our industry are substantial.

         Our business, as with other extractive industries, is a depleting one in which each gas equivalent produced must be replaced or our business, and a critical source of future liquidity, will shrink.

Strategy

         Our goal is to increase stockholder value by investing in oil and natural gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and gas properties and pursuing the acquisition of additional properties. We have and will continue to focus on the following:

         Increasing our Production and Cash Flow. To sustain our operations we need capital. To date, most of our operating capital has come from the sale of our securities. We believe that to increase shareholder value and economic stability, we need to increase our revenues by increasing our production. For this reason, we have focused our efforts on drilling developmental wells strategically located within proved areas with the intent to drill wells with a high probability of success. We believe this strategy will allow us to increase our current production and correspondingly our cash flows.

         Developing and Exploiting Existing Properties. We believe that there is significant value to be created by drilling the identified undeveloped opportunities on our properties. We own interest in 640 gross (640 net)

                                       29

developed acres, plus 960 gross (960 net) acres of proved undeveloped reserves.
We also own interest in approximately 49,150 gross (49,150 net) unproved, undeveloped acres. Our expected capital budget for development of existing properties in fiscal 2006 is between $10 million and $14 million. We expect to fund these expenditures primarily from additional capital we will seek to raise through equity and/or debt financing and cash on hand. We currently have no commitments from any party to provide us funding and there is no assurance that such funding will become available to us on acceptable terms, or at all. In the event we are unsuccessful in raising the anticipated funds, we nevertheless believe capital expenditures of approximately $10 million to $14 million could be financed through cash on hand, the sale of marketable securities and revenues from anticipated oil production. The minimum level of capital expenditures on our properties is dictated by the contract. The amount of funds we devote to any particular activity in excess of the minimum required capital expenditures may increase or decrease significantly depending on available opportunities, cash flows and development results, among others.

         If we are not successful in obtaining funding, we anticipate that we will instead seek to develop existing wells and infrastructure in hopes of generating sufficient revenue to finance our operations. This development would be funded by cash and cash equivalents, the sale of marketable securities we currently hold and revenue from operations. If the funding is limited to these sources, our anticipated development activities would be significantly more limited than anticipated under our present business plan.

         Pursuing Profitable Acquisitions. While our emphasis in fiscal 2006 is anticipated to focus on the further development of our existing properties, we will continue to look for properties with both existing cash flow from production and future development potential. We intend to pursue acquisitions of properties that we believe have exploitation and development potential comparable to or greater than our existing properties. We have an experienced team of management professionals who will identify and evaluate acquisition opportunities.

Oil and Natural Gas Reserves

         The following table sets forth our estimated net proved oil and natural gas reserves and the present value of estimated cash flows related to such reserves as of March 31, 2005. We engaged Chapman Petroleum Engineering, Ltd.
("Chapman"), to estimate our net proved reserves, projected future production, estimated net revenue attributable to our proved reserves, and the present value of such estimated future net revenue as of March 31, 2005. Chapman's estimates are based upon a review of production histories and other geologic, economic, ownership and engineering data provided by us. Chapman has independently evaluated our reserves for the past nine months. In estimating the reserve quantities that are economically recoverable, Chapman used oil and natural gas prices in effect during March 2005 without giving effect to hedging activities.
In accordance with requirements of the Securities and Exchange Commission (the
"SEC") regulations, no price of cost escalation or reduction was considered by
Chapman. The present value of estimated future net revenues before income taxes was prepared using constant prices as of the calculation date, discounted 10%
per annum on a pretax basis, and is not intended to represent the current market value of the estimated oil and natural gas reserved owned by us. The oil and natural gas reserve data included in or incorporated by reference in this document are only estimates and may prove to be inaccurate.

                                       30

                                                                       Proved Reserves
                                                    -------------------------------------------------------------
                                                       Developed(1)           Undeveloped(2)         Total
                                                    -----------------     -------------------    ----------------
Oil and condensate (MBbls)(3)                              13,614                 20,344              33,958
Natural gas (MMcf)                                         15,917                 25,817              41,734
   Total BOE (MBbls)                                       16,267                 24,647              40,914

Estimated future net revenue before income
taxes (M$)                                               $183,285               $263,603             $446,888

Present value of estimated future net
   revenue before income taxes (discounted
   10% per annum) (M$)(4)                                $ 61,881               $ 24,107             $85,988

(1)  Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods.
(2)  Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
(3)  Includes natural gas liquids.
(4)  Estimated future net reserves represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated future production and development costs, using the average oil and gas prices we had been receiving in the Kazakhstan domestic market, as of March
     31, 2005, which were $0.50 per MMbtu of natural gas and $21.27 per Bbl of oil.

         The reserve data set forth herein represents estimates only. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material.
Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Furthermore, the estimated future net revenue from proved reserves and the present value thereof are based upon certain assumptions, including current prices, production levels and costs that may not be what is actually incurred or realized.

         No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency other than the SEC.

         In accordance with SEC regulations, the Chapman Report used oil and natural gas prices in effect at March 31, 2005. The prices used in calculating the estimated future net revenue attributable to proved reserves do not necessarily reflect market prices for oil and natural gas production subsequent to March 31, 2005. There can be no assurance that all of the proved reserves will be produced and sold within the periods indicated, that the assumed prices will actually be realized for such production or that existing contracts will be honored or judicially enforced.

Production

         All of our wells are currently in testing and test production. Our estimated average daily production our five wells during the month of August

                                       31

2005 was approximately 391 barrels of oil equivalent per day. Of this production, 100% was crude oil. We produced no natural gas during the month of
August 2005.

Cost Information

         Capitalized Costs

         Capitalized costs and accumulated depletion, depreciation and amortization relating to our oil and natural gas producing activities, all of which are conducted in the Republic of Kazakhstan, are summarized below:

                                                                As of                    As of                      As of
                                                          March 31, 2005            March 31, 2004              June 30, 2005
                                                    ----------------------    ----------------------      --------------------
Developed oil and natural gas properties                     $ 43,031,811                $6,495,186               $49,053,319
Unevaluated oil and natural gas properties                              -                         -                         -
Accumulated depletion, depreciation and
  amortization                                                   (67,452)                         -                  (97,381)
                                                    ----------------------    ----------------------      --------------------
Net capitalized cost                                          $42,964,359                $6,495,186               $48,955,938
                                                    ======================    ======================      ====================

Exploration, Development and Acquisition Capital Expenditures

         The following table sets forth certain information regarding the total costs incurred associated with exploration, development and acquisition activities.

                                          As of                 As of                 As of
                                       March 31, 2005       March 31, 2004       June 30, 2005
                                    ----------------    -----------------     -----------------
Acquisition costs:
    Unproved properties                $          -         $          -          $          -
    Proved properties                    20,788,119            1,713,119            20,788,119
Exploration costs                         3,373,092            2,659,872             4,336,923
Development costs                        18,870,600            2,122,195            23,928,277
                                    ----------------    -----------------     -----------------
   Subtotal                              43,031,811            6,495,186            49,053,319
Asset retirement costs                            -                    -                     -
                                    ----------------    -----------------     -----------------
    Total costs incurred               $ 43,031,811         $  6,495,186          $ 49,053,319
                                    ================    =================     =================

Oil and Natural Gas Volumes, Prices and Operating Expense

         The following table sets forth certain information regarding production volumes, average sales prices and average operating expense associated with our sale of oil and natural gas for the periods indicated.

                                       32

                                                                           Period from
                                                     For the Year        Inception (May 6,           Three months ended
                                                        Ended                 2003) to                    June 30,
                                                   March 31, 2005         March 31, 2004           2005            2004
                                                 -------------------    -------------------    ------------    -------------
Production:
   Oil and condensate (Bbls)                            $ 69                   $  -                $ 41             $ 11
   Natural gas liquids (Bbls)                           $  -                   $  -                $  -             $  -
   Natural gas (Mcf)                                    $  -                   $  -                $  -             $  -
   Barrels of oil equivalent (BOE)                      $  -                   $  -                $  -             $  -

Average Sales Price(1)
   Oil and condensate ($ per Bbl)                       $15.17                 $  -                $17.98           $13.22
   Natural gas liquids ($ per Bbl)                      $  -                   $  -                $  -             $  -
   Natural gas ($ per Mcf)                                                     $  -                $  -             $  -
   Barrels of oil equivalent ($ per BOE)                                       $  -                $  -             $  -

Average oil and natural gas operating
  expenses including production and ad
  valorem taxes ($ per BOE)(2)                          $ 3.08                 $  -                $ 1.03            $2.70

(1)  During the period from inception through the year ended March 31, 2005, the
     Company has not engaged in any hedging activities, including derivatives.
(2)  Includes direct lifting costs (labor, repairs and maintenance, materials and supplies), expensed workover costs and the administrative costs of field production personnel, insurance and production and ad valorem taxes.

Drilling Activity

         The following table sets forth our drilling activity for the period from inception (May 6, 2003) through March 31, 2004, for the fiscal year ended
March 31, 2005 and for the three months ended June 30, 2005. In the table,
"Gross" refers to the total wells in which we have a working interest or back-in working interest after payout and "Net" refers to gross wells multiplied by our working interest therein.

                                          As of March 31, 2005          As of March 31, 2004          As of June 30, 2005
                                        ------------------------     --------------------------    -----------------------
                                            Gross          Net           Gross          Net          Gross          Net
                                        -----------    ---------     -----------    -----------    ---------    -----------
Exploratory:
    Productive                                -            -               -              -            -              -
    Non-productive                            -            -               -              -            -              -
       Total                                  -            -               -              -            -              -

Development:
    Productive                                5            5               -              -            -              -
    Non-productive                            -            -               -              -            -              -
       Total                                  -            -               -              -            -              -
Grand Total                                   5            5               -              -            -              -

Productive Wells

         The following table sets forth the number of productive oil and natural gas wells in which we owned an interest as of June 30, 2005.

                                       33

                       Company-operated                Non-operated                     Total
                   --------------------------    -------------------------    ---------------------------
                      Gross           Net          Gross           Net          Gross           Net
                   ---------    -------------    --------    -------------    --------    ---------------
Oil                       5                5           -                -           5                  5
Natural Gas               -                -           -                -           -                  -
                   ---------    -------------    --------    -------------    --------    ---------------
     Total                5                5           -                -           5                  5
                   =========    =============    ========    =============    ========    ===============

Recent Developments

         On April 26, 2005, we completed construction of Dolinnoe-3 well.
Preliminary tests indicated the presence of five oil bearing zones. Inside the producing intervals core sampling, hydrodynamic and field geophysical research and formation testing were completed and oil and gas flow was discovered. Works for more extensive testing are currently under way. To start test production on the Dolinnoe-3 well, we constructed a flow line from the well to the oil collection center in the Dolinnoe field and installed a wellhead heater.
Presently, we have penetrated two bearing zones in Dolinnoe-3 well. We plan to perforate and test the other productive zones.

         Subsequent to construction of the Dolinnoe-3 well, we undertook operations to reenter the Aksaz-4 well which was drilled to a depth of 4,080 meters, but abandoned during the Soviet Union period due to a lack of financing.
We commenced drilling operations on the Aksaz-4 well on May 13, 2005. We completed drilling of this well to 4,907 meters on August 12, 2005. During the drilling process about 50 meters of core was sampled and a full spectrum of geophysical and technical surveys were carried out. As a result of the core sampling and surveys we discovered several potential productive intervals within
Triassic formations. Perforation of these newly-discovered intervals, testing and testing production on the Aksaz-4 well will commence when the drilling rig has been dismantled.

         We are continuing workover of four wells which are currently under testing and test production. We have removed geophysical equipment abandoned in the Dolinnoe-1 well and penetrated to deeper productive horizons perforating two additional oil bearing zones.

         At the Dolinnoe-2 well we perforated the second, third and fourth horizons using high-powered perforating charges. On June 14, 2005 the well was put on test production.

         In June 2005 we performed a second perforation on the Emir-1 well to provide more penetration capability and preparations for hydraulic fracturing of this well with acid treatment were performed.

         Repair works are also under way on the Aksaz-1 well to liquidate the drill string-casing annulus and isolate a water-bearing horizon.

Outlook

         During the remainder of the fiscal year, we will continue work over and research operations on the existing five wells in the ADE Block. During the upcoming quarter we also plan to complete construction of the Aksaz-4 well and put it into test production.

         In order to increase production rates in existing wells we plan to employ new technological methods, including the use of specially formulated acidic compositions for use when conducting hydraulic fracturing and treatment

                                       34

on the wells of Dolinnoe and Emir fields. By utilizing acidic compositions that are specifically adjusted to the properties of the geological structures, oil content and downhole temperatures at each well, we anticipate improved results from fracturing and increased oil production. During the upcoming quarters we plan conduct hydraulic fracturing on the Emir-1 and Dolinnoe-2 wells. We plan to conduct similar operations on Dolinnoe-1 and Dolinnoe-3 wells as well.

         We also plan to explore opportunities for radial and horizontal drilling and have retained the services of several leading scientific and research project institutes to assist us.

         During the first quarter we retained Chapman Petroleum Engineering LTD
("Chapman") to perform reserve and economic evaluations of oil and gas properties in the Extended Territory. Chapman will perform the evaluation based on the results of reinterpretation of 2D seismic data. Additionally in April
2005, we concluded a contract on 3D seismic field works in the Extended
Territory. Results of reserve evaluation by Chapman and the 3D seismic survey will allow us to have sufficient information to evaluate the oil and gas reserves of the Extended Territory, and prepare an efficient work program for further exploration and development of the Extended Territory. We have commenced well inspection and hydro-testing of a production string at Kariman-1 well drilled during Soviet times in the Extended Territory to the depth of Jurassic formations with the purpose of its probable deepening down to the oil-bearing
Triassic deposits.

         We invested approximately $6 million in exploration and development of our properties during the three months ended June 30, 2005. We expect to invest an additional $4 million to $8 million in exploration and development during the remainder of the current fiscal year. We anticipate the need to raise an additional $40,000,000 to support exploration and development activities before we expect income from oil production to be sufficient to meet our needs for operating capital. We expect to fund these expenditures primarily from additional capital we will seek to raise through equity and/or debt financing.
We currently have no commitments from any party to provide us funding and there is no assurance that such funding will become available to us on acceptable terms, or at all. If we are not successful in obtaining funding, we anticipate that we will instead seek to develop existing wells and infrastructure in hopes of generating sufficient revenue to finance our operations. This development would be funded by cash and cash equivalents, the sale of marketable securities and revenue from operations. If the funding is limited to these sources, our anticipated development activities would be significantly more limited than anticipated under our present business plan.

         Our outlook as described above is subject to change based upon factors that include, but are not limited to, drilling results, commodity prices, access to capital and other factors referred to in "Forward Looking Statements."

         We have and will continue to seek to increase our proven reserves through continued exploration of our properties, as well as the acquisition of other properties with exploration and production potential.

         For us to operate profitability and grow in the future we need to obtain additional capital either through additional fund raising or through significantly increased production. Our revenue, profitability and future growth depend substantially on factors beyond our control, such as economic, political and potential regulatory and competition from other sources of energy. Oil and

                                       35

natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, results of operations, the quantities of oil and natural gas reserves that we can economically produce, the markets into which we can sale our oil and our access to additional capital.
In a worst case scenario, future drilling operations could be largely unsuccessful, oil and gas prices could sharply decline, we could fail to gain access to the world oil markets and/or other factors beyond our control could cause us to modify or substantially curtail our exploration and development plans, which could negatively impact our earnings, cash flow and most likely the trading price of our securities.

Our Properties

         We currently own a 100% interest in a license to use subsurface mineral resources and a hydrocarbon exploration contract issued by the ROK in 1999 and
2000, respectively (collectively referred to herein as the "license" or the
"contract"). The original contract granted its holder the right to engage in exploration and development activities in an area of approximately 50,000 acres referred to as the ADE Block. The ADE Block is located onshore in Kazakhstan in the Mangistau Oblast, approximately 50 kilometers from the Kazakhstan city of
Aktau, a seaport on the Caspian Sea. The ADE Block is comprised of three fields, the Aksaz, Dolinnoe and Emir fields. When initially granted, the exploration and development stage of the contract had a five year term. This time for exploration and development has since been extended to June 9, 2007. If we desire to move from the exploration and development stage to the commercial production stage, we must make application to the ROK before June 9, 2007.

         During the fiscal year ended March 31, 2005, the territory covered under the contract was expanded to include an additional 64,247 acres of land adjacent to the ADE Block, (this land is sometimes referred to herein as the
"extended territory" or collectively included with the ADE Block as the "ADE
Block" or "our properties.") The extended territory is governed under the terms of the original contract.

                                       36

         Under the terms of our contract, we currently have the right to engage in exploration and development activities within the ADE Block, as extended, until June 9, 2007. We also have the right to gather and sell all oil and natural gas we produce to the Kazakhstan domestic market until June 9, 2007, with the revenue from such sales belonging to BMB. Before we can sell oil and gas in the international world markets, we must apply for permission from the government to export our production. With the completion of additional storage capacity, we are now capable of gathering sufficient quantities of oil to allow for exportation and sale in the world markets and are applying for the right to export our production internationally. Because of various factors, including an overabundance of supply in Kazakhstan resulting from significantly increased production by exploration stage companies operating in Kazakhstan, the average price per barrel of oil in the domestic market is approximately $25-$30 per barrel lower than the average world market price. We anticipate realizing greater revenue per barrel in the international world markets once we are granted the right to export our production.

         To maintain our contract during the exploration and development stage we are required to meet minimum annual capital expenditures in the exploration and development of the ADE Block and the extended territory. The following table shows the minimum capital expenditures we are required to make during the 2005 and 2006 calendar years and for the period from January 1, 2007 through June 9,
2007.

                  Year              Minimum Capital Expenditure
                  ----              ---------------------------
                  2005                      $9,300,000
                  2006                      $6,000,000
                  2007                      $4,500,000

         Under the terms of the contract, if we wish to move to commercial production, we must apply to the ROK for commercial production rights. Under our contract, we must apply for commercial production rights prior to the expiration of the contract. The terms of our commercial production rights will be negotiated at the time we move to commercial production. During exploration and development stage, we have the right to produce and sell oil and natural gas at a royalty rate of 2%. When we move to commercial production, royalty rates are negotiated and vary depending on the reserve and production rates. Royalty rates are established by the taxing authorities of the ROK. The royalty rate is based on production rates and the rate increases on a sliding scale. Current royalty rates range from 2% to 6%. Commercial production rights may also require up to
20% of the oil sold to the Kazakhstan domestic market at considerably lower prices than received in the world export markets, as discussed above.

         Under our contract, we have the exclusive right to negotiate for and receive commercial production rights. The government is required to negotiate the terms of these rights in good faith in accordance with the Law of Petroleum of Kazakhstan. So long as we establish commercially producible reserves and have fulfilled our obligations during exploration and development, the government is required to grant us production rights. We have not yet applied for commercial production rights because we enjoy certain economic advantages during exploration and development as discussed herein.

                                       38

         During fiscal 2005 we re-entered one well in the Aksaz field, re-entered one well and drilled two new wells in the Dolinnoe field and re-entered one well in the Emir field. Each of these wells was successfully completed and is either in testing, test production or additional workover.
These wells accounted for 100% of our total production during the year. In fiscal 2006 we expect to drill one additional well in the ADE block. This well is planned in the Aksaz field. Because we were not granted the extended territory until December 2004, we did not engage in any exploration or development activities in the extended territory during the fiscal year ended
March 31, 2005.

Title to Properties

         We believe we have satisfactory title to all of our properties in accordance with standards generally accepted in the oil and natural gas industry. Our properties are subject to customary royalty interests, liens for current taxes and other burdens, which we believe do not materially interfere with the use of affect the value of such properties. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Detailed investigations are made before commencement of drilling operations.

Marketing

         Currently we are selling all oil and natural gas we produce to local refineries at the domestic market price. Delivery is made by railcars filled at the pouring station terminal located at the oil storage facility we lease.

         We anticipate that once we begin commercial production we will market our production to third parties consistent with industry practices.

         In the domestic market, the price per barrel is lower than in world markets. When we are able to access the world markets, our marketing objective will be to receive the highest possible price for our product.

         There are a variety of factors which affect the market for oil and natural gas, including the extent of domestic production and imports of oil and natural gas, the availability, proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulations on oil and natural gas productions and sales.

Sales to Major Customers

         Currently we sell all of our production to two clients. We sell approximately 69% of our production to Atyrau Refinery and approximately 31% of our production to LLC Shugla.

         In the exploration, development and production business, production is normally sold to relatively few customers. Our customers are concentrated in the oil and gas industry, and revenue can be materially affected by current economic

                                       39

conditions and the price of certain commodities such as natural gas and crude oil the cost of which is passed through to the customer. However, based on the current demand for natural gas and crude oil and the fact that alternate purchasers are readily available, we believe that the loss of any of our major purchasers would not have a long-term material adverse effect on our operations.

Competition

         Hydrocarbons exploration is highly competitive. Competition in
Kazakhstan and Central Asia includes other junior hydrocarbons exploration companies, mid-size producers and major exploration and production companies. We will have to compete for additional exploration and production properties with these companies who in most cases may have greater financial resources and larger technical staff than us.

         We believe we have an advantage because we have a proven track record with major former Soviet Union oil and gas and banking industry players forming our board of directors and executive management team. We have several prominent figures in the oil and gas industry and banking. In addition our staff has vast domestic and international experience and has been working in Kazakhstan and
Russia for up to 30 years, and has developed relationships with the government and its departments and ministries at many levels. We also employ experienced national and foreign specialists at senior levels in our operating subsidiary.

         There is significant competition for capital with other exploration and production companies and industry sectors. At times, other industry sectors may be more in favor with investors limiting our ability to obtain necessary capital.

Government Regulation

         Our operations are subject to various levels of government controls and regulations in the United States and in Kazakhstan. We attempt to comply with all legal requirements in the conduct of our operations and employ business practices which we consider to be prudent under the circumstances in which we operate. It is not possible for us to separately calculate the costs of compliance with environmental and other governmental regulations as such costs are an integral part of our operations.

         In Kazakhstan, legislation affecting the oil and gas industry is under constant review for amendment or expansion. Pursuant to such legislation, various governmental departments and agencies have issued extensive rules and regulations which affect the oil and gas industry, some of which carry substantial penalties for failure to comply. These laws and regulations can have a significant impact on the industry by increasing the cost of doing business and, consequentially, can adversely affect our profitability. Inasmuch as new legislation affecting the industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

                                       40

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         This discussion summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and capital resources during the period from inception (May 6, 2003) through March 31, 2004 and for the three month periods ended June 30, 2005 and 2004. This discussion should be read in conjunction with the consolidated financial statements and footnotes to the consolidated financial statements included in this registration statement.

Forward-Looking Statements

         Certain of the statements contained in herein as well as in all parts of this document including, but not limited to, those relating to our drilling plans, future expenses, changes in wells operated and reserves, future growth and expansion, future exploration, future seismic data, expansion of operations, our ability to generate new prospects, our ability to obtain a production license, review of outside generated prospects and acquisitions, additional reserves and reserve increases, managing our asset base, expansion and improvement of capabilities, integration of new technology into operations, credit facilities, new prospects and drilling locations, future capital expenditures and working capital, sufficiency of future working capital, borrowings and capital resources and liquidity, projected cash flows from operations, future commodity price environment, expectations of timing, the outcome of legal proceedings, satisfaction of contingencies, the impact of any change in accounting policies on our financial statements, the number, timing or results of any wells, the plans for timing, interpretation and results of new or existing seismic surveys or seismic data, future production or reserves, future acquisitions of leases, lease options or other land rights, management's assessment of internal control over financial reporting, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts contained in this report are forward-looking statements.
When used in this document, words like "expect," "project," "estimate,"
"believe," "anticipate," "intend," "budget," "plan," "forecast," "predict,"
"may," "should," "could," "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices
(including regional basis differentials) of natural gas and oil, results for future drilling and marketing activity, future production and costs and other factors detailed herein and in our other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. These forward-looking statements speak only as of their dates and should not be unduly relied upon. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Overview

         We operate in one segment, natural gas and oil exploration and development. We hold a contract that currently allows us to explore and develop approximately 460 square kilometers in western Kazakhstan. Our contract includes the ADE Block and the Extended Territory, which are collectively referred to herein as "our properties."

         Under our contract we are permitted to explore for oil and natural gas within our properties. Our contract also grants us the right to sell the oil and natural gas recovered during test production to generate revenue. We have been engaged in test production and selling of crude oil since May 2004. Under the

                                       41

terms of our contract, we are required to sell the oil and gas we produce in the
Kazakhstan domestic market until we apply for and are granted permission to export our production. The average price per barrel of crude oil in the
Kazakhstan domestic market during the past twelve months has been approximately
$15 per barrel, significantly lower than the world market price. For most of fiscal 2005, we lacked sufficient storage capacity to accumulate adequate volumes of oil for exportation. With the completion of additional storage capacity at the facility, we now have the capability to export oil for sale in the world markets. We will apply for permission from the government to begin exporting our production for sale in the world markets. We anticipate realizing greater revenue per barrel once we begin exporting oil to the international world markets.

         For us to operate profitably and grow in the future we need to obtain additional capital either through additional fund raising or through significantly increased production. Our revenue, profitability and future growth depend substantially on factors beyond our control, such as economic, political and potential regulatory and competition from other sources of energy. Oil and natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, results of operations, the quantities of oil and natural gas reserves that we can economically produce, the markets into which we can sale our oil and our access to additional capital.
In a worst case scenario, future drilling operations could be largely unsuccessful, oil and gas prices could sharply decline, we could fail to gain access to the world oil markets and/or other factors beyond our control could cause us to modify or substantially curtail our exploration and development plans, which could negatively impact our earnings, cash flow and most likely the trading price of our securities.

Results of Operations

         This section includes discussion of our results of operations for the period from inception (May 6, 2003) through March 31, 2004 and the fiscal year ended March 31, 2005, as well as the three-month periods ended June 30, 2005 and
2004.

         The following table sets forth selected operating data for the periods indicated:

                                                               For the period from
                                            For the year          inception (May 6,      For the three months
                                                ended               2003) through            ended June 30,
                                           March 31, 2005         March 31, 2004        2005             2004
                                           --------------         --------------        ----             ----
Revenues:
   Oil and gas sales                          $  973,646             $      -       $  662,637         $ 118,949

Expenses:
   Oil and gas operating(1)                      197,697                    -           37,811            24,322
   Production                                    265,149                    -
   Selling                                       206,929                    -           42,462             8,436
   Depreciation, depletion and
     amortization                                133,903                4,758           60,367             9,125
   General and administrative                  4,060,962              781,757        1,001,238           550,950

                                       42

Net Production Data:
   Oil (Bbls)                                     68,755                    -           41,456            11,405
   Natural gas liquids (Bbls)                          -                    -                -                 -
   Natural gas (Mcf)                                   -                    -                -                 -
   Barrels of oil equivalent (BOE)                     -                    -                -                 -

Average Sales Price:                                                                         -                 -
   Oil (per Bbl)                                   15.17                    -            17.98             13.22
   Natural gas (per Mcf)                               -                    -                -                 -
   Equivalent price (per BOE)                          -                    -                -                 -

Expenses ($ per BOE):
   Oil and gas operating(1)                         3.08                    -             1.03              2.70
   Depreciation, depletion and
     amortization(2)                                1.05                    -             0.81                 -

(1)      Includes lease operating costs and production and ad valorem taxes.
(2)      Represents depreciation, depletion and amortization of oil and gas properties only.

         Fiscal Year ended March 31, 2005 compared to the period from Inception
         (May 6, 2003) to March 31, 2004

Revenue and Production

         The following table summarizes production volumes, average sales prices and operating revenue for our oil and natural gas operations for the year ended
March 31, 2005 and the period from inception (May 6, 2003) to March 31, 2004.

                                                                                             Fiscal 2005 compared to the
                                                                                                Period from inception
                                                                                               (May 6, 2003) through
                                                                                                  March 31, 2004.
                                                                       For the Period     -----------------------------
                                              For the Fiscal           from Inception             $                 %
                                                 Year ended                Through            Increase         Increase
                                                March 31, 2005         March 31, 2004        (Decrease)       (Decrease)
                                                --------------         --------------        ----------       ----------
Production volumes:
  Natural gas (Mcf)                                      -                      -                   -                 -
  Natural gas liquids (Bbls)                             -                      -                   -                 -
  Oil and condensate (Bbls)                         68,755                      -              68,755               N/A
  Barrels of oil equivalent (BOE)                        -                      -                   -                 -

Average Sales Price
  Natural gas ($ per Mcf)                         $      -                 $    -           $       -            $    -
  Natural gas liquids ($ per Bbl)                 $      -                 $    -           $       -            $    -
  Oil and condensate ($ per Bbl)                  $  15.17                 $    -                 N/A               N/A
  Barrels of oil equivalent
    ($ per BOE)                                   $      -                 $    -           $       -            $    -

                                       43

Operating Revenue:
Natural gas                                       $      -                 $    -                   -            $    -
Natural gas liquids                               $      -                 $    -                   -            $    -
Oil and condensate                                $973,646                 $    -           $ 973,646               N/A
Gain on hedging and derivatives(1)                $      -                 $    -           $       -            $    -
                                               -------------           ------------       -------------       ------------
      Total                                       $973,646                 $    -           $ 973,646            $    -
                                               =============           ============       =============       ============
(1)      We did not engage in hedging transactions, including derivatives during the fiscal year ended March 31, 2005, or the period from inception to
         March 31, 2004.

         Revenues. We generate revenue under our contract from the sale of oil and natural gas recovered during test production. During the year ended March
31, 2005, we realized revenue from oil and gas sales of $973,646 compared to $0 during the year ended March 31, 2004. This increase in revenues in the 2005 fiscal year is primarily the result of the fact that in the period from inception through March 31, 2004, we were just beginning operations and seeking to acquire rights to oil and gas properties and we had no oil and gas sales during that period. We anticipate revenues will continue to increase in the upcoming fiscal year. At the present time, however, it is unclear the rate at which our production and corresponding revenues may increase.

         Our revenue is sensitive to changes in prices received for our products. Our production is sold at the prevailing market price in Kazakhstan, which fluctuates in response to many factors that are outside our control.
Imbalances in the supply and demand for oil can have a dramatic effect on the prices we receive for our production. Political instability, the economy, weather and other factors outside our control could impact supply and demand.

Costs and Operating Expenses

         Production Expenses. During the fiscal year ended March 31, 2005, we incurred $265,149 in production expenses. We had no similar expense during the period from May 6, 2003, to March 31, 2004 because we were not engaged in oil and gas production during the prior period. We expect production expenses to continue to increase in the upcoming fiscal year. At the present time, however, it is unclear the rate at which our production expenses may increase in the upcoming fiscal year.

         Selling Expenses. We incurred selling expenses of $206,929 during the fiscal year ended March 31, 2005 compared to $0 during the period from inception through March 31, 2004. We did not incur selling expenses in the prior year period because we did not sell oil or gas during that period.

         General and Administrative Expenses. General and administrative expenses during the fiscal year ended March 31, 2005 were $4,060,962 compared to
$781,757 during the period from inception on May 6, 2003 through March 31, 2004.
This represents a 419% increase in general and administrative expenses. This significant increase is attributable to a 208% increase in payroll and other compensation, a 284% increase in professional fees, a 781% increase in business trip expenses, a 359% increase in taxes, a 2,049% increase in rent, a 992%
increase in transportation, a 5,016% increase in insurance expense, a 2,152%
increase in communication expenses and a 979% increase in other expenses. During the 2005 fiscal year we accrued a $250,000 obligation required under our work program to contribute to the Astana Fund, a government fund used to fund

                                       44

construction and development of Astana, Kazakhstan - the capital of the Republic of Kazakhstan. This was a one-time obligation. This amount was paid by us subsequent to our fiscal year end. Additionally, we established bad debt reserves in the amount of $129,051 on advances for inventory purchases during the fiscal year ended March 31, 2005. The significant increase in general and administrative expenses is largely the result of hiring more personnel to operate our business, using services of technicians, engineers, accountants and lawyers, as well as incurring other general corporate expenses. We anticipate general and administrative expenses will increase in the upcoming fiscal year.
However, we do not expect general and administrative expenses to increase at such a significant rate in the upcoming year. We anticipate increases in revenue, operating costs and selling costs will outpace the increase in general and administrative expenses in the upcoming year.

         In April 2005 we elected to relocate our U.S. office to Salt Lake City.
Consequently we plan to sublease our office space in New York City to another company. We also reduced the number of employees we have in our U.S. office. We believe these measures will reduce our rent, taxes and other relevant expenses in the upcoming fiscal year.

         Loss from Operations. As a result of significantly increasing expenses, which were only partially offset by revenue from oil and gas sales, during the fiscal year ended March 31, 2005 we realized a loss from operations of
$3,625,845 compared to a net loss from operations of $786,515 during the period from May 6, 2003 to March 31, 2004. Until such time as revenue from oil and gas sales exceeds expenses we will continue to generate operating losses. At this time, it is unclear when we will generate sufficient oil and gas to offset our expenses.

         Other Income. During the fiscal year ended March 31, 2005 we realized total other income of $501,830 compared to $254,717 for the period from May 6,
2003 to March 31, 2004. This 97% increase in other income is largely attributable to $428,572 increase in exchange gain resulting from fluctuations of foreign currency rates against the U.S. Dollar, a $165,699 increase in realized gain on dealing securities and our realizing interest income of $17,799 compared to interest payments of $84,007, partially offset by a $501,174 decrease in realized and unrealized gains on marketable securities. During the
2005 fiscal year we raised approximately $27 million through the sale of our securities in private placement transactions. Therefore, at times during the year, we had funds that were not being used in operations that we invested in marketable securities. We anticipate the funds held in marketable securities will be used to fund our operations and therefore expect gains from marketable securities, both realized and unrealized, to decrease in the next twelve months.

         Net Loss. During the fiscal year ended March 31, 2005 we realized a net loss of $3,124,358 compared to a net loss of $613,782 for the period from inception, May 6, 2003 through March 31, 2004. As discussed above this net loss is largely the result of our engaging in active exploration and development activities and operations for the entire 2005 fiscal year, whereas we were not engaged in active operations for much of the prior fiscal period. We will continue to realize net losses from operations until such time as revenues generated from oil and gas production and sales and other income offset our expenses. At this time, it is unclear when, or if, that may occur.

         Three months ended June 30, 2005, compared to the three months ended
June 30, 2004

                                       45

Revenue and Production

         The following table summarizes production volumes, average sales prices and operating revenue for our oil and natural gas operations for the three months ended June 30, 2005 and the three months ended June 30, 2004.

                                                                                        Three months ended
                                                                                          June 30, 2005
                                                                                    to the three months ended
                                                                                          June 30, 2004
                                                                                   -----------------------------
                                              For the three      For the three         $                %
                                              Months ended       months ended       Increase         Increase
                                              June 30, 2005      June 30, 2004     (Decrease)       (Decrease)
                                            ------------------  ------------------ ------------    -------------
Production volumes:
  Natural gas (Mcf)                                      -                 -                -              -
  Natural gas liquids (Bbls)                             -                 -                -              -
  Oil and condensate (Bbls)                         41,456            11,405           30,051            263
  Barrels of Oil equivalent (BOE)                        -                 -                -              -

Average Sales Price
  Natural gas ($ per Mcf)                         $      -          $      -         $      -              -
  Natural gas liquids ($ per Bbl)                 $      -          $      -         $      -              -
  Oil and condensate ($ per Bbl)                  $  17.98          $  13.22         $   4.76             36
  Barrels of Oil equivalent
    ($ per BOE)                                   $      -          $      -         $      -              -

Operating Revenue:
Natural gas                                       $      -          $      -         $      -              -
Natural gas liquids                                      -                 -                -              -
Oil and condensate                                 662,637           118,949          543,688            457
Gain on hedging and derivatives(1)                       -                 -                -              -
                                                -----------        ----------       ----------        -------
      Total                                       $662,637          $118,949         $543,688            457
                                                ===========        ==========       ==========        =======

(1)      We did not engage in hedging transactions, including derivatives during the three months ended June 30, 2005, or the three months ended June
         30, 2004.

         Revenues. We generate revenue under our contract from the sale of oil and natural gas recovered during test production. During the three months ended
June 30, 2005 and 2004, 100% of our revenue was generated from the sale of crude oil. During our first fiscal quarter 2005 we realized revenue from oil and gas sales of $662,637 compared to $118,949 during our first fiscal quarter of 2004.
This increase in revenues is primarily the result of two facts. First, we performed workover of re-entered wells and drilled two additional wells, both of which led to increased production volume. Second, oil price in the domestic market increased 36% during the three months ended June 30, 2005. We anticipate production will continue to increase in the upcoming fiscal quarters. If production increases and oil prices remain constant or continue to increase, we expect revenue will continue to increase in the upcoming quarters. At the present time, however, it is unclear the rate at which our production and corresponding revenues may increase.

                                       46

         Our revenue is sensitive to changes in prices received for our products. Our production is sold at the prevailing market price in Kazakhstan, which fluctuates in response to many factors that are outside our control.
Imbalances in the supply and demand for oil can have a dramatic effect on the prices we receive for our production. Political instability, the economy, weather and other factors outside our control could impact supply and demand.

Costs and Operating Expenses

         The following table presents a detail of our expenses for the three months ended June 30, 2005 and 2004:

                                     For the three months ended    For the three months ended
                                           June 30, 2005                   June 30, 2004
                                           -------------                   -------------
Expenses:
   Oil and gas operating(1)                  $   37,811                      $  24,322
   Selling                                       42,462                          8,436
   Depreciation, depletion and
     amortization                                60,367                          9,125
   General and administrative                 1,001,238                        550,950
                                            ------------                    -----------

       Total                                 $1,141,878                      $ 592,833
                                            ============                    ===========
Expenses ($ per BOE):
   Oil and gas operating(1)                        1.03                           2.70
   Depreciation, depletion and
     amortization(2)                               0.81                              -

(1)      Includes lease operating costs and production and ad valorem taxes.
(2)      Represents depreciation, depletion and amortization of oil and gas properties only.

         Production Expenses. During the three months ended June 30, 2005, we incurred $67,740 in production expenses compared to $24,322 during the three months ended June 30, 2004. A significant portion of the increase in production expenses is attributable to accrual of depletion. During the first quarter we accrued $29,929 depletion expenses of oil and gas properties. Additionally production cost increased as a result of hiring more production and maintenance personal and repair overhead. We expect production expenses to continue to increase in the upcoming fiscal quarters. At the present time, however, it is unclear the rate at which our production expenses may increase in upcoming fiscal quarters.

         Selling Expenses. We incurred selling expenses of $42,462 during the three months ended June 30, 2005 compared to $8,436 during the three months ended June 30, 2004. The increase in selling expenses is nearly proportional to the increase in revenue during the comparable quarters as we incurred. We transport oil produced in oilfields to railway terminals in oil tankers which are under operational lease. Consequently we use more gasoline and incur more overhead. We expect selling expenses to continue to increase in the upcoming fiscal quarters as revenue continues to increase. At the present time, however, it is unclear the rate at which our production expenses may increase in the upcoming fiscal year.

                                       47

         General and Administrative Expenses. General and administrative expenses during the three months ended June 30, 2005 were $1,001,238 compared to
$550,950 during the three months ended June 30, 2004. This represents a 82%
increase in general and administrative expenses. This significant increase is attributable to a 140% increase in payroll and other compensation, a 139%
increase in rent expenses, a 89% increase in professional services fees, a 22%
increase in taxes, a 52% increase in transportation, a 1,314% increase in insurance expense, a 19% increase in communication expenses and a 80% increase in other expenses. The significant increase in general and administrative expenses is largely the result of hiring more personnel to operate our business, using services of technicians, engineers, accountants and lawyers, as well as incurring other general corporate expenses. We anticipate general and administrative expenses will increase in the upcoming fiscal quarters. However, we do not expect general and administrative expenses to increase at such a significant rate in the upcoming quarters. We anticipate increases in revenue, operating costs and selling costs will outpace the increase in general and administrative expenses in the upcoming quarters.

         In April 2005 we elected to relocate our U.S. office to Salt Lake City.
Consequently we plan to sublease our office space in New York City to another company. We also reduced the number of employees we have in our U.S. office. We believe these measures will reduce our rent, taxes and other relevant expenses in the upcoming fiscal quarters.

         Loss from Operations. During the three months ended June 30, 2005 we realized a loss from operations of $479,241 compared to a net loss from operations of $473,884 during the three months ended June 30, 2004. We realized a 457% increase in revenue during the three months ended June 30, 2005 compared to the comparable period 2004. This increase was offset by a 179% increase in production cost and an 82% increase in general and administrative expenses, which resulted in a 1% increase in loss from operations during the quarter ended
June 30, 2005 compared to the quarter ended June 30, 2004. Until such time as revenue from oil and gas sales exceeds expenses we will continue to generate operating losses. At this time, it is unclear when we will generate sufficient oil and gas to offset our expenses.

         Other Expense. During the three months ended June 30, 2005 we realized total other expense of $58,561 compared to total other expense of $168,224 for the three months ended June 30, 2004. This decrease in other expense is largely attributable to $7,864 increase in realized gain on marketable securities, a
$296,158 increase in unrealized gain on marketable securities and our realizing interest income of $9,138, partially offset by a $210,069 decrease in exchange gain resulting from fluctuations of foreign currency rates against the U.S.
Dollar. Also during the three months ended June 30, 2005 we received approximately $5.2 million for securities sold during a private placement transaction completed on March 31, 2005. Therefore, at times during the quarter, we had funds that were not being used in operations that we invested in marketable securities. We anticipate the funds held in marketable securities will be used to fund our operations and therefore expect gains from marketable securities, both realized and unrealized, to decrease in upcoming quarters.

         Net Loss. During the three months ended June 30, 2005 we realized a net loss of $537,802 compared to a net loss of $602,206 for the three months ended
June 30, 2004. This reduction in net loss is largely attributable to the significant increase in revenue resulting from increased oil and gas production during the quarter ended June 30, 2005. While our production and revenues are

                                       48

increasing, we will continue to realize net losses from operations until such time as revenues generated from oil and gas production and sales and other income offset our expenses. At this time, it is unclear when, or if, that may occur.

         Liquidity and Capital Resources

         Funding for our activities has historically been provided by funds raised through the sale of our common stock. From inception on May 6, 2003 through June 30, 2005, we have raised $44,437,719 through the sale of our common stock and proceeds from the issuance of convertible debt. As of June 30, 2005, we had cash and cash equivalents of $7,885,926. We anticipate our capital resources in the upcoming quarters will likewise consist primarily of funds raised in financing activities and revenue from the sale of oil and gas recovered during test production.

         Our need for capital, in addition to funding our ongoing operations, is primarily related to the exploration and development of our properties as required under our contract, and the potential acquisition of additional oil and gas properties. For the period from inception on May 6, 2003 through June 30,
2005, we have incurred capital expenditures of $48,955,938 for exploration, development and acquisition activities

Cash Flows

         During fiscal 2005 and the period from inception (May 6, 2003) through
March 31, 2004 and the three months ended June 30, 2005 and 2004, cash was primarily used to fund operations. See below for additional discussion and analysis of cash flow.

                                                                      Period from         For the three       For the three
                                                                     inception to          months ended       months ended
                                                   Fiscal 2005       March 31, 2004       June 30, 2005       June 30, 2004
                                                   -----------       --------------       -------------       -------------
Net cash used in operating activities               $(1,415,004)          $(3,445,339)      $ (2,086,880)       $  (839,491)
Net cash used in investing activities               (18,001,879)           (6,564,180)        (6,102,444)          (982,087)
Net cash provided by financing activities            27,280,160            12,135,874          6,085,618                  -
                                                    -----------           -----------       ------------        -----------

NET INCREASE/(DECREASE) IN CASH AND CASH
  EQUIVALENTS                                       $ 7,863,277           $ 2,126,355       $ (2,103,706)       $(1,821,578)
                                                    ===========           ===========       ============        ===========

         Our primary source of cash has been cash proceeds from equity offerings. During the three months ended June 30, 2005 we received cash proceeds of $5,221,685 from the subscriptions received during our private placement that concluded on March 31, 2005. During the fiscal year ended March 31, 2005 we realized $27,280,160 from the sale of our common stock. We primarily used this cash to fund our capital expenditures. At June 30, 2005 we had cash on hand of
$7,885,926.

         We continually evaluate our capital needs and compare them to our capital resources. Our budgeted capital expenditures for the fiscal 2005 year are $10 million to $14 million for exploration, development, production and acquisitions. We expect to fund these expenditures primarily from additional capital we will seek either through equity and/or debt financing and cash on

                                       49

hand. We currently have no commitments from any party to provide us funding and there is no assurance that such funding will become available to us on acceptable terms, or at all. In the event we are not successful in raising the anticipated funds, we nevertheless believe capital expenditures of approximately
$10 million to $14 million could be financed through cash on hand, the sale of marketable securities and revenues from anticipated oil production. The minimum level of capital expenditures on our properties is dictated by the contract. The amount of funds we devote to any particular activity in excess of the minimum required capital expenditures may increase or decrease significantly depending on available opportunities, cash flows and development results, among others.

         If we are not successful in obtaining funding, we anticipate that we will instead seek to develop existing wells and infrastructure in hopes of generating sufficient revenue to finance our operations. This development would be funded by cash and cash equivalents, the sale of marketable securities we currently hold and revenue from operations. If the funding is limited to these sources, our anticipated development activities would be significantly more limited than anticipated under our present business plan.

         We hold marketable securities consisting of short-term repurchase agreements for securities issued by Kazakhstan banks and Kazakhstan financial institutions. Additionally, certain operating cash flows are denominated in local currency and are translated into U.S. dollars at the exchange rate in effect at the time of the transaction. Because of the potential for civil unrest, war and asset expropriation, some or all of these matters, which impact operating cash flow, may affect our ability to meet our short-term cash needs.

Contractual Obligations and Contingencies

         The following table lists our significant commitments at June 30, 2005 as listed on our consolidated balance sheet:

                                                                       Payments Due By Period
                                              --------------------------------------------------------------------------
Contractual obligations                           Total        Less than 1     1-3 years       4-5 years      After 5
                                                                  year                                         years
                                              --------------- -------------- --------------- -------------- ------------
Capital Expenditure Commitment(1)                $19,800,000     $9,300,000     $10,500,000              -            -
Due to the Government of the Republic
  of Kazakhstan(2)(3)                            $ 5,994,200              -     $ 5,994,200              -            -
Due to Reservoir Consultants                     $   500,000     $  278,000     $   222,000              -            -
Liquidation Fund                                 $   100,973              -               -              -     $100,973
Office Lease                                     $   165,010     $   82,505     $    82,505              -            -
                                                 -----------     ----------     -----------      ---------     --------
     Total                                       $26,560,183     $9,660,505     $16,798,705              -     $100,973
                                                 ===========     ==========     ===========      =========     ========

(1)  Under the terms of our contract with the ROK, we are required to spend a total of at least $19.8 million dollars in exploration, development and improvements within the ADE Block, as extended during the term of the license, including $9.3 million in the 2005 calendar year, $6 million in the 2006 calendar year and $4.5 million in the 2007 calendar year. If we fail to do so, we may be subject to the loss of our exploration license.
(2)  In connection with our acquisition of the oil and gas contract covering the
     ADE Block, we are required to repay the ROK for historical costs incurred by it in undertaking geological and geophysical studies and infrastructure

                                       50

     improvements. The repayment terms of this obligation will not be determined until such time as we apply for and are granted commercial production rights by the ROK. Under our contract, if we wish to commence commercial production, we must apply for such right prior to the expiration of our exploration and development rights in June 2007. We are legally entitled to receive commercial production rights and have the exclusive right to negotiate such with the ROK, and the ROK is required to conduct the negotiations under the Law of Petroleum in Kazakhstan. Although we can apply for commercial production rights at any time, we enjoy certain benefits under our contract that currently make it more economically advantageous for us to continue exploration and development activities at this time. We anticipate that we will apply for commercial production rights sometime during the first half of the 2007 calendar year. Should we decide not to pursue a commercial production contract, we can relinquish the ADE Block to the ROK in satisfaction of this obligation.
(3)  As with the ADE Block, we will also be required to repay the ROK its historical costs for access to and use of geological and geophysical data gathered and infrastructure improvement previously made by the ROK within the Extended Territory. We are presently negotiating the amount and terms of this obligation with the ROK. This approximately $6 million obligation represents only our repayment obligation with respect to the ADE Block, and not the extended territory.

Off-Balance Sheet Financing Arrangements

         As of June 30, 2005, we had no off-balance sheet financing arrangements.

Critical Accounting Policies

         We have identified the policies below as critical to our business operations and the understanding of our financial statements. The impact of these policies and associated risks are discussed throughout Management's
Discussion and Analysis and Plan of Operations where such policies affect our reported and expected financial results. A complete discussion of our accounting policies in included in Note 2 of the Notes to Consolidated Financial
Statements.

         Development Stage

         We are a development stage company and have not yet commenced our primary revenue generating activities, which is the commercial production and sale of oil and natural gas. Our ability to realize the carrying value of our assets is dependent on being able to produce and sell oil from our properties.
Our Consolidated Financial Statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have accumulated losses totaling $3,738,140 and have incurred some amount of debt in the development phase of our operations. To fully develop our properties and achieve positive cash flow, we will require additional funding. The Consolidated
Financial Statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities which might be necessary should we be unable to continue in existence.

         Foreign Exchange Transactions

         Transactions denominated in foreign currencies are reported at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated to U.S. dollar at the rates of exchange prevailing at the balance sheet dates. Any gains or losses

                                       51

arising from a change in exchange rates subsequent to the date of the transaction are included as an exchange gain or loss in the Consolidated
Statements of Income.

         Full Cost Method of Accounting

         We follow the full cost method of accounting for our costs of acquisition, exploration and development of oil and gas properties.

         Under full cost accounting rules, the net capitalized costs of evaluated oil and gas properties shall not exceed an amount equal to the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, including the use of oil and gas prices as of the end of each quarter.

         Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change. If oil and gas prices decline, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the cost ceiling, revisions to proved oil and gas reserves occur, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

Recently Issued Accounting Pronouncements

         In May 2005, the FASB issued Statement 154, "Accounting Changes and
Error Corrections", a replacement of APB Opinion 20, "Accounting Changes" and
FASB Statement 3, "Reporting Accounting Changes in Interim Financial
Statements." This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after
December 15, 2005 and will not impact our financial position or results of operations, and cash flows.

Effects of Inflation and Pricing

         The oil and natural gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts extreme pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil and natural gas increase, so do all associated costs. Material changes in prices impact the current revenue stream, estimates of future reserves, borrowing base calculations of bank loans and value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. While we do not currently expect business costs to materially increase, continued high prices for oil and natural gas could result in increases in the cost of material, services and personnel.

                                       52

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The transactions described below were carried out on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties in arm's length negotiations, however, because the transactions were with parties that may be deemed to be affiliates, it is possible that we would have obtained different terms from a truly unaffiliated third-party.

         On May 2, 2003, we obtained a short-term loan in the amount of
$2,000,000 from BMB Munai, LLC and Alexandre Agaian, who, at the time was an officer and director of the Company, to finance the acquisition of a 70%
interest in Emir Oil. On November 26, 2003, this debt was converted to 571,429 shares of our common stock.

         On September 15, 2003, we obtained a short-term loan from Caspian
Services Group, Limited, a shareholder, and a related party through Mirgali
Kunayev who, at the time was a director of both Caspian Services Group and BMB.
The loan was in the amount of $500,000 and was for a period of six months, bearing interest at 16.5% per annum. The loan was full repaid on November 26,
2003.

         During 2004 and 2005, we have retained the services of several entities, including Caspian Services Group, TatArka, LLP, KazMorGeofizika CJSC,
and PE Kunayeva to provide us with geophysical research, drilling and other services. Each of these entities may be deemed to be affiliated with BMB through
Mirgali Kunayev, who served as a BMB director from November 2003 through January
13, 2005, and continues to be a BMB shareholder. Mr. Kunayev was or is an officer and/or director of Caspian Services Group, TatArka LLP and
KazMorGeofizica CJSC at the time these services were rendered or contracted for.
Mr. Kunayev's sister owns PE Kunayeva. In connection with these services, as of
March 31, 2005, we have made, or are committed to make the following payments:

                        For the year ended       For the period from inception
                          March 31, 2005      May 6, 2003 through March 31, 2004
                          --------------      ----------------------------------
TatArka LLP                 $  403,613                     $2,619,807
KazMorGeoFizika CJSC        $  181,536                     $   33,180
PE Kunayeva                 $   51,271                     $        -
                            ----------                     ----------
   Total                    $  636,420                     $2,652,987
                            ==========                     ==========

         During 2004 and 2005 we have leased land, oil storage facilities and office and warehouse space in Aktau, Kazakhstan from Term Oil Ltd. We expect to continue to lease these facilities for full term of our agreement with Term Oil
Ltd., which expires on December 31, 2005. We are currently negotiating a long term extension of this lease, which we expect to complete by no later than
September 2005. During the fiscal year ended March 31, 2005 and 2004 we paid
Term Oil Ltd. $218,428 and $12,817, respectively for the use of these facilities. Toleush Tolmakov, a BMB shareholder and director of Emir Oil is the owner of Term Oil Ltd.

                                       53

         During 2004 and 2005 both us and our subsidiary, Emir Oil, maintained bank accounts with Bank CenterCredit. During the fiscal year ended March 31,
2005 and the period from inception through March 31, 2004 we paid Bank
CenterCredit $19,777 and $5,381 respectively for banking services provided.
Bakhytbek Baiseitov, a BMB shareholder and director is the Chairman of the Board of Directors of Bank CenterCredit.

         During 2004 and 2005 Zhanaozen Repair and Mechanical Plant Ltd supplied construction materials for our exploration and development activities. During the fiscal year ended March 31, 2005 and the period from inception through March
31, 2004 we paid Zhanaozen Repair and Mechanical Plant Ltd $116,403 and $66,065
respectively for materials supplied. Adilbay Tolmakov, brother of Toleush
Tolmakov, a BMB shareholder and director of Emir Oil, is 38% shareholder of
Zhanaozen Repair and Mechanical Plant Ltd.

         Additional information regarding transactions with related parties is disclosed in Note 18 to our Consolidated Financial Statements for the fiscal year ended March 31, 2005.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our shares are currently traded on the Over-the-Counter Bulletin Board
("OTCBB") under the symbol BMBM. As of October 19, 2005, we had approximately
380 shareholders of record holding 32,458,589 shares of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. We believe that, in addition, there are beneficial owners of our common stock whose shares are held in street name and, consequently, we are unable to determine the actual number of beneficial holders of our common stock.

         Of the issued and outstanding common stock, approximately 3,660,652 are free trading, the balance are "restricted securities" as that term is defined in
Rule 144 promulgated by the Securities and Exchange Commission.

         The published high and low bid quotations from April 1, 2003 through
March 31, 2005, were furnished to us by Pink Sheets, LLC, are included in the chart below. These quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not represent actual transactions.

                                                      High             Low
                                                      ----             ---
Fiscal year ending March 31, 2005
---------------------------------
First Quarter                                         $5.75           $3.80
Second Quarter                                         7.65            3.00
Third Quarter                                          7.05            3.00
Fourth Quarter                                         5.40            4.60

                                       54

Fiscal year ending March 31, 2004
---------------------------------
First Quarter                                         $0.31           $0.15
Second Quarter                                         1.20            0.31
Third Quarter (Oct 1 thru Dec 11)                      1.90            0.60
Third Quarter (Dec. 12 thru Dec. 31,
  after 1 share for 10 reverse split)                  7.00            1.05
Fourth Quarter                                         8.00            1.75

         As of October 19, 2005, the last reported sales price for our common stock was $7.50.

Securities for Issuance Under Equity Compensation Plans

         As of October 19, 2005, shares of our common stock were subject to issuance upon the exercise of outstanding options or warrants as set forth below.

------------------------- --------------------------- --------------------------- ------------------------------------
Plan category             Number of securities        Weighted-average            Number of securities
                          to be issued  upon          exercise price of           remaining available for future
                          exercise of                 outstanding                 issuance under equity
                          outstanding options,        options, warrants           compensation plans
                          warrants and rights         and rights                  (excluding securities reflected in
                                                                                  column (a) and restricted stock
                                                                                  grants made  under the plan)
                                    (a)                         (b)                            (c)
------------------------- --------------------------- --------------------------- ------------------------------------
Equity compensation
plans approved by
security holders                  880,783                     $4.70                         3,650,000
------------------------- --------------------------- --------------------------- ------------------------------------
Equity compensation
plans not approved by
security holders                  341,937                     $3.94                                -0-
------------------------- --------------------------- --------------------------- ------------------------------------
Total                           1,222,720                     $4.49                          3,650,000
------------------------- --------------------------- --------------------------- ------------------------------------

         On November 19, 2003 we granted an option to Credifinance Securities
Limited for services rendered by Credifinance as our agent in connection with private placements made by us in November 2003. Georges Benarroch, a Company director is also the CEO of Credifinance and may be deemed to be a related party. The option grants Credifinance the right to purchase up to 142,857 shares

                                       55

of our common stock at an exercise price of $3.50 per share. The option expires on November 26, 2008. The option provides for adjustments to the number of shares and/or the price per share to protect the holder against dilution and in the event of mergers, reorganizations and similar events. The option also requires that in the event we determine to make a registered public offering during the term of the option, we shall use our best efforts to include the common shares underlying the options in the registration statement.

         In connection with a private offering of our common stock conducted during the second fiscal quarter, we issued placement agent warrants to
Credifinance at various times from July 2004 to September 2004. The placement agent warrants grant Credifinance the right to purchase up to 148,980 shares of our common stock. The options are exercisable at price of $4.00 per share and expire at various times from January 31, 2006 to March 19, 2006. The agent warrants provide for adjustments to the number of shares and/or the price per share to protect the holder against dilution in the event of mergers, reorganizations and similar events.

         In October 2004 we agreed to grant stock options under our 2004 Stock
Incentive Plan to Gary Lerner, our corporate Secretary, to purchase 60,000 shares of our common stock. The options have an exercise price of $4.00 per share and expire in October 2009.

         In April 2005 we issued Credifinance placement agent warrants in connection with funds raised on our behalf during the quarter ended March 31,
2005. The placement agent warrants grant Credifinance the right to purchase
50,100 shares of our common stock. The warrants issued to Credifinance are exercisable at a price of $5.00 per share. The warrants expire on April 11,
2006. The option provides for adjustments to the number of shares and/or the price per share to protect the holder against dilution and in the event of mergers, reorganizations and similar events.

         On July 18, 2005 our Board of Directors approved stock option grants and restricted stock awards under our 2004 Stock Incentive Plan subject to acceptance of those grants by the parties to whom they were granted. The total number of options and restricted stock grants was 820,783 and 469,217, respectively. The options are exercisable at a price of $4.75, the closing price of the Company's common stock on the OTCBB on July 18, 2005. The options will expire five years from the grant date. Of the restricted stock grants, 389,217 vested immediately. The remaining shares will vest to the three individuals to whom they were granted in equal amounts upon the one year, two year and three year anniversaries of their employment with the Company. Among the parties receiving stock options and restricted stock grants were the following executive officers and directors:

Name                    Positions with Company      Options Granted    Restricted Stock Granted
----                    ----------------------      ---------------    ------------------------
Boris Cherdabayev       CEO and Director                410,256                  189,744
Anuar Kulmagambetov     CFO                             232,632                  107,368
Georges Benarroch       Director                         68,421                   31,579
Valery Tolkachev        Director                         68,421                   31,579

                                       56

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid by us during the period from inception (May 6, 2003) through the end of the
2004 fiscal year and for the 2005 fiscal year to our chief executive officer, former chief executive officer and other most highly compensated executive officers.

                                                SUMMARY COMPENSATION TABLE

                                      Annual Compensation                       Long Term         Compensation
                                                                                 Awards              Payouts
                                                                          Restricted             LTIP
Name & Principal                                     Other Annual      Stock       Options    Payout    All Other
Position                Year    Salary      Bonus       Compensation      Awards      /SARs #      ($)     Compensation
----------------------- ------- ----------- ----------- ----------------- ----------- ---------- --------- ----------------
Alexandre Agaian        2005      $230,122  $   -0-         $  -0-           $-0-        --        $-0-         $-0-
Former CEO,             2004       168,463      -0-            -0-            -0-        --         -0-          -0-
Former President
Former Director(1)

Boris Cherdabayev       2005       200,558      -0-            -0-            -0-        --         -0-          -0-
CEO, President and      2004        10,000   105,000           -0-            -0-        --         -0-          -0-
Director

Anuar Kulmagambetov     2005       185,667      -0-            -0-            -0-        --         -0-          -0-
CFO                     2004        10,000   105,000           -0-            -0-        --         -0-          -0-

Georges Benarroch       2005           -0-      -0-          12,500           -0-        --         -0-          -0-
Director, Former        2004           -0-      -0-            -0-            -0-        --         -0-          -0-
President, Former
CEO(2)

(1)      Mr. Agaian was the president, co-chief executive officer and a director of the Company from November 2003 to July 2005.
(2)      Mr. Benarroch was the president and chief executive officer of
         InterUnion during the period when InterUnion was conducting no active operations prior to its merger with BMB Holding. Mr. Benarroch resigned as president and chief executive officer of the Company at the time of the merger.

Compensation of Directors

         Effective as of September 2004, all our outside directors are compensated with a stipend of $25,000 per year plus $1,000 for each directors meeting attended in person, plus airfare and hotel expense. No director receives a salary as a director.

Employment Contracts and Termination of Employment and Change-in-Control
Arrangements

         We currently have no employment contracts with any of our named executive officers. In the past three years no executive officer has received any amounts in connection with his resignation, retirement, or other

                                       57

termination. No executive officer received any amounts in the last three years in connection with a change in control of the Company of a change in the executive officer's responsibilities after a change in control.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

         You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange
Commission's public reference room at 100 F. Street, N.E., Washington, D.C.
20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the
Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange
Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, http://www.sec.gov.

         We are subject to the information and reporting requirements of the
Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange
Commission.

         You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

                                       58

                          INDEX TO FINANCIAL STATEMENTS

Report of BDO Kazakhstanaudit, Independent Registered Public
  Accounting Firm                                                          F-2

Consolidated Balance Sheets as of March 31, 2005                           F-3

Consolidated Statements of Loss for the year ended March 31, 2005
  and the period from inception (May 6, 2003) to March 31, 2004            F-4

Consolidated Statements of Shareholders' Equity for the year ended March 31, 2005 and the period from inception (May 6, 2003)
  to March 31, 2004                                                        F-5

Consolidated Statements of Cash Flow for the year ended March 31,
  2005 and the period from inception (May 6, 2003) to March 31, 2004       F-6

Notes to Consolidated Financial Statements for the year ended
  March 31, 2005 and the period from inception (May 6, 2003) to
  March 31, 2004                                                           F-7

Consolidated Balance Sheets as of June 30, 2005 and March 31, 2005
  (audited)                                                               F-28

Unaudited Consolidated Statements of Loss for the three months ended June 30, 2005 and 2004 and the period from inception
  (May 6, 2003) to June 30, 2005                                          F-29

Unaudited Consolidated Statements of Cash Flows for the three months ended June 30, 2005 and June 30, 2004 and the period
  from inception (May 6, 2003) to June 30, 2005                           F-30

Notes to Unaudited Consolidated Financial Statements for the
  three months ended June 30, 2005 and 2004 and the period from
  inception (May 6, 2003) to June 30, 2005                                F-31

                                       F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors
BMB Munai, Inc.

We have audited the accompanying consolidated balance sheet of "BMB Munai" Inc.
(a company in the development stage) as of March 31, 2005, and the related consolidated statements of loss, shareholders' equity, and cash flows for the year ended March 31, 2005 and for the period from inception (May 6, 2003)
through March 31, 2004. These financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted an audit in accordance with the Standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.
Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BMB Munai, Inc. at
March 31, 2005 and the consolidated results of its operations and its cash flow for the period from inception (May 6, 2003) through March 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

BDO Kazakhstanaudit, LLP

June 13, 2005
Almaty, Kazakhstan

                                      F-2

BMB MUNAI, INC
(A Development Stage Entity)

CONSOLIDATED BALANCE SHEET
AS OF MARCH 31

------------------------------------------------------------------------------------------------------------
                                                                                Notes        2005
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                     6          $  9,989,632
    Marketable securities                                                         7               788,921
    Trade accounts receivable                                                                     132,400
    Inventories                                                                   8             3,227,411
    Prepaid expenses, net                                                         9             4,172,291
                                                                                             ------------
       Total current assets                                                                    18,310,655
                                                                                             ------------

NON-CURRENT ASSETS
    Oil and gas properties, full cost method, net                                11            42,964,359
    Other fixed assets, net                                                      12               683,459
    Intangible assets, net                                                       13                14,435
    Restricted cash                                                              14                60,973
                                                                                             ------------
       Total non-current assets                                                                43,723,226
                                                                                             ------------

TOTAL ASSETS                                                                                 $ 62,033,881
                                                                                             ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                             18          $  5,844,639
    Due to reservoir consultants                                                 14               278,000
    Taxes payable                                                                                 333,063
    Due to Astana Fund                                                           10               250,000
    Accrued liabilities and other payables                                                        291,969
                                                                                             ------------
       Total current liabilities                                                                6,997,671
                                                                                             ------------

LONG TERM LIABILITIES
    Due to reservoir consultants                                                 14               222,000
    Liquidation fund                                                             14                60,973
    Deferred income tax liabilities                                               5                   343
                                                                                             ------------
       Total long term liabilities                                                                283,316
                                                                                             ------------

COMMITMENTS AND CONTINGENCIES                                                    19                     -

SHAREHOLDERS' EQUITY
    Share capital                                                                16                30,514
    Additional paid-in capital                                                   16            58,460,520
    Deficit accumulated during the development stage                                           (3,738,140)
                                                                                             ------------
       Total shareholders' equity                                                              54,752,894
                                                                                             ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                   $ 62,033,881
                                                                                             ============

See notes to the consolidated financial statements.

                                      F-3

BMB MUNAI, INC
(A Development Stage Entity)

CONSOLIDATED STATEMENTS OF LOSS

-----------------------------------------------------------------------------------------------------------------------------

                                                                                       Period from          Period from
                                                                                         inception            inception
                                                                   Year ended          (May 6, 2003)        (May 6, 2003)
                                                                   March 31,              through              through
                                                    Notes             2005             March 31, 2004       March 31, 2005
                                                                  ------------         --------------       --------------
REVENUES                                              4           $    973,646           $        -          $    973,646

EXPENSES
    Production                                                         265,149                    -               265,149
    Selling                                                            206,929                    -               206,929
    General and administrative                                       4,060,962              781,757             4,842,719
    Amortization and depreciation                                       66,451                4,758                71,209
                                                                  ------------           ----------          ------------
Total expenses                                                       4,599,491              786,515             5,386,006
                                                                  ------------           ----------          ------------
LOSS FROM OPERATIONS                                                (3,625,845)            (786,515)           (4,412,360)

OTHER INCOME (EXPENSE)
    Realized gain on marketable securities                             185,067               19,368               204,435
    Unrealized gain (loss) on marketable
       securities                                                     (252,767)             248,407                (4,360)
    Foreign exchange gain, net                                         499,521               70,949               570,470
    Interest income, net                                                17,799              (84,007)              (66,208)
    Other income, net                                                   52,210                    -                52,210
                                                                  ------------           ----------          ------------
Total other income (expenses)                                          501,830              254,717               756,547
                                                                  ------------           ----------          ------------
LOSS BEFORE INCOME TAXES                                            (3,124,015)            (531,798)           (3,655,813)

INCOME TAX EXPENSE                                    5                   (343)                   -                  (343)
                                                                  ------------           ----------          ------------
LOSS BEFORE MINORITY INTEREST                                       (3,124,358)            (531,798)           (3,656,156)

MINORTIY INTEREST                                     15                     -               81,984                81,984
                                                                  ------------           ----------          ------------
NET LOSS                                                          $ (3,124,358)          $ (613,782)         $ (3,738,140)
                                                                  ============           ==========          ============

WEIGHT AVERAGE COMMON SHARES
   OUTSTANDING                                        17            26,948,437            7,398,240
LOSS PER COMMON SHARE (BASIC AND
   DILUTED)                                           17          $      0.116           $    0.083
                                                                  ============           ==========

See notes to the consolidated financial statements.

                                      F-4

BMB MUNAI, INC
(A Development Stage Entity)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------

                                     Notes       Number of           Share       Additional        Deficit          Total
                                                   shares           capital       paid-in        accumulated
                                                                                  capital         during the
                                                                                                 development
                                                                                                   stage
                                                 ----------        --------    ------------     ------------     ------------
At May 6, 2003 (Inception date)                     491,655        $    492    $       (492)    $          -     $          -

    Stock dividends                                  50,000              50             (50)               -                -
    Common stock issued during
       the merger                                14,285,844          14,286         (14,286)               -                -
    Conversion of debt to common
       stock                                        571,428             571       1,999,429                -        2,000,000
    Common stock issued in
       private placement                          4,830,494           4,830       9,931,044                -        9,935,874
    Options exercised                               200,000             200         199,800                -          200,000
    Net loss for the period                               -               -               -         (613,782)        (613,782)
                                                 ----------        --------    ------------     ------------     ------------
At March 31, 2004                                20,429,421          20,429      12,115,445         (613,782)      11,522,092

    Common stock issued in
       exchange of 30% shares of
       Emir Oil LLC                   16          3,500,000           3,500      19,071,500                -       19,075,000
    Common stock issued in
       private placement              16          6,584,340           6,585      27,273,575                -       27,280,160
    Common stock issued for
       subscription                   16          1,101,000           1,101       5,503,899                -        5,505,000
    Subscription receivable           16         (1,101,000)         (1,101)     (5,503,899)               -       (5,505,000)
    Net loss for the year                                 -               -               -       (3,124,358)      (3,124,358)
                                                 ----------        --------    ------------     ------------     ------------
At March 31, 2005                                30,513,761        $ 30,514    $ 58,460,520     $ (3,738,140)    $ 54,752,894
                                                 ==========        ========    ============     ============     ============

See notes to the consolidated financial statements.

                                      F-5

BMB MUNAI, INC
(A Development Stage Entity)

CONSOLIDATED STATEMENTS OF CASH FLOW
-------------------------------------------------------------------------------------------------------------------------------

                                                                                           Period from        Period from
                                                                                             inception         inception
                                                                                           (May 6, 2003)     (May 6, 2003)
                                                                            Year ended         through           through
                                                             Notes        March 31, 2005   March 31, 2004    March 31, 2005
                                                                           -------------    -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                   $  (3,124,358)   $    (613,782)    $  (3,738,140)

Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation, depletion and amortisation                                     133,903            4,758           138,661
    Provision for doubtful accounts                                              129,051                -           129,051
    Minority interest                                         15                 (82,134)          82,134                 -
    Deferred income tax liabilities                            5                     343                -               343
    Unrealized gain on dealing securities                                        252,767         (248,407)            4,360
Changes in operating assets and liabilities
    Decrease / (increase) in dealing securities                                1,837,448       (2,630,729)         (793,281)
    Increase in accounts receivable                                             (132,400)               -          (132,400)
    Increase in inventories                                                   (3,043,527)        (183,884)       (3,227,411)
    Increase in prepaid expenses                                              (3,758,022)        (522,148)       (4,280,170)
    Increase in accounts payable and other accruals                            6,371,925          750,726         7,122,651
                                                                           -------------    -------------     -------------
Net cash used in operations                                                   (1,415,004)      (3,361,332)       (4,776,336)

Interest paid                                                                          -          (84,007)          (84,007)
                                                                           -------------    -------------     -------------
Net cash used in operating activities                                         (1,415,004)      (3,445,339)       (4,860,343)
                                                                           -------------    -------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of oil and gas properties                                    (17,411,861)      (6,253,186)      (23,665,047)
    Acquisition of other fixed assets                                           (536,700)        (264,411)         (801,111)
    Acquisition of intangible assets                                             (12,345)          (5,411)          (17,756)
    Restricted cash                                                              (40,973)         (20,000)          (60,973)
    Deposits                                                                           -          (21,172)          (21,172)
                                                                           -------------    -------------     -------------
Net cash used in investing activities                                        (18,001,879)      (6,564,180)      (24,566,059)
                                                                           -------------    -------------     -------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from sale of common stock                        16              27,280,160        9,935,874        37,216,034
    Proceeds from short-term financing                                                 -          500,000           500,000
    Repayment of short-term financing                                                  -         (500,000)         (500,000)
    Proceeds from issuance of convertible debt                                         -        2,000,000         2,000,000
    Proceeds from exercise of common stock options                                     -          200,000           200,000
                                                                           -------------    -------------     -------------
Net cash provided by financing activities                                     27,280,160       12,135,874        39,416,034
                                                                           -------------    -------------     -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                        7,863,277        2,126,355         9,989,632

CASH AND CASH EQUIVALENTS at beginning of year                                 2,126,355                -                 -
                                                                           -------------    -------------     -------------
CASH AND CASH EQUIVALENTS at end of year                       6           $   9,989,632    $   2,126,355     $   9,989,632
                                                                           =============    =============     =============

Non cash transactions:
    Conversion of debt into common stock                                   $           -    $   2,000,000
    Accrual of liabilities to Astana Fund                     10           $     250,000    $           -
    Acquisition of 30% of Emir Oil LLP by issuance of
       3,500,000 shares of common stock                       16           $  19,075,000    $           -

See notes to the consolidated financial statements.

                                      F-6

BMB MUNAI, INC
(A Development Stage Entity)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005

--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS

      BMB Munai, Inc. (the "Company") was incorporated in Utah in July 1981. The
      Company later changed domicile to Delaware on February 7, 1994. Prior to
      November 26, 2003, the Company existed under the name InterUnion Financial
      Corporation ("InterUnion"). The Company changed domicile from Delaware to
      Nevada in December 2004.

      On November 26, 2003, InterUnion executed an Agreement and Plan of Merger
      (the "Agreement") with BMB Holding, Inc ("BMB"), a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of Kazakhstan. As a result of the merger, the shareholders of BMB have obtained control of the Company. BMB was treated as the acquiror for accounting purposes. A new board of directors was elected that is comprised primarily of the former directors of BMB
      Holding, Inc.

      The Company's financial statements presented are a continuation of BMB, and not those of InterUnion Financial Corporation, and the capital structure of the Company is now different from that appearing in the historical financial statements of InterUnion Financial Corporation due to the effects of the recapitalization.

      The Company owns one hundred percent (100%) interest in Emir Oil LLP
      ("Emir Oil" or "Emir"). Emir Oil is a Limited Liability Partnership formed under the laws of the Republic of Kazakhstan for the sole purpose of acquiring the oil and gas exploration license AI No. 1552 (the "License")
      and Contract No. 482 for Exploration of Hydrocarbons in
      Aksaz-Dolinnoe-Emir oil fields, located in blocks XXXVI-10-C (Partially),
      F (Partially) XXXVI-11-A (Partially), D n (Partially) (the "Contract"), in
      the Republic of Kazakhstan.

      The Company has a Representative office in Almaty, the Republic of
      Kazakhstan.

      The Company has minimal operations to date and is considered to be in the development stage. The Company began test production at one well in May
      2004 and at two wells in December 2004. In the first quarter of 2005 the
      Company completed drilling of one well.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidation

      The Company's financial statements present the consolidated results of BMB
      Munai, Inc., and Emir Oil LLP, its 100% owned subsidiary (hereinafter collectively referred to as the "Company"). All significant inter-company balances and transactions have been eliminated from the Consolidated
      Financial Statements.

      Emir Oil has a fiscal year ending December 31, which is different from
      Company's fiscal year end. All transactions of Emir Oil from the date of its purchase by BMB (June 7, 2003) through March 31, 2005 are reflected in the Consolidated Financial Statements and Notes to the Consolidated
      Financial Statements.

      These consolidated financial statements are prepared in accordance with
      United States Generally Accepted Accounting Principles ("US GAAP").

                                      F-7

BMB MUNAI, INC
(A Development Stage Entity)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005

--------------------------------------------------------------------------------

      Emir Oil maintains its accounting records in Kazakhstan Tenge and prepares separate statutory financial statements in accordance with accounting legislation in the Republic of Kazakhstan. Statutory accounting principles and procedures in Kazakhstan differ from accounting principles generally accepted under US GAAP. Accordingly, the accompanying Consolidated
      Financial Statements, which include Emir Oil's statutory accounting records, reflect adjustments necessary for such financial statements to be presented in accordance with US GAAP.

      Use of estimates

      The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the Consolidated
      Financial Statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and affect the results reported in these Consolidated Financial Statements.

      Licences and contracts

      Emir Oil is the operator of the Aksaz, Dolinnoe and Emir oil and gas fields in western Kazakhstan (the "ADE Block", the "ADE Fields"). The
      Government of the Republic of Kazakhstan (the "Government") initially issued the license to Zhanaozen Repair and Mechanical Plant on April 30,
      1999. On September 23, 2002, the license was assigned to Emir Oil. On June
      9, 2000, the contract for exploration of the Aksaz, Dolinnoe and Emir oil and gas fields was entered into between the Agency of the Republic of
      Kazakhstan on Investments and the Zhanaozen Repair and Mechanical Plant.
      On September 23, 2002, the contract was assigned to Emir Oil. On September
      10, 2004 the Government extended duration of the Contract for exploration and License for seven years to June 9, 2007. On December 7, 2004 the
      Government assigned to Emir Oil exclusive right to explore the additional territory during the remaining term of the License. The Company is legally entitled to receive this commercial production contract and has an exclusive right to negotiate this Contract and the Government is obligated to conduct these negotiations under the Law of Petroleum in Kazakhstan. If no terms can be negotiated, the Company has a right to produce and sell oil, including export oil, under the Law of Petroleum for the term of its existing contract through June 9, 2007.

      Foreign currency translation

      Transactions denominated in foreign currencies are reported at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated to U.S.
      dollar at the rates of exchange prevailing at the balance sheet dates. Any gains or losses arising from a change in exchange rates subsequent to the date of the transaction are included as an exchange gain or loss in the
      Consolidated Statements of Income.

      Share-Based Compensation

      The Company accounts for options granted to non-employees at their fair value in accordance with FAS 123, Accounting for Stock-Based Compensation.
      Under FAS No. 123, stock-based compensation is determined as the fair value of the equity instruments issued. The measurement date for these issuances is the earlier of the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete. Stock options were granted to the "selling agents" in the private equity placement transactions and have been offset to the proceeds as a cost of capital.

                                      F-8

      The Company has a stock option plan as described in Note 16. Compensation expense for options granted to employees is determined based on their fair values at the time of grant, the cost of which is recognized in the
      Consolidated Statement of Income over the vesting periods of the respective options.

      Risks and uncertainties

      The ability of the Company to realize the carrying value of its assets is dependent on being able to develop, transport and market oil and gas.
      Currently exports from the Republic of Kazakhstan are primarily dependent on transport routes either via rail, barge or pipeline, through Russian territory. Domestic markets in the Republic of Kazakhstan might not permit world market price to be obtained. However, management believes that over the life of the project, transportation options will be improved by further increases in the capacity of the transportation options.

      Recognition of revenue and cost

      Revenue and associated costs from the sale of oil are charged to the period when goods were shipped or when ownership title transferred.
      Produced but unsold products are recorded as inventory until sold. As of
      March 31, 2005 the production unit of the Company - Emir Oil had test production sales at Kazakhstan domestic market price which is considerably lower than world market prices.

      Income taxes

      The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the liability method, the effect on previously recorded deferred tax assets and liabilities resulting from a change in tax rates is recognized in earnings in the period in which the change is enacted.

      Cash and cash equivalents

      The Company considers all demand deposits and money market accounts purchased with an original maturity of three months or less to be cash and cash equivalents. The fair value of cash and cash equivalents approximates their carrying amounts due to their short-term maturity.

      Marketable securities

      Marketable securities consist of short term repurchase agreements for securities issued by Kazakhstan banks and Kazakhstan financial institutions. The Company records these marketable securities as trading securities and any change in the fair market value is recorded in earnings.

      Trade accounts receivable and prepaid expenses

      Accounts receivable and prepaid expenses are stated at their net realizable values after deducting provisions for uncollectable amounts.
      Such provisions reflect either specific cases or estimates based on evidence of collectability. The fair value of accounts receivable and prepaid expense accounts approximates their carrying amounts due to their short-term maturity.

                                      F-9

      Inventories

      Inventories of equipment for development activities, tangible drilling materials required for drilling operations, spare parts, diesel fuel, and various materials for use in oil field operations are recorded at the lower of cost and net realizable value. Under the full cost method inventory is transferred to oil and gas properties when used in exploration, drilling and development operations in oilfields.

      Inventories of crude oil are recorded at the lower of cost and net realizable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads, which have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

      Oil and gas properties

      The Company follows the full cost method of accounting for its costs of acquisition, exploration and development of oil and gas properties.

      Under full cost accounting rules, the net capitalized costs of evaluated oil and gas properties shall not exceed an amount equal to the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, including the use of oil and gas prices as of the end of each quarter.

      Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change. If oil and gas prices decline, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the cost ceiling, revisions to proved oil and gas reserves occur, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

      All geological and geophysical studies, with respect to the ADE Block have been capitalized as part of the oil and gas properties.

      The Company's oil and gas properties primarily include the value of the license and other capitalized costs under this method of accounting.

      Costs of acquiring unproved leases shall be evaluated for impairment until such time as the leases are proved or abandoned. In addition, if the sums of expected undiscounted cash flows are less than net book value, unamortized costs at the field level will be reduced to a fair value.

      Depreciation, depletion and amortization of producing properties is computed using the unit-of-production method based on estimated proved recoverable reserves.

      Other fixed assets

      Other fixed assets are valued at the historical cost adjusted for impairment loss less accumulated depreciation. Historical cost includes all direct costs associated with the acquisition of the fixed assets.

                                      F-10

      Depreciation of other fixed assets is calculated using the straight line method based upon the following estimated useful lives:

         Constructions                                    7-10 years
         Machinery and equipment                          6-10 years
         Vehicles                                          3-5 years
         Office equipment                                  3-5 years
         Other                                             2-7 years

      Maintenance and repairs is charged to expenses as incurred. Renewals and betterments are capitalized.

      Other fixed assets of the Company are evaluated for impairment. If the sums of expected undiscounted cash flows are less than net book value, unamortized costs of other fixed assets will be reduced to a fair value.

      Intangible assets

      Intangible assets include accounting and other software. Amortization of intangible assets is calculated using straight line method upon estimated useful life ranging from 3 to 4 years.

      Restricted cash

      Restricted cash includes funds deposited in a Kazakhstan bank and is restricted to meet possible environmental obligations according to the regulations of the Republic of Kazakhstan. The fair value of these funds approximates their carrying amounts as amount and conditions of deposited funds governed by the Government of the Republic of Kazakhstan (see Note
      14).

      Comparative figures

      The presentation of certain amounts for previous year has been reclassified to conform to the presentation adopted for the current year.

      Recent accounting pronouncements

      In June 2004, the FASB issued an exposure draft of a proposed statement,
      "Fair Value Measurements" to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current US GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15,
      2005. The Company is reviewing The Exposure Draft to determine the potential impact, if any, on its Consolidated Financial Statements.

      In November 2004, the EITF ratified Issue No. 03-13, "Applying the
      Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the
      Impairment or Disposal of Long-Lived Assets, in Determining Whether to
      Report Discontinued Operations." The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i)

                                      F-11

      expects to have no continuing "direct" cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on the Company's Consolidated Financial Statements.

      In December 2004, the FASB issued Statement 153, "Exchanges of
      Non-monetary Assets", an amendment of APB Opinion 29, "Accounting for
      Non-monetary Transactions." This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15,
      2005 and will not impact the Company's financial position or results of operations, and cash flows.

      In December 2004, the FASB issued a revision of SFAS No. 123 "Share-Based
      Payment" (No. 123R). The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees. The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of a liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period. The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments. The Company will be required to comply with this pronouncement for periods beginning after December 15,
      2005.

3.    ACQUISITION

      On June 7, 2003, BMB acquired a 70% equity interest in Emir Oil for
      $1,300,000. On May 24, 2004, the Company agreed to purchase the remaining
      30% interest of its minority interest partner in Emir Oil in exchange for
      3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company issued the 3,500,000 shares to its minority partner in Emir
      Oil (see Note 16). The aggregate purchase price was determined to be
      $19,075,000 using a price of the Company's common shares on OTCBB on
      August 6, 2004 of $5.45 per share. The entire purchase price has been allocated to oil and gas properties in the accompanying Consolidated
      Balance Sheet.

      The results of Emir's operations have been included in the Consolidated
      Financial Statements since June 7, 2003. Emir had no operations prior to its acquisition by BMB. Emir holds an oil and gas contract for the ADE
      Block. Based on its ownership of Emir Oil, the Company is required to fund the exploration and development efforts of Emir Oil (see Note 19).

                                      F-12

4.    REVENUES

      Revenues represent sales of oil and gas during the test of exploration wells within the domestic market of the Republic of Kazakhstan. Price for oil and gas in a domestic market of the Republic of Kazakhstan is substantially lower than world market prices.

5.    INCOME TAXES

      The income tax charge in the income statement comprised:

                                                                                      2005
       Current tax expense                                                                 $   -
       Deferred tax expense                                                                  343
                                                                               -------------------
                                                                                           $ 343
                                                                               ===================

      Relationship between tax expenses and accounting loss for the years ended
March 31 are explained as follows:
                                                                                      2005                   2004
       Loss before income taxes and minority interest                             $ (3,124,015)            $ (531,798)
                                                                               -------------------    -------------------
       Expected tax provision                                                         (504,227)              (129,027)
       Add tax effect of:
          Permanent differences                                                        495,397                (70,973)
          Change in valuation allowance                                                  9,173                200,000
                                                                               -------------------    -------------------
                                                                                  $        343             $        -
                                                                               ===================    ===================

      Deferred taxes reflect the estimated tax effect of temporary differences between assets and liabilities for financial reporting purposes and those measured by tax laws and regulations. The components of deferred tax assets and deferred tax liabilities are as follows:
                                                                                      2005                   2004
       Deferred tax assets
          Loss carryforward                                                            $ 209,173              $ 200,000
                                                                               -------------------    -------------------

       Deferred tax liabilities:
          Unrealised interest income                                                         343                      -

       Valuation allowance                                                              (209,173)              (200,000)

                                                                               -------------------    -------------------
       Net deferred tax liability                                                      $     343              $       -
                                                                               ===================    ===================

                                      F-13

6.    CASH AND CASH EQUIVALENTS

      As of March 31 cash and cash equivalents included:

                                                                                       2005
       Cash at bank, US Dollars                                                       $ 9,982,103
       Cash at bank, foreign currency                                                       7,529
                                                                                -------------------
                                                                                      $ 9,989,632
                                                                                ===================

      As of March 31, 2005 the Company pledged cash in amount of $15,567 to collateralize payment to oil drilling and service company for drilling services.

7.    MARKETABLE SECURITIES

      Marketable securities as of March 31 were as follows:

                                                                                       2005
       Bonds                                                                            $ 418,952
       Shares                                                                             369,969
                                                                                -------------------
                                                                                        $ 788,921
                                                                                ===================

      As of March 31, 2005 the Company pledged all marketable securities to collateralize payment to oil drilling and service company for drilling services.

8.    INVENTORIES

      Inventories as of March 31 were as follows:

                                                                                      2005
       Construction material                                                         $ 3,103,555
       Purchased semi products                                                            59,706
       Crude oil produced                                                                  7,735
       Other                                                                              56,415
                                                                               --------------------
                                                                                     $ 3,227,411
                                                                               ====================

                                      F-14

9.    PREPAID EXPENSES, NET

      Prepaid expenses as of March 31 were as follows:
                                                                                      2005
       Advances for material                                                         $ 2,301,074
       VAT recoverable                                                                 1,217,751
       Advances for services                                                             589,944
       Other                                                                             192,573
      Reserves against uncollectible advances and prepayments                           (129,051)
                                                                               --------------------
                                                                                     $ 4,172,291
                                                                               ====================

10.   DUE TO ASTANA FUND

      In 2004 the Government of the Republic of Kazakhstan imposed a liability in the amount of $250,000 to make cash contributions to the Astana Fund.
      The Astana Fund is a government fund used by the Government of the
      Republic of Kazakhstan to accumulate cash for construction and development of Astana, Kazakhstan, the new capital of the Republic of Kazakhstan.

11.   OIL AND GAS PROPERTIES, NET

      Oil and gas properties as of March 31 were as follows:

                                                                                      2005
       Subsoil use right                                                            $ 20,788,119
       Cost of drilling wells                                                          9,334,021
       Professional services received in exploration and development activities        4,798,314
       Material and fuel used in exploration and development activities                2,891,765
       Infrastructure development costs                                                1,231,391
       Geological and geophysical                                                        653,571
       Other capitalized costs                                                         3,334,630
       Accumulated depreciation, depletion and amortization                              (67,452)
                                                                               --------------------
                                                                                    $ 42,964,359
                                                                               ====================

                                      F-15

12.   OTHER FIXED ASSETS, NET

                                     Constructions    Machinery       Vehicles        Office          Other          Total
                                                    and equipment                    equipment
                                     -------------  -------------     ---------      ---------       --------      ---------
      Cost
      at April 1, 2004                  $ 62,583      $ 114,650       $  46,450      $  33,286       $  7,442      $ 264,411
       Additions                          23,622        119,550         266,757         95,697         31,074        536,700
       Disposals                               -              -               -              -            (95)           (95)
                                        --------      ---------       ---------      ---------       --------      ---------
      at March 31, 2005                   86,205        234,200         313,207        128,983         38,421        801,016
                                        --------      ---------       ---------      ---------       --------      ---------

      Accumulated depreciation
      at April 1, 2004                         -          1,261           2,289          1,039            169          4,758
       Charge for the period              10,789         17,025          56,577         22,795          5,708        112,894
       Disposals                               -              -               -              -            (95)           (95)
                                        --------      ---------       ---------      ---------       --------      ---------
      at March 31, 2005                   10,789         18,286          58,866         23,834          5,782        117,557
                                        --------      ---------       ---------      ---------       --------      ---------

      Net book value at March
        31, 2004                          62,583        113,389          44,161         32,247          7,273        259,653
                                        ========      =========       =========      =========       ========      =========

      Net book value at March
        31, 2005                        $ 75,416      $ 215,914       $ 254,341      $ 105,149       $ 32,639      $ 683,459
                                        ========      =========       =========      =========       ========      =========

      In accordance with FAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, depreciation related to support equipment and facilities used in exploration and development activities in amount of $
      49,764 was capitalized to oil and gas properties.

13.   INTANGIBLE ASSETS, NET

                                                               2005
      Cost
      Beginning balance                                           $  5,411
       Additions                                                    12,345
                                                         -----------------
      Ending balance                                                17,756

      Accumulated depreciation
      Beginning balance                                                  -
      Amortization for the period                                    3,321
                                                         -----------------
      Ending balance                                                 3,321

                                                         -----------------
      Net book value                                              $ 14,435
                                                         =================

14.   LONG TERM LIABILITIES

      a) Due to reservoir consultants

      The amount of $222,000 due to reservoir consultants represents a part of
      $700,000 contract with PGS Reservoir Consultants payable during 2006. The
      Company paid to PGS Reservoir Consultants $200,000 during 2004 and will pay $278,000 in 2005.

                                      F-16

      b) Liquidation fund

      Under the laws of the Republic of Kazakhstan, the Company is obligated to set aside funds for required environmental remediation. As of March 31,
      2005 the Company contributed $60,973 to the Liquidation Fund.

15.   MINORITY INTEREST

      Minority interest represents interest of 30% shareholder of Emir Oil. On
      May 24, 2004, the Company agreed to purchase the remaining 30% interest of its minority interest partner in Emir Oil in exchange for 3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company issued the 3,500,000 shares to its minority partner in Emir Oil (see Notes 3 and
      16).

                                                                                  2005
      Beginning balance                                                              $ 82,134
       Share of minority for net loss                                                       -
       Share capital portion of minority                                                    -
       Recovery of minority interest after purchase of remaining interest             (82,134)

                                                                            -----------------
      Ending balance                                                                 $      -
                                                                            =================

16.   SHARE AND ADDITIONAL PAID IN CAPITALS

      Common and preferred stock as of March 31 are as following:

                                                                                    2005                  2004
      Preferred stock, $0.001 par value
       Authorised                                                                 20,000,000           20,000,000
       Issued and outstanding                                                              -                    -

      Common stock, $0.001 par value
       Authorised                                                                100,000,000          100,000,000
       Issued and outstanding                                                     30,513,761           20,429,421

      Reverse merger

      During the year ended March 31, 2004, the Company completed a reverse merger with BMB Holding, Inc. Additionally the Company:

      a) Completed a private placement for the total amount of $11,113,562. b)
      Converted a $2,000,000 debt to the shareholders of BMB Holding, Inc. into equity. c) Issued 200,000 shares of stock upon exercise of stock option worth $200,000. d) Completed a 10 for 1 reverse stock split.

      Acquisition

      On May 24, 2004, the Company agreed to purchase the remaining 30% interest of its minority interest partner in Emir Oil in exchange for 3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company issued the 3,500,000 shares to its minority partner in Emir Oil (see Note
      3). The aggregate purchase price was determined to be $19,075,000 using a

                                      F-17

      price of the Company's common shares on OTCBB on August 6, 2004 of $5.45 per share. The entire purchase price has been allocated to oil and gas properties in the accompanying Consolidated Balance Sheet.

      Private placements

      On July 2, 2004, the Company sold an aggregate of 4,584,340 common shares of the Company at $4.00 per share in a private placement offering. The
      Company received $17,311,906 net of the agent fees and out of pocket expenses.

      On March 9, 2005, the Company sold an aggregate of 2,000,000 common shares of the Company at $5.00 per share in a private placement offering. The
      Company received $9,968,254 net of the agent fees and out of pocket expenses.

      On March 31, 2005, the Company issued for subscription an aggregate of
      1,101,000 common shares of the Company at $5.00 per share in a private placement offering.

      Common stocks sold at private placements as of March 31 are as following:

                                                    Number of   Share price         Gross amount       Net amount
                                                  shares sold                           raised           received
      2004
       First private placement                     4,830,494   $ 2.15-$ 2.50         $ 11,113,562      $  9,935,874
                                           -----------------                    ----------------- ------------------
                                                   4,830,494                           11,113,562         9,935,874

      2005
       Second private placement                    4,584,340          $ 4.00           18,337,360        17,311,906
       Third private placement (first
          closing)                                 2,000,000          $ 5.00           10,000,000         9,968,254
       Third private placement (second
          closing)                                 1,101,000          $ 5.00                    -                 -
                                           -----------------                    ----------------- ------------------
                                                   7,685,340                           28,337,360        27,280,160

                                                  12,515,834                         $ 39,450,922      $ 37,216,034
                                           =================                    ================= ==================

      The offerings were made only to accredited investors in the United States under Regulation D and pursuant to Regulation S to non U.S. Persons.

      Share-Based Compensation

      On November 19, 2003, the Company granted options to the placement agent for services rendered in connection with a private placement of the
      Company's common stock in November 2003. The first option granted the placement agent the right to purchase up to 200,000 common shares of the
      Company at an exercise price of $1.00 per share. The placement agent exercised this option and purchased 200,000 shares for $200,000 on
      December 15, 2003. The second option grants the placement agent the right to purchase up to 142,857 common shares of the Company at an exercise price of $3.50 per share. This option expires on November 26, 2008.

      In December 2003, the Company granted warrants to a placement agent in connection with funds raised on the Company's behalf. These warrants grant the placement agent the right to purchase up to 275,050 shares of the
      Company's common stock at an exercise price of $2.15 and 208,000 shares of the Company's common stock at an exercise price of $2.50 per share. The warrants expire at the end of June 2005.

                                      F-18

      On July 2004, the Company granted warrants to a placement agent in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 458,434 shares of the
      Company's common stock at an exercise price of $4.00 per share. The warrants expire at the first quarter of 2006 calendar year.

      During the year ended March 31, 2005 the Board of Directors (the "Board")
      of the Company approved an incentive stock option plan (the "plan") under which directors, officers and key personnel may be granted options to purchase common shares of the Company. The Company has reserved 5,000,000 common shares for issuance upon the exercise of options granted under the terms of the plan. The Board determines the exercise price of each option, provided that no option shall be granted with an exercise price at a discount to market. The vesting periods established under the plan and the term of the options are set by the Board. During the third quarter of the year ended March 31, 2005 the Company granted stock options to its corporate secretary for the past services rendered. These options grant the employee the right to purchase up to 60,000 shares of the Company's common stock at an exercise price of $4.00 per share. The options expire in five years from the date of grant. Granted options vest immediately.
      Compensation expense for options granted to a corporate secretary is determined based on their fair values at the time of grant, the cost of which in the amount of $81,000 is recognized in the Consolidated Statement of Income and Consolidated Balance Sheet.

      Stock options and warrants outstanding and exercisable as of March 31 are:

                                                                                                      Weighted
                                                                                 Number of        Average Exercise
                                                                                   shares               price
                                                                            -----------------    -----------------
       As of March 31, 2003                                                                 -           $     -

          granted                                                                     825,907              2.19
          exercised                                                                  (200,000)             1.00
                                                                            -----------------    -----------------
       As of March 31, 2004                                                           625,907              2.57

          granted                                                                     518,434              4.00
                                                                            -----------------    -----------------
       As of March 31, 2005                                                         1,144,341            $ 3.22
                                                                            =================    =================

      Stock options and warrants as of March 31, 2005 are:

                         Options and Warrants outstanding                         Options and Warrants exercisable
      ------------------------------------------------------------------------  ----------------------------------
          Range of          Options and         Weighted         Weighted       Options and     Weighted Average
       exercise price         Warrants          Average          Average          Warrants       Exercise Price
                                             Exercise Price     Contractual
                                                               Life (years)
      ------------------  -----------------  --------------- -----------------  --------------- ------------------
       $ 2.15 - $ 4.00        1,144,341          $ 3.22            2.20            1,144,341         $ 3.22

                                      F-19

      The estimated fair value of the stock options and warrants issued were determined using Black-Scholes option pricing model with the following assumptions:

                                                                                     2005                2004
       Risk-free interest rate                                                       3.20%               2.00%
       Expected option life                                                         1 year               3 years
       Expected volatility in the price of the Company's common shares                76%                 246%
       Expected dividends                                                              0%                   0%

       Weighted average fair value of options and warrants granted
          during the year                                                           $ 2.22               $ 3.81

17.   EARNINGS PER SHARE (BASIC AND DILUTED)

      The calculation of the basic and diluted earnings per share is based on the following data:

                                                                                     2005                 2004
      Numerator
      Net loss for basic and diluted loss per share                                  3,124,358              613,782

      Denominator
      Weighted average number of common shares for the purposes of
         basic and diluted earnings per share                                       26,948,437            7,398,240
                                                                             ----------------     ----------------

      Loss per share (basic and diluted)                                              $ 0.116              $ 0.083
                                                                             ================     ================

      The effect of the stock warrants and stock options is anti-dilutive.

18.   RELATED PARTY TRANSACTIONS

                                                                                      2005                 2004
       Accounts payable                                                             $ 503,045           $  103,231
       Prepaid expenses                                                               150,841                    -

       Services rendered                                                              610,336            2,724,433
       Operating lease of land, premises and warehouses                               218,428               12,817

       Loans received and repaid                                                            -            2,500,000
       Guarantees received                                                            600,000                    -

      On September 15, 2003 BMB Holding, Inc. obtained a short-term financing for covering expenses related to the reverse merger and private placement from one of its shareholders, Caspian Services Group, Ltd. The loan in the amount of $500,000 was for a term of six months with the annual interest rate of 16.5%. This loan was repaid in full on November 26, 2003 from the proceeds of the private placement.

      On May 25, 2004 the Company received a letter of guarantee for drilling of exploratory wells from KazMorGeofizika CJSC. The letter of guarantee in the amount of $1,000,000 for the period of drilling works was issued to the supplier of drilling works and closed on February 15, 2005. On
      February 15, 2005 the Company received a letter of guarantee in the amount of $600,000 from KazMorGeofizika CJSC for drilling of another exploratory well.

                                      F-20

19.   COMMITMENTS AND CONTINGENCIES

      Historical investments by the Government of the Republic of Kazakhstan

      The Government of the Republic of Kazakhstan made historical investments in the ADE Block in total amount of $ 5,994,200. When the Company applies for and is granted commercial production rights for the ADE Block, the
      Company will be required to begin repaying these historical investments to the Government of the Republic of Kazakhstan. The terms of repayment will be negotiated at the time the Company applies for commercial production rights.

      Capital Commitments

      Under the terms of its exploration contract, Emir Oil is required to spend a total of $32 million in exploration and development activities on the
      ADE Block. To retain its rights under the contract, the Company must spend a minimum of $9.3 million in 2005, $6 million in 2006 and $4.5 million in
      2007. The failure to make these minimum capital expenditures could result in the loss of the contract.

      Operating Environment

      The Company's principal business unit, Emir Oil, operates within the
      Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Company's assets and operations could be at risk in the event of negative changes in the political and business environment.

      Government taxes and legislation in the Republic of Kazakhstan

      The local and national tax environment in the Republic of Kazakhstan is subject to change and inconsistent application, interpretation and enforcement. Non-compliance with Kazakhstan laws and regulations can lead to imposition of penalties and interest.

      Environmental matters

      The Company believes it is currently in compliance with all existing
      Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future.

      Pension and retirement plans

      Employees of the Company receive pension benefits in accordance with the laws and regulations of the respective countries. As of March 31, 2005 and
      2004 the Company was not liable for any supplementary pensions, post-retirement, health care, insurance benefits or retirement indemnities to its current or former employees.

      Other matters

      In December 2003, a lawsuit was filed in Florida naming the Company as one of the defendants. The claim of breach of contract, unjust enrichment, breach of fiduciary duty, conversion and violation of a Florida trade secret statute in connection with a business plan for the development
      Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir Oil. The plaintiffs seek unspecified compensatory and exemplary damages.

                                      F-21

      In April 2005, Sokol Holdings, Inc., filed a complaint in United States
      District Court, Southern District of New York alleging that the Company wrongfully induced Mr. Tolmakov, Director of Emir Oil, to breach a contract under which Mr. Tolmakov had agreed to sell to Sokol 70% of his
      90% interest in Emir Oil LLP. Sokol Holdings, Inc. seeks damages in an unspecified amount exceeding $75,000 to be determined at trial, punitive damages, specific performance in the form of an order compelling BMB to relinquish its interest in Emir and the underlying interest in the ADE fields to Sokol Holdings, Inc. and such other relief as the court finds just and reasonable.

      The Company is confident that the matters shall be resolved in the
      Company's favor. The Company has retained legal counsels to protect its interests. In the opinion of the Company's management and legal counsels, the resolution of those lawsuits will not have a material adverse effect on Company's financial condition, results of operations or cash flows.

20.   FINANCIAL INSTRUMENTS

      The nature of the Company's operations exposes the Company to fluctuations in commodity prices, foreign currency exchange rates, credit risk and country risk. The Company recognizes these risks and manages operations in a manner such that exposure to these risks minimized to the extent practical.

      As of March 31, 2005 marketable securities of $788,921 are held in short term repurchase agreements for securities issued by Kazakhstan banks and
      Kazakhstan financial institutions. As of March 31, 2005 cash and cash equivalents include deposits in Kazakhstan banks in the amount $9,090,276.
      As of March 31, 2005 the Company made advance payments to Kazakhstan companies and budget in the amount $4,301,342. As of March 31, 2005 trade accounts receivable of $132,400 are with the Kazakhstan oil processing plant. Restricted cash reflected in the long-term assets consists of
      $60,973 deposited in a Kazakhstan bank and restricted to meet possible environmental obligations according to the regulations of Kazakhstan.
      Furthermore, the primary asset of the Company is Emir Oil; an entity formed under the laws of the Republic Kazakhstan.

 21.  SUBSEQUENT EVENTS

      On March 31, 2005, the Company issued for subscription an aggregate of
      1,101,000 common shares of the Company at $5.00 per share in a private placement offering. Pursuant to the offering closing on April 12, 2005 the
      Company raised total proceeds of $5,505,000 (see Note 16).

      On April 12, 2005, the Company granted warrants to placement agents in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 110,100 shares of the
      Company's common stock at an exercise price of $5.00 per share. The warrants expire on April 11, 2006.

      In May and June 2005 a party exercised stock warrants for 275,050 shares at the exercise price of $2.15 and stock warrants for 109,030 shares at the exercise price of $2.50.

      On May 27, 2005 the Company made a cash contribution of $250,000 to Astana
      Fund as a part of the social program of investing activity of the Company
      (see Note 10).

                                      F-22

BMB MUNAI, INC
(A Development Stage Entity)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005

--------------------------------------------------------------------------------

22.   SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION
      DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited)

      This footnote provides unaudited information required by SFAS No. 69,
      "Disclosures about Oil and Natural Gas Producing Activities." The
      Company's oil and natural gas properties are located in the Republic of
      Kazakhstan, which constitutes one cost center.

      Capitalized Costs - Capitalized costs and accumulated depletion, depreciation and amortization relating to our oil and natural gas producing activities, all of which are conducted in the Republic of
      Kazakhstan, are summarized below:

                                                                                          For the period from
                                                            For the year ended          inception (May 6, 2003)
                                                              March 31, 2005               to March 31, 2004
                                                        ---------------------------    ---------------------------
      Developed oil and natural gas properties               $ 43,031,811                    $ 6,495,186
      Unevaluated oil and natural gas properties                        -                              -
      Accumulated depletion, depreciation and
         amortization                                             (67,452)                             -
                                                        ---------------------------    ---------------------------
      Net capitalized cost                                   $ 42,964,359                    $ 6,495,186
                                                        ===========================    ===========================

      Costs Incurred - Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized below:

                                                                                          For the period from
                                                            For the year ended          inception (May 6, 2003)
                                                              March 31, 2005               to March 31, 2004
                                                        ---------------------------    ---------------------------
      Acquisition costs:
          Unproved properties                                         $          -                    $         -
          Proved properties                                             20,788,119                      1,713,119
      Exploration costs                                                  3,373,092                      2,659,872
      Development costs                                                 18,870,600                      2,122,195
                                                        ---------------------------    ---------------------------
         Subtotal                                                       43,031,811                      6,495,186
      Asset retirement costs                                                     -                              -
                                                        ---------------------------    ---------------------------
          Total costs incurred                                        $ 43,031,811                    $ 6,495,186
                                                        ===========================    ===========================

      Results of Operations - Results of operations for the Company's oil and natural gas producing activities are summarized below:

                                                                                          For the period from
                                                            For the year ended          inception (May 6, 2003)
                                                              March 31, 2005               to March 31, 2004
                                                        ---------------------------    ---------------------------
      Oil and natural gas revenues                                       $ 973,646                            $ -

      Operating expenses:
         Oil and natural gas operating expenses
            and ad valorem taxes                                           197,697                              -
         Production taxes                                                        -                              -
         Accretion expense                                                       -                              -
         Depletion expense                                                  67,452                              -
                                                        ---------------------------    ---------------------------
         Results of operations from oil and gas
            producing activities                                         $ 708,497                            $ -
                                                        ===========================    ===========================

                                      F-23

      Reserves - Proved reserves are estimated quantities of oil and natural gas, which geological and engineering data demonstrate with reasonable certainty to be, recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes (see Standardized Measure) for the periods presented are based on estimates prepared by Chapman Petroleum Engineering
      Ltd., independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the SEC.

      The Company's net ownership in estimated quantities of proved oil and natural gas reserves, and changes in net proved reserves, all of which are located in the Republic of Kazakhstan, are summarized below:

                                                                               Natural Gas
                                                                                  (Mcf)
                                                         ---------------------------------------------------------
                                                                                          For the period from
                                                            For the year ended        inception (May 6, 2003) to
                                                              March 31, 2005              March 31, 2004 (1)
                                                         -------------------------    ----------------------------
      Proved developed and undeveloped
         reserves
            Beginning of the year                                               -                               -
            Revisions of previous estimates                                     -                               -
            Purchase of oil and gas properties                                  -                               -
            Extensions and discoveries                                 41,734,000                               -
            Sales of natural gas properties                                     -                               -
            Production                                                          -                               -
                                                         -------------------------    ----------------------------
            End of year                                                41,734,000                               -
                                                         =========================    ============================

      Proved developed reserves at year end                            15,917,000                               -
                                                         =========================    ============================

(1)  The Company acquired the ADE Block during the period from inception through
     March 31, 2004. During that period, however, the Company had insufficient geological and engineering data to demonstrate proved reserves with reasonable certainty during that period.

                                      F-24

                                                                 Oil, Condensate and Natural Gas Liquids
                                                                                 (MBbls)
                                                         ---------------------------------------------------------
                                                                                          For the period from
                                                            For the year ended        inception (May 6, 2003) to
                                                              March 31, 2005              March 31, 2004 (1)
                                                         -------------------------    ----------------------------
      Proved developed and undeveloped
         reserves
            Beginning of the year                                               -                               -
            Revisions of previous estimates                                     -                               -
            Purchase of oil and gas properties                                  -                               -
            Extensions and discoveries                                 34,026,302                               -
            Sales of natural gas properties                                     -                               -
            Production                                                     68,755                               -
                                                         -------------------------    ----------------------------
            End of year                                                33,957,547                               -
                                                         =========================    ============================

      Proved developed reserves at year end                            13,614,000                               -
                                                         =========================    ============================

(1)   The Company acquired the ADE Block during the period from inception through March 31, 2004. During that period, however, the Company had insufficient geological and engineering data to demonstrate proved reserves with reasonable certainty during that period.

                                      F-25

      Standardized Measure - The Standardized Measure of Discounted Future Net
      Cash Flows relating to the Company's ownership interests in proved oil and natural gas reserves for the period from inception (May 6, 2003) through
      March 31, 2004 and for the fiscal year ended March 31, 2005 are shown below:

                                                                                         For the Period from
                                                         For the Year Ended March       Inception (May 6, 2003)
                                                                 31, 2005                  to March 31, 2004
                                                        ---------------------------    ---------------------------
      Future cash inflows                                            $ 726,849,000                            $ -
      Future oil and natural gas operating
         expenses                                                      238,912,000                              -
      Future development costs                                          41,050,000                              -
      Future income tax expense                                        281,326,000                              -
                                                        ---------------------------    ---------------------------
      Future net cash flows                                            165,561,000                              -
      10% discount factor                                               50,476,000                              -
                                                        ---------------------------    ---------------------------
      Standardized measure of discounted future
         net cash flows                                              $ 115,085,000                            $ -
                                                        ===========================    ===========================

      Our standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with the provisions of SFAS 69. Future cash inflows are computed by applying year end prices of oil and natural gas to year end quantities of proved oil and natural gas reserves. Future oil and natural gas production and development costs are computed by estimating the expenditures to be incurred in producing and developing the proved oil and natural gas reserves at year end, based on year end costs and assuming continuation of existing economic condition.

      Future income tax expenses are calculated by applying appropriate year end tax rates to future pre-tax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences, tax credits and

                                      F-26

      loss carryforwards relating to the proved oil and natural gas reserves.
      Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. The
      Standardized Measure of Discounted Future Net Cash Flows is not intended to represent the replacement cost or fair market value of the Company's oil and natural gas properties.

      Changes in Standardized Measure - Changes in Standardized Measure of
      Discounted Future Net Cash Flows relating to proved oil and gas reserves are summarized below:

                                                                                          For the Period from
                                                        For the Year Ended March        Inception (May 6, 2003)
                                                                31, 2005                   to March 31, 2004
                                                       ----------------------------    ---------------------------
      Changes due to current year operations:
         Sales of oil and natural gas, net of oil
            and natural gas operating expenses                                   -                              -
         Sales of oil and natural gas properties                                 -                              -
         Purchase of oil and gas properties                                      -                              -
         Extensions and discoveries                                  $ 487,937,000                              -
      Changes due to revisions of standardized                                   -                              -
         variables
         Prices and operating expenses                                           -                              -
         Revisions to previous quantity estimates                                -                              -
         Estimated future development costs                             41,050,000                              -
         Income taxes                                                  281,326,000                              -
         Accretion of discount                                          50,476,000                              -
         Production rates (timing) and other                                     -                              -
                                                       ----------------------------    ---------------------------
      Net Change                                                       115,085,000                              -
      Beginning of year                                                          -                              -
                                                       ----------------------------    ---------------------------
      End of year                                                    $ 115,085,000                            $ -
                                                       ============================    ===========================

      Sales of oil and natural gas, net of oil and natural gas operating expenses are based on historical pre-tax results. Sales of oil and natural gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented on an after tax basis.

                                      F-27

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------------------

                                                                            Notes        June 30, 2005       March 31, 2005
                                                                                          (unaudited)
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                           $    7,885,926       $    9,989,632
    Marketable securities                                                                      492,539              788,921
    Trade accounts receivable                                                                    1,178              132,400
    Inventories                                                               3              3,876,489            3,227,411
    Prepaid expenses and other assets, net                                    4              4,447,465            4,172,291
                                                                                        --------------       --------------
       Total current assets                                                                 16,703,597           18,310,655
                                                                                        --------------       --------------

NON-CURRENT ASSETS
    Oil and gas properties, full cost method, net                             6             48,955,938           42,964,359
    Other fixed assets, net                                                                    681,811              683,459
    Intangible assets, net                                                                      66,581               14,435
    Restricted cash                                                                             60,973               60,973
                                                                                        --------------       --------------
       Total non-current assets                                                             49,765,303           43,723,226
                                                                                        --------------       --------------

TOTAL ASSETS                                                                            $   66,468,900       $   62,033,881
                                                                                        ==============       ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                                    $    5,085,154       $    5,844,639
    Due to reservoir consultants                                                               278,000              278,000
    Taxes payable                                                                              325,126              333,063
    Due to Astana Fund                                                        5                      -              250,000
    Accrued liabilities and other payables                                                     196,594              291,969
                                                                                        --------------       --------------
       Total current liabilities                                                             5,884,874            6,997,671
                                                                                        --------------       --------------

LONG TERM LIABILITIES
    Due to reservoir consultants                                                               222,000              222,000
    Liquidation fund                                                                            60,973               60,973
    Deferred income tax liabilities                                                                343                  343
                                                                                        --------------       --------------
       Total long term liabilities                                                             283,316              283,316
                                                                                        --------------       --------------

COMMITMENTS AND CONTINGENCIES                                                 9                      -                    -

SHAREHOLDERS' EQUITY
    Share capital                                                             7                 31,999               30,514
    Additional paid-in capital                                                7             64,544,653           58,460,520
    Deficit accumulated during the development stage                                        (4,275,942)          (3,738,140)
                                                                                        --------------       --------------
       Total shareholders' equity                                                           60,300,710           54,752,894
                                                                                        --------------       --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                              $   66,468,900       $   62,033,881
                                                                                        ==============       ==============

See notes to the consolidated financial statements.                                                                    F-28

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------------

                                                                                                             Period from
                                                                                                              inception
                                                                       Three months       Three months      (May 6, 2003)
                                                                           ended              ended            through
                                                                       June 30, 2005      June 30, 2004     June 30, 2005
                                                                       --------------     --------------    --------------
REVENUES                                                               $      662,637     $      118,949    $    1,636,283

EXPENSES
    Production                                                                 67,740             24,322           332,889
    Selling                                                                    42,462              8,436           249,391
    General and administrative                                              1,001,238            550,950         5,843,957
    Amortization and depreciation                                              30,438              9,125           101,647
                                                                       --------------     --------------    --------------
Total expenses                                                              1,141,878            592,833         6,527,884
                                                                       --------------     --------------    --------------
LOSS FROM OPERATIONS                                                         (479,241)          (473,884)       (4,891,601)

OTHER INCOME (EXPENSE)
    Realized gain on marketable securities                                     62,779             54,915           267,214
    Unrealized (loss) gain on marketable securities                            (7,539)          (303,697)          (11,899)
    Foreign exchange gain (loss), net                                        (132,415)            77,654           438,055
    Interest income, net                                                       12,022              2,884           (54,186)
    Other income, net                                                           6,592                  -            58,802
                                                                       --------------     --------------    --------------
Total other income (expense)                                                  (58,561)          (168,244)          697,986
                                                                       --------------     --------------    --------------
LOSS BEFORE INCOME TAXES                                                     (537,802)          (642,128)       (4,193,615)

INCOME TAX EXPENSE                                                                  -                  -              (343)
                                                                       --------------     --------------    --------------
LOSS BEFORE MINORITY INTEREST                                                (537,802)          (642,128)       (4,193,958)

MINORITY INTEREST                                                                   -             39,922           (81,984)
                                                                       --------------     --------------    --------------
NET LOSS                                                               $     (537,802)    $     (602,206)   $   (4,275,942)
                                                                       ==============     ==============    ==============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                 31,750,558         20,429,422        29,349,498
                                                                       --------------     --------------    --------------
LOSS PER COMMON SHARE (BASIC AND DILUTED)                              $        (0.02)    $        (0.03)   $        (0.15)
                                                                       ==============     ==============    ==============

See notes to the consolidated financial statements.                                                                     F-29

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                              Period from
                                                                                                                inception
                                                                           Three months     Three months      (May 6, 2003)
                                                                               ended            ended            through
                                                                 Notes     June 30, 2005    June 30, 2004     June 30, 2005
                                                                           -------------    -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                   $    (537,802)   $    (602,206)    $  (4,275,942)
Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation, depletion and amortization                                      60,367            9,124           199,028
    Provision for doubtful accounts                                                    -                -           129,051
    Minority interest in operation of subsidiary                                       -          (39,922)                -
    Deferred income tax expense                                                        -                -               343
    Unrealized loss on marketable securities                                       7,539          303,697            11,899
Changes in operating assets and liabilities
    Decrease / (increase) in marketable securities                               288,843        1,808,966          (504,438)
    Decrease/ (increase) in accounts receivable                                  131,222                -            (1,178)
    Increase in inventories                                                     (649,078)        (408,787)       (3,876,489)
    Increase in prepaid expenses                                                (275,174)      (2,314,127)       (4,555,344)
    (Decrease) / Increase in accounts payable and other accruals              (1,112,797)         403,764         6,009,854
                                                                           -------------    -------------     -------------
Net cash used in operations                                                   (2,086,880)        (839,491)       (6,863,216)

Interest paid                                                                          -                -           (84,007)
                                                                           -------------    -------------     -------------
Net cash used in operating activities                                         (2,086,880)        (839,491)       (6,947,223)
                                                                           -------------    -------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of oil and gas properties                                     (6,004,418)        (917,443)      (29,669,465)
    Acquisition of other fixed assets                                            (41,281)         (64,414)         (842,392)
    Acquisition of intangible assets                                             (56,745)            (230)          (74,501)
    Restricted cash                                                                    -                -           (60,973)
    Deposits                                                                           -                -           (21,172)
                                                                           -------------    -------------     -------------
Net cash used in investing activities                                         (6,102,444)        (982,087)      (30,668,503)
                                                                           -------------    -------------     -------------

           CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from sale of common stock                           7             5,221,685                -        42,437,719
    Proceeds from short-term financing                                                 -                -           500,000
    Repayment of short-term financing                                                  -                -          (500,000)
    Proceeds from issuance of convertible debt                                         -                -         2,000,000
    Proceeds from exercise of common stock options                               863,933                -         1,063,933
                                                                           -------------    -------------     -------------
Net cash provided by financing activities                                      6,085,618                -        45,501,652
                                                                           -------------    -------------     -------------

          NET CHANGE IN CASH AND CASH EQUIVALENTS                             (2,103,706)      (1,821,578)        7,885,926

CASH AND CASH EQUIVALENTS
  at beginning of period                                                       9,989,632        2,126,355                 -
                                                                           -------------    -------------     -------------

CASH AND CASH EQUIVALENTS
  at end of period                                                         $   7,885,926    $     304,777     $   7,885,926
                                                                           =============    =============     =============

Non cash transactions:
    Conversion of debt into common stock                                   $           -    $           -     $   2,000,000
    Accrual of liabilities to Astana Fund                        5         $           -    $           -     $     250,000
    Acquisition of 30% of Emir Oil LLP by issuance of
       3,500,000 shares of common stock                          7         $           -    $           -     $  19,075,000

See notes to the consolidated financial statements.                                                                    F-30

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS

      BMB Munai, Inc. (the "Company") was incorporated in Utah in July 1981. The
      Company later changed its domicile to Delaware on February 7, 1994. Prior to November 26, 2003, the Company existed under the name InterUnion
      Financial Corporation ("InterUnion"). The Company changed its domicile from Delaware to Nevada in December 2004.

      On November 26, 2003, InterUnion executed an Agreement and Plan of Merger
      (the "Agreement") with BMB Holding, Inc ("BMB"), a private Delaware corporation, formed for the purpose of acquiring and developing oil and gas fields in the Republic of Kazakhstan. As a result of the merger, the shareholders of BMB have obtained control of the Company. BMB was treated as the acquiror for accounting purposes. A new board of directors was elected that was comprised primarily of the former directors of BMB
      Holding, Inc.

      The Company's financial statements presented are a continuation of BMB, and not those of InterUnion Financial Corporation, and the capital structure of the Company is now different from that appearing in the historical financial statements of InterUnion Financial Corporation due to the effects of the recapitalization.

      The Company has a representative office in Almaty, the Republic of
      Kazakhstan.

      The Company has minimal operations to date and is considered to be in the development stage.

2.    SIGNIFICANT ACCOUNTING POLICIES

      The financial information included herein, (except the balance sheet as of
      March 31, 2005, which has been derived from our Annual Report on Form 10
      KSB for the year ended March 31, 2005), is unaudited. However, such information includes all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods.
      The results of operations for the interim period are not necessarily indicative of the results to be expected for an entire year.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-QSB
      Report pursuant to certain rules and regulations of the Securities and
      Exchange Commission. These financial statements should be read in conjunction with the consolidated financial statements and notes included in our March 31, 2005 Form 10-KSB Report.

      The accounting principles applied are consistent with those as set out in the Company's annual Consolidated Financial Statements for the year ended
      March 31, 2005.

                                      F-31

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Basis of consolidation
      ----------------------

      The Company's financial statements present the consolidated results of BMB
      Munai, Inc., and its wholly owned subsidiary, Emir Oil LLP (hereinafter collectively referred to as the "Company"). All significant inter-company balances and transactions have been eliminated from the Consolidated
      Financial Statements.

      All transactions of Emir Oil from the date of its purchase by BMB (June 7,
      2003) through June 30, 2005 are reflected in the Consolidated Financial
      Statements and Notes to the Consolidated Financial Statements.

      Emir Oil maintains its accounting records in Kazakhstan Tenge and prepares separate statutory financial statements in accordance with accounting legislation in the Republic of Kazakhstan. Statutory accounting principles and procedures in Kazakhstan differ from accounting principles generally accepted in the United States of America. Accordingly, the accompanying
      Unaudited Consolidated Financial Statements, which include Emir Oil's statutory accounting records, reflect adjustments necessary for such financial statements to be presented in accordance with accounting principles generally accepted in the United States of America.

      Use of estimates
      ----------------

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and affect the results reported in these Consolidated Financial Statements.

      Foreign currency translation
      ----------------------------

      Transactions denominated in foreign currencies are reported at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated to U.S.
      dollars at the rates of exchange prevailing at the balance sheet dates.
      Any gains or losses arising from a change in exchange rates subsequent to the date of the transaction are included as an exchange gain or loss in the Consolidated Statements of Loss.

      Share-Based Compensation
      ------------------------

      The Company accounts for options granted to non-employees at their fair value in accordance with FAS 123, Accounting for Stock-Based Compensation.
      Under FAS No. 123, stock-based compensation is determined as the fair value of the equity instruments issued. The measurement date for these

                                      F-32

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      issuances is the earlier of the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete. Stock options granted to the "selling agents" in the private equity placement transactions and have been offset to the proceeds as a cost of capital.

      The Company has a stock option plan as described in Note 7. Compensation expense for options granted to employees is determined based on their fair values at the time of grant, the cost of which is recognized in the
      Consolidated Statement of Loss over the vesting periods of the respective options.

      Risks and uncertainties
      -----------------------

      The ability of the Company to realize the carrying value of its assets is dependent on being able to develop, transport and market oil and gas.
      Currently exports from the Republic of Kazakhstan are primarily dependent on transport routes either via rail, barge or pipeline, through Russian territory. Domestic markets in the Republic of Kazakhstan might not permit world market price to be obtained. However, management believes that over the life of the project, transportation options will be improved by further increases in the capacity of the transportation options.

      Recognition of revenue and cost
      -------------------------------

      Revenue and associated costs from the sale of oil are charged to the period when goods were shipped or when ownership title transferred.
      Produced but unsold products are recorded as inventory until sold. As of
      June 30, 2005 the production unit of the Company - Emir Oil had test production sales at Kazakhstan domestic market price, which is considerably lower than world market prices.

      Income taxes
      ------------

      The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the liability method, the effect on previously recorded deferred tax assets and liabilities resulting from a change in tax rates is recognized in earnings in the period in which the change is enacted.

      Cash and cash equivalents
      -------------------------

      The Company considers all demand deposits and money market accounts purchased with an original maturity of three months or less to be cash and cash equivalents. The fair value of cash and cash equivalents approximates their carrying amounts due to their short-term maturity.

                                      F-33

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      As of June 30, 2005 the Company pledged cash in amount of $360,045 to collateralize payment to an oil drilling and service company for drilling services.

      Marketable securities
      ---------------------

      Marketable securities consist of short-term repurchase agreements for securities issued by Kazakhstan banks and Kazakhstan financial institutions. The Company records these marketable securities as trading securities and any change in the fair market value is recorded in earnings.

      As of June 30, 2005 the Company pledged all marketable securities to collateralize payment to an oil drilling and service company for drilling services.

      Trade accounts receivable and prepaid expenses
      ----------------------------------------------

      Accounts receivable and prepaid expenses are stated at their net realizable values after deducting provisions for uncollectable amounts.
      Such provisions reflect either specific cases or estimates based on evidence of collectability. The fair value of accounts receivable and prepaid expense accounts approximates their carrying amounts due to their short-term maturity.

      Inventories
      -----------

      Inventories of equipment for development activities, tangible drilling materials required for drilling operations, spare parts, diesel fuel, and various materials for use in oil field operations are recorded at the lower of cost and net realizable value. Under the full cost method, inventory is transferred to oil and gas properties when used in exploration, drilling and development operations in oilfields.

      Inventories of crude oil are recorded at the lower of cost and net realizable value. Cost comprises direct materials and, where applicable, direct labour costs and overhead, which has been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

      Oil and gas properties
      ----------------------

      The Company follows the full cost method of accounting for its costs of acquisition, exploration and development of oil and gas properties.

      Under full cost accounting rules, the net capitalized costs of evaluated oil and gas properties shall not exceed an amount equal to the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, including the use of oil and gas prices as of the end of the period.

                                      F-34

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change. If oil and gas prices decline, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the cost ceiling, revisions to proved oil and gas reserves occur, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

      All geological and geophysical studies, with respect to the ADE Block, have been capitalized as part of the oil and gas properties.

      The Company's oil and gas properties primarily include the value of the license and other capitalized costs.

      Costs of acquiring unproved leases shall be evaluated for impairment until such time as the leases are proved or abandoned. In addition, if the sums of expected undiscounted cash flows are less than net book value, unamortized costs at the field level will be reduced to fair value.

      Depreciation, depletion and amortization of producing properties is computed using the unit-of-production method based on estimated proved recoverable reserves.

      Other fixed assets
      ------------------

      Other fixed assets are valued at the historical cost adjusted for impairment loss less accumulated depreciation. Historical cost includes all direct costs associated with the acquisition of the fixed assets.

      Depreciation of other fixed assets is calculated using the straight-line method based upon the following estimated useful lives:

         Buildings and improvements                         7-10 years
         Machinery and equipment                            6-10 years
         Vehicles                                            3-5 years
         Office equipment                                    3-5 years
         Other                                               2-7 years

      Maintenance and repairs are charged to expenses as incurred. Renewals and betterments are capitalized.

                                      F-35

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Other fixed assets of the Company are evaluated for impairment. If the sums of expected undiscounted cash flows are less than net book value, unamortized costs of other fixed assets will be reduced to a fair value.

      In accordance with FAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", depreciation related to support equipment and facilities used in exploration and development activities in the amount of $17,090 was capitalized to oil and gas properties.

      Intangible assets
      -----------------

      Intangible assets include accounting and other software. Amortization of intangible assets is calculated using straight-line method upon estimated useful life ranging from 3 to 4 years.

      Restricted cash
      ---------------

      Restricted cash includes funds deposited in a Kazakhstan bank and is restricted to meet possible environmental obligations according to the regulations of the Republic of Kazakhstan. The fair value of these funds approximates their carrying amounts as amount and conditions of deposited funds governed by the Government of the Republic of Kazakhstan.

      Comparative figures
      -------------------

      The presentation of certain amounts for the previous periods has been reclassified to conform to the presentation adopted for the current quarter.

      Recent accounting pronouncements
      --------------------------------

      In May 2005, the FASB issued Statement 154, "Accounting Changes and Error
      Corrections", a replacement of APB Opinion 20, "Accounting Changes" and
      FASB Statement 3, "Reporting Accounting Changes in Interim Financial
      Statements." This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement
      154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15,
      2005 and will not impact the Company's financial position or results of operations and cash flows.

                                      F-36

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.    INVENTORIES

      Inventories as of June 30, 2005 and March 31, 2005 were as follows:

                                                                                   June 30, 2005         March 31, 2005
                                                                                    (unaudited)
       Construction material                                                       $   3,719,351         $   3,103,555
       Spare parts                                                                        75,543                59,706
       Crude oil produced                                                                  5,084                 7,735
       Other                                                                              76,511                56,415
                                                                                   -------------         -------------
                                                                                   $   3,876,489         $   3,227,411
                                                                                   =============         =============

4.    PREPAID EXPENSES AND OTHER ASSETS

      Prepaid expenses as of June 30, 2005 and March 31, 2005 were as follows:

                                                                                   June 30, 2005         March 31, 2005
                                                                                    (unaudited)
       Advances for services                                                       $   1,860,448         $     589,944
       Advances for material                                                           1,276,428             2,301,074
       VAT recoverable                                                                 1,310,189             1,217,751
       Other                                                                             129,451               192,573

      Reserves against uncollectible advances and prepayments                           (129,051)             (129,051)
                                                                                   -------------         -------------
                                                                                   $   4,447,465         $   4,172,291
                                                                                   =============         =============
5.    DUE TO ASTANA FUND

      In 2004 the Government of the Republic of Kazakhstan imposed a liability in the amount of $250,000 to make cash contributions to the Astana Fund.
      The Astana Fund is a government fund used by the Government of the
      Republic of Kazakhstan to accumulate cash for construction and development of Astana, Kazakhstan, the new capital of the Republic of Kazakhstan. On
      May 27, 2005 the Company made a cash contribution of $250,000 to Astana
      Fund.

                                      F-37

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.   OIL AND GAS PROPERTIES

      Oil and gas properties as of June 30, 2005 and March 31, 2005 were as follows:

                                                                                    June 30, 2005        March 31, 2005
                                                                                     (unaudited)
       Subsoil use right                                                            $ 20,788,119          $ 20,788,119
       Cost of drilling wells                                                         12,004,832             9,334,021
       Professional services received in exploration and development activities        5,780,567             4,798,314
       Material and fuel used in exploration and development activities                3,588,076             2,891,765
       Infrastructure development costs                                                1,415,791             1,231,391
       Geological and geophysical                                                        859,790               653,571
       Other capitalized costs                                                         4,616,144             3,334,630

      Accumulated depreciation, depletion and amortization                               (97,381)              (67,452)
                                                                                    ------------          ------------
                                                                                    $ 48,955,938          $ 42,964,359
                                                                                    ============          ============

7.    SHARE AND ADDITIONAL PAID IN CAPITALS

      Common and preferred stock as of June 30, 2005 and March 31, 2005 are as following:

                                                                                      June 30,               March 31,
                                                                                        2005                   2005
                                                                                     (unaudited)
            Preferred stock, $0.001 par value
            Authorised                                                               20,000,000             20,000,000
            Issued and outstanding                                                            -                      -

            Common stock, $0.001 par value
            Authorised                                                              100,000,000            100,000,000
            Issued and outstanding                                                   31,998,841             30,513,761

      Reverse merger
      --------------

      During the year ended March 31, 2004, the Company completed a reverse merger with BMB Holding, Inc. Additionally the Company:

      a) Completed a private placement for the total amount of $11,113,562.
      b) Converted a $2,000,000 debt to the shareholders of BMB Holding, Inc.
         into equity.
      c) Issued 200,000 shares of stock upon exercise of stock option worth
         $200,000.
      d) Completed a 10 for 1 reverse stock split.

      Acquisition
      -----------

      On May 24, 2004, the Company agreed to purchase the remaining 30% interest of its minority interest partner in Emir Oil in exchange for 3,500,000 shares of restricted Company common stock. On August 6, 2004, the Company

                                      F-38

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      issued the 3,500,000 shares to its minority partner in Emir Oil. The aggregate purchase price was determined to be $19,075,000 using a price of the Company's common shares on OTCBB on August 6, 2004 of $5.45 per share.
      The entire purchase price has been allocated to oil and gas properties in the accompanying Consolidated Balance Sheet.

      Private placements
      ------------------

      On July 2, 2004, the Company sold an aggregate of 4,584,340 common shares of the Company at $4.00 per share in a private placement offering. The
      Company received $17,311,906 net of the agent fees and out of pocket expenses.

      On March 9, 2005, the Company sold an aggregate of 2,000,000 common shares of the Company at $5.00 per share in a private placement offering. The
      Company received $9,968,254 net of the agent fees and out of pocket expenses.

      On March 31, 2005, the Company sold an aggregate of 1,101,000 common shares of the Company at $5.00 per share in a private placement offering.
      On April 12, 2005 the Company received $5,221,685 net of the agent fees and out of pocket expenses.

      Common stock sold in private placements as of June 31, 2005 are as following:

                                              Number of                           Gross amount       Net amount
                                             shares sold       Share price           raised           received
                                             -----------       -----------        ------------       ----------
       First private placement                 4,830,494      $ 2.15-$ 2.50        $11,113,562       $ 9,935,874
       Second private placement                4,584,340             $ 4.00         18,337,360        17,311,906
       Third private placement                 3,101,000             $ 5.00         15,505,000        15,189,939
                                           -------------                       ----------------- ------------------
                                              12,515,834                           $44,955,922       $42,437,719
                                           =============                       ================= ==================

      The offerings were made only to accredited investors in the United States under Regulation D and pursuant to Regulation S to non U.S. Persons.

      Share-Based Compensation
      ------------------------

      On November 19, 2003, the Company granted options to the placement agent for services rendered in connection with a private placement of the
      Company's common stock in November 2003. The first option granted the placement agent the right to purchase up to 200,000 common shares of the
      Company at an exercise price of $1.00 per share. The placement agent exercised this option and purchased 200,000 shares for $200,000 on
      December 15, 2003. The second option grants the placement agent the right to purchase up to 142,857 common shares of the Company at an exercise price of $3.50 per share. This option expires on November 26, 2008.

      In December 2003, the Company granted warrants to a placement agent in connection with funds raised on the Company's behalf. These warrants grant the placement agent the right to purchase up to 275,050 shares of the
      Company's common stock at an exercise price of $2.15 and 208,000 shares of

                                      F-39

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      the Company's common stock at an exercise price of $2.50 per share. In May and June 2005 a placement agent exercised stock warrants for 275,050 shares at the exercise price of $2.15 and stock warrants for 109,030 shares at the exercise price of $2.50. The remaining warrants for 98,970 shares at the exercise price of $2.50 expired at the end of June 2005.

      During July 2004, the Company granted warrants to a placement agent in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 458,434 shares of the
      Company's common stock at an exercise price of $4.00 per share. The warrants expire at the first quarter of 2006 calendar year.

      On April 12, 2005, the Company granted warrants to placement agents in connection with funds raised on the Company's behalf. These warrants grant the placement agents the right to purchase up to 110,100 shares of the
      Company's common stock at an exercise price of $5.00 per share. The warrants expire on April 11, 2006.

      During the year ended March 31, 2005 the Board of Directors (the "Board")
      of the Company approved an incentive stock option plan (the "plan") under which directors, officers and key personnel may be granted options to purchase common shares of the Company. The Company has reserved 5,000,000 common shares for issuance upon the exercise of options granted under the terms of the plan. The Board determines the exercise price of each option, provided that no option shall be granted with an exercise price at a discount to market. The vesting periods established under the plan and the term of the options are set by the Board. During the third quarter of the year ended March 31, 2005 the Company granted stock options to its corporate secretary for the past services rendered. These options grant the employee the right to purchase up to 60,000 shares of the Company's common stock at an exercise price of $4.00 per share. The options expire in five years from the date of grant. Granted options vest immediately.
      Compensation expense for options granted to a corporate secretary is determined based on their fair values at the time of grant, the cost of which in the amount of $81,000 is recognized in the Consolidated Statement of Income and Consolidated Balance Sheet.

      Stock options and warrants outstanding and exercisable as of June 30, 2005 are:

                                                               Weighted
                                            Number of       Average Exercise
                                             shares              price
                                          ------------      ----------------
       As of March 31, 2005                1,144,341            $ 3.22

          Granted                            110,100              5.00
          Exercised                         (384,080)             2.25
          Expired                            (98,970)             2.50
                                          ------------       -----------
       As of June 30, 2005                   771,391            $ 4.05
                                          ============       ===========

                                      F-40

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Stock options and warrants as of June 30, 2005 are:

                         Options and Warrants outstanding                       Options and Warrants exercisable
      -----------------------------------------------------------------------------------------------------------
          Range of          Options and         Weighted         Weighted       Options and     Weighted Average
       exercise price         Warrants          Average          Average          Warrants       Exercise Price
                                             Exercise Price    Contractual
                                                               Life (years)
      ------------------  -----------------  --------------- ----------------  ----------------- ----------------
       $ 2.15 - $ 5.00         771,391            4.05              2.41           771,391             4.05

      The estimated fair value of the stock options and warrants issued were determined using Black-Scholes option pricing model with the following assumptions:
                                                                             June 30, 2005        March 31, 2005
                                                                              (unaudited)
       Risk-free interest rate                                                   3.63%                3.20%
       Expected option life                                                      1 year               1 year
       Expected volatility in the price of the Company's common shares          74%                  76%
       Expected dividends                                                        0%                   0%

       Weighted average fair value of options and warrants granted
          during the year                                                      $ 1.74               $ 2.22

8.    RELATED PARTY TRANSACTIONS

      During the three months ended June 30, 2005, the Company retained the services of TatArka LLC. TatArka LLC was paid $2,150,562 advance payment to obtain 3D seismic data of extended territory. TatArka LLC is a subsidiary of a company that shares a common director with our Company.

      The Company leases ground fuel tanks and other oil fuel storage facilities and warehouses from Term Oil LLC. The lease expenses for the three months ended June 30, 2005, totaled to $55,240. One of our shareholders is an owner of Term Oil LLC.

      During the three months ended June 30, 2005, the Company also retained the services of several companies. Expenses for those services rendered during the three months ended June 30, 2005, totaled to $35,769. The suppliers which rendered services are affiliated with directors of the Company.

      During the three months ended June 30, 2005, Zhanaozen Repair and
      Mechanical Plant Ltd was paid $22,399 advance payment for inventory supply. Zhanaozen Repair and Mechanical Plant Ltd is an affiliated party with one of the shareholders of the Company.

                                      F-41

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

9.    COMMITMENTS AND CONTINGENCIES

      Historical investments by the Government of the Republic of Kazakhstan

      The Government of the Republic of Kazakhstan made historical investments in the ADE Block in total amount of $ 5,994,200. When the Company applies for and is granted commercial production rights for the ADE Block, the
      Company will be required to begin repaying these historical investments to the Government of the Republic of Kazakhstan. The terms of repayment will be negotiated at the time the Company applies for commercial production rights.

      Capital Commitments
      -------------------

      Under the terms of its oil and gas contract, Emir Oil is required to spend a total of $32 million in exploration and development activities on the
      ADE Block. To retain its rights under the contract, the Company must spend a minimum of $9.3 million in 2005, $6 million in 2006 and $4.5 million in
      2007. The failure to make these minimum capital expenditures could result in the loss of the contract.

      Litigation
      ----------

      In December 2003, a lawsuit was filed in Florida naming the Company as one of the defendants. The claim of breach of contract, unjust enrichment, breach of fiduciary duty, conversion and violation of a Florida trade secret statute in connection with a business plan for the development
      Aksaz, Dolinnoe and Emir oil and gas fields owned by Emir Oil. The plaintiffs seek unspecified compensatory and exemplary damages.

      In April 2005, Sokol Holdings, Inc., filed a complaint in United States
      District Court, Southern District of New York alleging that the Company wrongfully induced Mr. Tolmakov, Director of Emir Oil, to breach a contract under which Mr. Tolmakov had agreed to sell to Sokol 70% of his
      90% interest in Emir Oil LLP. Sokol Holdings, Inc. seeks damages in an unspecified amount exceeding $75,000 to be determined at trial, punitive damages, specific performance in the form of an order compelling BMB to relinquish its interest in Emir and the underlying interest in the ADE fields to Sokol Holdings, Inc. and such other relief as the court finds just and reasonable.

      The Company is confident that the matters shall be resolved in the
      Company's favor. The Company has retained legal counsels to protect its interests. In the opinion of the Company's management and legal counsels, the resolution of those lawsuits will not have a material adverse effect on Company's financial condition, results of operations or cash flows.

                                      F-42

BMB MUNAI, INC
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

10.   FINANCIAL INSTRUMENTS

      The nature of the Company's operations exposes the Company to fluctuations in commodity prices, foreign currency exchange rates, credit risk and country risk. The Company recognizes these risks and manages operations in a manner such that exposure to these risks is minimized to the extent practical.

      As of June 30, 2005 and March 31, 2005 marketable securities of $492,539 and $788,921, respectively, are held in short term repurchase agreements for securities issued by Kazakhstan banks and Kazakhstan financial institutions. As of June 30, 2005 and March 31, 2005 cash and cash equivalents include deposits in Kazakhstan banks in the amount $4,156,607 and $9,090,276, respectively. As of June 30, 2005 and March 31, 2005 the
      Company made advance payments to Kazakhstan companies and government bodies in the amount $4,576,516 and $4,301,342, respectively. As of June
      30, 2005 and March 31, 2005 trade accounts receivable of $1,178 and
      $132,400, respectively, are with the Kazakhstan oil processing plant.
      Restricted cash reflected in the long-term assets consists of $60,973 deposited in a Kazakhstan bank and restricted to meet possible environmental obligations according to the regulations of Kazakhstan.
      Furthermore, the primary asset of the Company is Emir Oil; an entity formed under the laws of the Republic Kazakhstan.

11.   SUBSEQUENT EVENTS

      Subsequent to the quarter ended June 30, 2005 the Company granted 70,526 common stocks to its former Chief Executive Officer and President for the past services rendered.

                                      F-43

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                TABLE OF CONTENTS

Disclosure of Commission Position of Indemnification for Securities
  Act Liabilities.............................................................27
Business and Properties.......................................................28
Management's Discussion of Analysis of Results of Operations

--------------------------------------------------------------------------------
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
--------------------------------------------------------------------------------

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.7502 of the General Corporation Law of Nevada permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must either (i) not be liable under Nevada law to the corporation, its stockholders or its creditors or (ii) have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

         With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the General Corporation Law of Nevada permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

         Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

         Our Articles of Incorporation limit liability of its Officers and
Directors to the full extent permitted by the laws of the State of Nevada.

                                      II-1

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement.

                                                           Amount
         Expense                                          Maximum

         SEC Registration Fees                         $    3,692
         Accounting fees and expenses                      75,000*
         Legal fees and expenses                          150,000*
         Printing and mailing expenses                     10,000*
         Transfer and miscellaneous expenses                5,000*
                                                       ----------
         Total                                         $  243,692*
                                                       ==========
* Estimates.

                     RECENT SALES OF UNREGISTERED SECURITIES

         We have issued the following equity securities, which were not registered under the Securities Act of 1933, during the past three years.

         On November 19, 2003 we granted two options to Credifinance Securities
Limited for services rendered and to be rendered by Credifinance as our agent in connection with private placements of our securities made in November 2003.
Georges Benarroch, a Company director is also the CEO of Credifinance and may be deemed to be a related party. The first option granted Credifinance the right to purchase up to 200,000 restricted common shares for $1.00 per share for a period of five years. On December 12, 2003 Credifinance exercised this option and purchased 200,000 post-split shares. The second option grants Credifinance the right to purchase up to 142,857 shares of our common stock at an exercise price of $3.50 per share for a period of five years. The options and the common shares issued and to be issued pursuant to the exercise of the options have been and will be issued without registration under the Securities Act of 1933 in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities
Act of 1933.

         In connection with the Agreement and Plan of Merger, on November 25,
2003 we issued 14,857,143 shares of restricted common stock to the seven shareholders of BMB Holding, Inc., in exchange for their 1,000 shares of BMB
Holding, Inc. The shares were issued without registration under the Securities
Act of 1933 in reliance upon exemptions from registration pursuant to
Regulations S of the Securities Act Rules and Section 4(2) of the Securities Act
of 1933.

         On November 26, 2003 we sold 1,680,000 shares of our restricted common stock for $4,200,000. These shares were issued without registration under the
Securities Act of 1933 in reliance upon an exemption from registration pursuant to Regulations S of the Securities Act Rules.

                                      II-2

         On November 26, 2003 we sold 2,750,494 shares of our restricted common stock to six accredited investors for $5,913,562 in a private placement. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration pursuant to Rule 506 of Regulation D of Securities Act Rules.

         On December 12, 2003 Credifinance exercised the over-allotment option it was granted in connection with the above placements to acquire an additional
400,000 shares. These shares were issued to two persons for $1,000,000 in reliance upon an exemption from registrations pursuant to Regulation S of the
Securities Act Rules.

         On October 12, 2005, Aton Securities, Inc., exercised the above referenced option and acquired 309,454 shares of our restricted common stock for
$1,237,816. The shares were issued without registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933.

         In August 2004 we issued 3,500,000 shares of restricted common stock to acquire the 30% interest in Emir Oil, LLP from our minority partner. These shares were issued without registration under the Securities Act of 1933 in reliance upon an exemption from registration pursuant to Regulations S of the
Securities Act Rules.

         During the quarter ended September 30, 2004 we issued 4,584,340 restricted common shares to investors for $4.00 per share, raising gross proceeds of $18,337,360 in a private placement. The shares were issued without registration under the Securities Act of 1933 in reliance upon exemptions from registration pursuant to Regulations S and Rule 506 of Regulation D of the
Securities Act Rules.

         In connection with the private placement, at the Closing of the private placement we granted placement agent warrants to Aton Securities, Inc., and
Credifinance Securities, Ltd., a related company through a common director, in the amounts of 309,454 and 148,980 respectively, to purchase shares of our common stock at $4.00 per share. These warrants are immediately exercisable and expire at various times with the earliest warrants expiring on January 31, 2006 and the latest warrants expiring on March 19, 2006. The warrants were issued without registration under the Securities Act of 1933 in reliance upon exemptions from registration pursuant to Regulations S of the Securities Act
Rules and Section 4(2) of the Securities Act of 1933.

         During and subsequent to the quarter ended March 31, 2005 we issued
3,101,000 restricted common shares to investors for $5.00 per share, raising gross proceeds of $15,505,000 in a private placement. The shares were issued without registration under the Securities Act of 1933 in reliance upon exemptions from registration pursuant to Regulations S and Rule 506 of
Regulation D of the Securities Act Rules.

         On April 12, 2005 we granted placement agent warrants to Aton
Securities and Credifinance, a related company through a common director, in the amounts of 60,000 and 50,100 respectively, to purchase shares of our common stock at $5.00 per share. These warrants are immediately exercisable and expire on April 11, 2006. The warrants were issued without registration under the
Securities Act of 1933 in reliance upon exemptions from registration pursuant to
Regulations S of the Securities Act Rules and Section 4(2) of the Securities Act
of 1933.

                                      II-3

         On October 12, 2005, Aton Securities, Inc., exercised the above referenced option and acquired 60,000 shares of our restricted common stock for
$300,000. The shares were issued without registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933.

         In May and June 2005 Credifinance exercised warrants granted in
December 2003 to purchase 275,050 common shares for $2.15 per share and 109,030 common shares for $2.50 per share, for an aggregate purchase price of $863,933.
These shares were issued without registration under the Securities Act of 1933 in reliance upon an exemption from registration pursuant to Regulations S of the
Securities Act Rules.

         On July 18, 2005 our Board of Directors approved stock option grants and restricted stock awards under our 2004 Stock Incentive Plan subject to acceptance of those grants by the parties to whom they were granted. The total number of options and restricted stock grants was 820,783 and 469,217, respectively. The options are exercisable at a price of $4.75, the closing price of the Company's common stock on the OTCBB on July 18, 2005. The options will expire five years from the grant date. Of the restricted stock grants, 389,217 vested immediately. The remaining shares will vest to the three individuals to whom they were granted in equal amounts upon the one year, two year and three year anniversaries of their employment with the Company. Among the parties receiving stock options and restricted stock grants were the following executive officers and directors:

                                                                 Restricted
Name                  Positions with Company  Options Granted    Stock Granted
----                  ----------------------  ---------------    -------------
Boris Cherdabayev     CEO and Director             410,256         189,744
Anuar Kulmagambetov   CFO                          232,632         107,368
Georges Benarroch     Director                      68,421          31,579
Valery Tolkachev      Director                      68,421          31,579

Of the eight people receiving grants, seven were non-U.S. persons. The options and restricted stock grants were made without registration under the Securities
Act of 1933 in reliance upon exemptions from registration pursuant to
Regulations S of the Securities Act Rules and Section 4(2) of the Securities Act
of 1933.

                                  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of
BMB Munai, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a

                                      II-4

director, officer or controlling person of BMB Munai, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the
Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Almaty, Kazakhstan on this 21st day of October, 2005.

                                               BMB MUNAI, INC.

                                                /s/  Boris Cherdabayev
                                               ---------------------------------
                                               Boris Cherdabayev,
                                               Chief Executive Officer

                                                 /s/ Anuar Kulmagambetov
                                               ---------------------------------
                                               Anuar Kulmagambetov,
                                               Chief Financial Officer

                                      II-5

                                Power of Attorney

         We, the undersigned directors and/or officers of BMB Munai, Inc. (the
"Company"), hereby severally constitute and appoint Boris Cherdabayev, Chief
Executive Officer, and Anuar Kulmagambetov, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form SB-2 filed with the SEC, and any and all amendments to said Registration
Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Company's equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

         Pursuant to the requirements of the Securities Act of 1933 this
Registration Statement has been signed by the following persons in the capacities indicated on October 21, 2005:

Signature                                      Title(s)
---------                                      --------

/s/ Boris Cherdabayev         Chairman, Chief Executive Officer (principal
-----------------------       executive officer) and Director
Boris Cherdabayev

/s/ Anuar Kulmagambetov       Chief Financial officer (principal financial and
-----------------------       accounting officer)
Anuar Kulmagambetov

/s/ Georges Benarroch         Director
-----------------------
Georges Benarroch

/s/ Troy Nilson               Director
-----------------------
Troy Nilson

/s/ Stephen Smoot             Director
-----------------------
Stephen Smoot

/s/ Valery Tolkachev          Director
-----------------------
Valery Tolkachev

                                      II-6

                                INDEX TO EXHIBITS

       Exhibit            Description
       -------            -----------

        3.1          Articles of Incorporation(1)
        3.2          By-Laws of BMB Munai, Inc. (1)
        5.1          Opinion of Poulton & Yordan*
       10.1          BMB Munai, Inc., 2004 Stock Incentive Plan(2)
       21.1          Subsidiaries of the Company*
       23.1          Consent of BDO Kazakhstanaudit*
       23.2          Consent of Poulton & Yordan (contained in Exhibit 5.1
                       hereto)
       23.3          Consent of Chapman Petroleum Engineering, Ltd.*

*   Filed herewith.
(1) Incorporated by reference to the Company's Current Report on Form 8-K filed on January 18, 2005.
(2) Incorporated by reference to the Company's Definitive Proxy Statement on
    Form 14-A filed on September 20, 2004.

                                      II-7